Exhibit 10.37

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

EPICOR SOFTWARE CORPORATION

STELLAR ACQUISITION CORPORATION

SPECTRUM HUMAN RESOURCE SYSTEMS CORPORATION

ESTATE OF JAMES E. SPOOR, NANCY E. SPOOR AND SYBLL K. ROMLEY

AND WITH RESPECT TO SECTION 6.8(g)(iv) and ARTICLES VIII, IX AND X ONLY

SYBLL K. ROMLEY

AS SHAREHOLDER REPRESENTATIVE

AND

U.S. BANK NATIONAL ASSOCIATION

AS ESCROW AGENT

Dated as of December 13, 2010

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(Continued)

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(Continued)

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(Continued)

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INDEX OF EXHIBITS

Exhibit	Description

Exhibit A-1	Signatories to Voting Agreement and Irrevocable Proxy
Exhibit A-2	Form of Voting Agreement and Irrevocable Proxy
Exhibit B-1	Signatories to Non-Competition Agreements
Exhibit B-2	Form of Non-Competition Agreement
Exhibit C	Form of Statement of Merger
Exhibit D	Form of Letter of Transmittal
Exhibit E	Form of Legal Opinion of Counsel of the Company
Exhibit F	Form of Statement of Target Working Capital
Exhibit G	Escrow Agent Fee Schedule

Disclosure Schedule
Section 1	-	Key Employees
Section 1.6(a)(xl)	-	Terminating Employees
Section 2.1(b)	-	Directors and Officers
Section 2.1(c)	-	Business as a Foreign Corporation
Section 2.2(b)	-	Company Capital Stock
Section 2.2(c)	-	Compensation Plan and Company Options
Section 2.2(d)	-	Company Capital Stock Commitments
Section 2.2(e)	-	Voting Stock and Company Capital Stock Agreements
Section 2.3	-	Subsidiaries
Section 2.6	-	Consents
Section 2.7	-	Company Financial Statements
Section 2.9	-	No Undisclosed Liabilities; Ordinary Course
Section 2.10(b)	-	Tax Matters
Section 2.11	-	Restrictions on Business Activities
Section 2.12(a)	-	Leased Real Property
Section 2.12(e)	-	Equipment
Section 2.13(b)	-	Company Products
Section 2.13(c)	-	Technology
Section 2.13(d)	-	Registered Intellectual Property
Section 2.13(f)	-	Title to Company Intellectual Property
Section 2.13(g)	-	Third Party Intellectual Property Rights
Section 2.13(h)(1)	-	Standard Form IP Agreements
Section 2.13(h)(2)	-	Company Intellectual Property and/or Technology Agreements
Section 2.13(h)(3)	-	Infringement Indemnification
Section 2.13(j)	-	Third Party Rights
Section 2.13(m)	-	Employee Proprietary Information Agreement
Section 2.13(o)	-	Open Source Software
Section 2.13(p)	-	Source Code
Section 2.13(q)	-	Privacy Policies
Section 2.13(r)	-	Bugs
Section 2.13(s)	-	Contaminants

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Section 2.14(a)	-	Agreements, Contracts and Commitments
Section 2.14(c)	-	Third Party Breach of Material Contract
Section 2.14(e)	-	Indebtedness Prepayment Penalties
Section 2.15	-	Interested Party Transactions
Section 2.16	-	Company Authorizations
Section 2.17	-	Litigation
Section 2.18(c)	-	Environmental Matters
Section 2.20	-	Books and Records
Section 2.21	-	Brokers’ and Finders’ Fees and Third Party Expenses
Section 2.22(b)	-	Company Employee Plan and Employee Agreements
Section 2.22(f)	-	Self-Insured Plans
Section 2.22(h)	-	Post-Employment Obligations
Section 2.22(j)	-	Effect of Transaction
Section 2.22(k)	-	Employee Termination Liability
Section 2.22(o)	-	Employee Matters
Section 2.22(p)	-	Independent Contractors
Section 2.23	-	Insurance
Section 5.1	-	Conduct of Business of the Company
Section 6.13	-	Employee Severance
Section 7.2(f)	-	Terminated Agreements
Section 7.2(g)	-	Release of Liens
Section 7.2(t)	-	Payoff Letters
Section 8.2(a)(vii)	-	Indemnification Matters
Section 10.1	-	Principal Shareholders’ Addresses

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THIS AGREEMENT AND PLAN OF MERGER (the “Agreement”) is made and entered into as of December 13, 2010 by and among Epicor Software Corporation, a Delaware corporation (“Parent”), Stellar Acquisition Corporation, a Colorado corporation and a wholly-owned subsidiary of Parent (“Sub”), SPECTRUM Human Resource Systems Corporation, a Colorado corporation (the “Company”), Estate of James E. Spoor, Nancy E. Spoor and Sybll K. Romley (each, a “Principal Shareholder,” and collectively the “Principal Shareholders”), with respect to Section 6.8(g)(iv), Article VIII, Article IX and Article X hereof only, Sybll K. Romley as shareholder representative (the “Shareholder Representative”), and U.S. Bank National Association as escrow agent (the “Escrow Agent”).

RECITALS

A. The Boards of Directors of each of Parent, Sub and the Company believe it is in the best interests of each corporation and its respective shareholders that Parent acquire the Company through the merger of Sub with and into the Company (the “Merger”) and, in furtherance thereof, have approved the Merger.

B. Pursuant to the Merger, among other things, and subject to the terms and conditions of this Agreement all of the issued and outstanding capital stock and options to purchase common stock of the Company shall be converted into the right to receive the consideration set forth herein.

C. A portion of the consideration otherwise payable by Parent in connection with the Merger shall be placed in escrow by Parent as security for the indemnification obligations set forth in this Agreement.

D. The Company and the Principal Shareholders, on the one hand, and Parent and Sub, on the other hand, desire to make certain representations, warranties, covenants and other agreements in connection with the Merger.

E. As an inducement to the willingness of Parent and Sub to enter into this Agreement, concurrently with the execution of this Agreement, each of the Persons set forth on Exhibit A-1 hereto is entering into a voting agreement, in the form attached hereto as Exhibit A-1 dated as of the date hereof, with respect to their approval and adoption of this Agreement, the Merger and the other transactions contemplated hereby.

F. Concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Parent to enter into this Agreement, (i) each of the Persons listed on Exhibit B-1 has entered into and delivered to Parent a non competition and non-solicitation agreement in the form attached hereto as Exhibit B-2, to be effective as of the Closing Date (collectively, the “Non Competition Agreements”) and (ii) each of the Persons listed on Section 1 of the Disclosure Schedule (collectively, the “Key Employees”) has entered into “at will” employment arrangements with Parent or a subsidiary thereof to be effective as of the Closing Date pursuant to his or her execution and delivery of an employment agreement in a form reasonably acceptable to the parties thereto and a proprietary information and inventions assignment agreement on Parent’s standard form (collectively, the “Key Employee Employment Agreements”).

NOW, THEREFORE, in consideration of the mutual agreements, covenants and other premises set forth herein, the mutual benefits to be gained by the performance thereof, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, the parties hereby agree as follows:

ARTICLE I

THE MERGER

1.1 The Merger. At the Effective Time (as defined in Section 1.2 hereof) and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the Colorado Business Corporation Act (“Colorado Law”), Sub shall be merged with and into Company, the separate corporate existence of Sub shall cease, and the Company shall continue as the surviving company and as a wholly-owned subsidiary of Parent. The surviving corporation after the Merger is sometimes referred to hereinafter as the “Surviving Corporation.”

1.2 Effective Time. Unless this Agreement is earlier terminated pursuant to Section 9.1 hereof, the closing of the Merger (the “Closing”) will take place as promptly as practicable after the execution and delivery hereof by the parties hereto, and following satisfaction or waiver of the conditions set forth in Article VII hereof, at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, 650 Page Mill Road, Palo Alto, California, unless another time or place is mutually agreed upon in writing by Parent and the Company. The date upon which the Closing actually occurs shall be referred to herein as the “Closing Date.” On the Closing Date, the parties hereto shall cause the Merger to be consummated by filing a Statement of Merger in substantially the form attached hereto as Exhibit C, with the Secretary of State of the State of Colorado (the “Statement of Merger”), in accordance with the applicable provisions of Colorado Law (the time of acceptance by the Secretary of State of the State of Colorado of such filing shall be referred to herein as the “Effective Time”).

1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of Colorado Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise agreed to pursuant to the terms of this Agreement, all of the property, rights, privileges, powers and franchises of the Company and Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Sub shall become the debts, liabilities and duties of the Surviving Corporation.

1.4 Articles of Incorporation and Bylaws.

(a) Unless otherwise determined by Parent prior to the Effective Time, the articles of incorporation of the Surviving Corporation shall be amended and restated as of the Effective Time to be identical to the articles of incorporation of Sub as in effect immediately prior to the Effective Time, until thereafter amended in accordance with Colorado Law and as provided in such articles of incorporation; provided, however, that at the Effective Time, Article First of the articles of incorporation of the Surviving Corporation shall be amended and restated in their entirety to read as follows: “The name of the corporation is SPECTRUM Human Resource Systems Corporation.”

(b) Unless otherwise determined by Parent prior to the Effective Time, the bylaws of the Surviving Corporation shall be amended and restated as of the Effective Time to be identical to the bylaws of Sub, as in effect immediately prior to the Effective Time, until thereafter amended in accordance with Colorado Law and as provided in the articles of incorporation of the Surviving Corporation and such bylaws.

1.5 Directors and Officers.

(a) Directors of Surviving Corporation. Unless otherwise determined by Parent prior to the Effective Time, the directors of Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation immediately after the Effective Time, each to hold the office of a director of the Surviving Corporation in accordance with the provisions of Colorado Law and the articles of incorporation and bylaws of the Surviving Corporation until their successors are duly elected and qualified.

(b) Officers of Surviving Corporation. Unless otherwise determined by Parent prior to the Effective Time, the officers of Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation immediately after the Effective Time, each to hold office in accordance with the provisions of the articles of incorporation and bylaws of the Surviving Corporation.

1.6 Effect of Merger on the Capital Stock of the Constituent Corporations.

(a) Definitions. For all purposes of this Agreement, the following terms shall have the following respective meanings:

(i) “Accountant” shall mean a mutually agreeable certified public accountant at a national or regionally recognized accounting firm that has no material relationship with any of the parties to this Agreement.

(ii) “Aggregate Exercise Price” shall mean the aggregate exercise price of all Company Options outstanding as of the Effective Time.

(iii) “Agreed Upon Loss” shall mean claims made in respect of (A) the Company Indemnifying Parties’ portion of any Agent Interpleader Expenses or Agent Indemnification Expenses pursuant to clauses (vi) and (vii) of Section 8.5(e) hereof, (B) the matter set forth in Item 1 on Section 8.2(a)(vii) of the Disclosure Schedule and (C) any Dissenting Share Payments to which the Shareholder Representative has consented or which are made following the issuance of a court order with respect to the final determination of any appraisal rights under Colorado Law.

(iv) “Business Day(s)” shall mean each day that is not a Saturday, Sunday or holiday on which banking institutions located in San Francisco, California or Denver, Colorado are authorized or obligated by Law or executive order to close.

(v) “Code” shall mean the Internal Revenue Code of 1986, as amended.

(vi) “Company Capital Stock” shall mean the Company Common Stock, and any other shares of capital stock, if any, of the Company, taken together.

(vii) “Company Common Stock” shall mean shares of common stock, par value $0.10 per share, of the Company.

(viii) “Company Material Adverse Effect” shall mean any change, event, fact, circumstance or effect that is, or is reasonably likely to be, materially adverse to the business, assets (whether tangible or intangible), condition (financial or otherwise), results of operations or capitalization of the Company, taken as a whole; provided, however, that none of the following shall be deemed to constitute, in and of itself, or be taken into account in determining whether there has been, a Company Material Adverse Effect: any such adverse change, event, fact, circumstance or effect that results from (1) general business or economic conditions in the United States or in the global economy generally, (2) conditions (or changes in such conditions) in the industries in which the Company and its subsidiaries conduct business, (3) acts of terrorism or war, (4) changes in GAAP, or (5) the taking of actions which Parent has approved, consented to or requested in writing, or the taking of any action required by, this Agreement or the taking of any action required by this Agreement; except to the extent any such change, event, fact, circumstance or effect resulting from the matters described in clauses (1), (2) and (3) above disproportionately affects the Company as compared to other companies that conduct business in the industries in which the Company conducts business (in which case, only the extent of such disproportionate effects (if any) shall be taken into account when determining whether a “Company Material Adverse Effect” has occurred or may, would or could occur).

(ix) “Company Optionholder” shall mean each holder of Company Options immediately prior to the Effective Time.

(x) “Company Options” shall mean all issued and outstanding options (including commitments to grant options) to purchase or otherwise acquire Company Capital Stock (whether or not vested) held by any Person.

(xi) “Company Shareholder” shall mean any holder of Company Capital Stock immediately prior to the Effective Time.

(xii) “Dollars” or “$” shall mean United States Dollars.

(xiii) “Escrow Agent” shall mean U.S. Bank National Association, or another institution acceptable to Parent and the Shareholder Representative.

(xiv) “Export Approvals” shall mean export and import licenses, license exceptions and other consents, notices, waivers, approvals, orders, authorizations, registrations, declarations and filings with any Governmental Entity required for (i) the export, import and reexport of products, services, software and technologies and (ii) releases of technologies and software to foreign nationals located in the United States and abroad.

(xv) “Export and Import Control Laws” shall mean any U.S. or applicable non-U.S. Law, regulation, or order governing (i) imports, exports, reexports, or transfers of products, services, software, or technologies from or to the United States or another country; (ii) any release of technology or software in any foreign country or to any foreign Person (anyone other than a citizen or lawful permanent resident of the United States, or a protected individual as defined by 8 U.S.C. § 1324b(a)(3)) located in the United States or abroad; (iii) economic sanctions or embargoes; or (iv) compliance with unsanctioned foreign boycotts.

(xvi) “GAAP” shall mean United States generally accepted accounting principles consistently applied.

(xvii) “Government Contract” shall mean (i) any Contract, bidded on, solicited, or entered into by or on behalf of the Company with a Governmental Entity, or (ii) any Contract or subcontract bidded on, solicited, or entered into by or on behalf of the Company or any of its subsidiaries, which, by its terms, relates to a Contract to which a Governmental Entity is a party.

(xviii) “Governmental Entity” shall mean any government, any governmental or regulatory entity or body, department, commission, board, agency or instrumentality, and any court, tribunal or judicial body, in each case whether federal, state, county, provincial, and whether local or foreign.

(xix) “HIPAA” shall mean the Health Insurance Portability and Accountability Act of 1996.

(xx) “Indebtedness” shall mean and include all Liabilities and obligations, including any applicable fees, penalties (including with respect to any prepayment thereof), interest and premiums: (i) for borrowed money; (ii) evidenced by notes, bonds, debentures or similar instruments; (iii) for the deferred purchase price of goods or services (other than trade payables or accruals incurred in the ordinary course of business); (iv) under capital leases; or (v) in the nature of guarantees of the obligations described in clauses (i) through (iv) above of any other Person.

(xxi) “Indemnification Escrow Amount” shall mean an amount equal to Two Million Four Hundred Thousand Dollars ($2,400,000.00).

(xxii) “Knowledge” or “Known” shall mean, (i) with respect to the Company, the actual knowledge of Nancy E. Spoor, Sybll K. Romley, Joseph D. Romley, J. Mark Sherock, Matthew N. Keitlen and Ryan N. Bergstrom, and (ii) with respect to any Principal Shareholder, the actual knowledge of such Principal Shareholder.

(xxiii) “Law” means any non-U.S. or U.S. federal, state or local law, statute, rule, regulation, administrative ruling, order or process (including any zoning or land use law, building code, environmental law, securities, stock exchange, blue sky, civil rights, employment, labor or occupational health and safety law or regulation or any law, order, rule or regulation applicable to federal contractors).

(xxiv) “Liability” or “Liabilities” shall mean, with respect to any Person, all liabilities of any kind (whether known or unknown, contingent, accrued, due or to become due, secured or unsecured, matured or otherwise), including but not limited to accounts payable, royalties payable, and other reserves, Taxes, accrued bonuses, accrued vacation, employee expense obligations and all other liabilities of such Person or any of its Subsidiaries, regardless of whether such liabilities are required to be reflected on a balance sheet in accordance with GAAP, including, with respect to the Company, Third Party Expenses.

(xxv) “Lien” shall mean any lien, pledge, charge, claim, mortgage, security interest or other encumbrance of any sort.

(xxvi) “Parent Common Stock” shall mean the common stock of Parent, par value $0.001 per share.

(xxvii) “Per Share Amount” shall mean the quotient obtained by dividing (x) the Total Consideration less the amount of any outstanding Indebtedness of the Company as of the Closing, other than Permitted Indebtedness, by (y) the Total Outstanding Shares.

(xxviii) “Permitted Indebtedness” shall mean the outstanding capital lease obligations and equipment term loans collectively identified as “capital lease obligations” on the Company’s balance sheet as of December 31, 2009, which shall be no greater than $272,000.

(xxix) “Permitted Lien” shall mean any Lien (i) reflected in the Current Balance Sheet, (ii) Liens for Taxes not yet due and payable, (iii) mechanics’, carriers’, workers’, repairers’ and other similar Liens imposed by applicable Law and incurred in the ordinary course of business, (iv) pledges or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security registration, and (v) which was incurred in the ordinary course of business since the date of Current Balance Sheet and is immaterial in amount.

(xxx) “Person” shall mean an individual or entity, including a partnership, limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a Governmental Entity.

(xxxi) “Pro Rata Portion” shall mean, with respect to each Company Indemnifying Party, a percentage equal to the quotient of (x) the aggregate amount of Total Consideration receivable by such Company Indemnifying Party at the Closing pursuant to the terms of this Agreement with respect to Company Capital Stock and Company Options held by such Company Indemnifying Party immediately prior to the Effective Time, divided by (y) the aggregate amount of Total Consideration receivable by all Company Indemnifying Parties at the Closing pursuant to this Agreement with respect to Company Capital Stock and Company Options immediately prior to the Effective Time, in the case of both clause (x) and (y), prior to giving effect to any applicable tax withholdings or contributions to the Escrow Fund.

(xxxii) “Related Agreements” shall mean the Confidentiality Agreement, the Non-Competition Agreements, and all other agreements entered into by Parent, Sub, the Company and the Company Shareholders in connection with the transactions contemplated herein.

(xxxiii) “SEC” shall mean the United States Securities and Exchange Commission.

(xxxiv) “Shareholder Pro Rata Portion” shall mean, with respect to each Company Shareholder, a percentage equal to the quotient of (x) the aggregate amount of Total Consideration receivable by such Company Shareholder at the Closing pursuant to the terms of this Agreement with respect to Company Capital Stock held by such Company Shareholder immediately prior to the Effective Time, divided by (y) the aggregate amount of Total Consideration receivable by all Company Shareholders at the Closing pursuant to this Agreement with respect to Company Capital Stock as of the immediately prior to the Effective Time, in the case of both clause (x) and (y), prior to giving effect to any applicable tax withholdings or contributions to the Escrow Fund.

(xxxv) “Statement of Target Working Capital” shall mean the calculation of Working Capital of the Company attached hereto as Exhibit F.

(xxxvi) “Subsidiary” of any Person shall mean, with respect to any party, any corporation or other organization, whether incorporated or unincorporated, of which (i) such party or any other Subsidiary of such party is a general partner, manager or managing member, (ii) such party or any Subsidiary of such party owns in excess of a majority of the outstanding equity or voting securities or interests or (iii) such party or any Subsidiary of such party has the right to elect at least a majority of the board of directors or others performing similar functions with respect to such corporation or other organization.

(xxxvii) “Target Working Capital” shall mean negative one million fifty thousand Dollars (-$1,050,000).

(xxxviii) “Tax Contest” has the meaning provided in Section 6.8(e)(vi) hereof.

(xxxix) “Tax Return” means any federal, state, local and non-U.S. form, return, report or information statement, including K-1s, elections, declarations, disclosures, schedules, estimates, claims for refund, and any attached supporting information, filed or required to be filed by the Company or the Surviving Corporation with respect to Taxes.

(xl) “Terminating Employee(s)” shall mean employee(s) of the Company set forth on Section 1.6(a)(xl) of the Disclosure Schedule.

(xli) “Total Consideration” shall mean an amount equal to sixteen million Dollars ($16,000,000.00) plus or minus, as applicable, the Working Capital Adjustment Amount (as provided in Section 1.8(a) hereof).

(xlii) “Total Outstanding Shares” shall mean the aggregate number of shares of Company Capital Stock (including Company Options, and any other rights whether vested or unvested convertible into, exercisable for or exchangeable for, shares of Company Capital Stock on an as-converted, exercised or exchanged to Company Capital Stock basis) issued and outstanding immediately prior to the Effective Time, on an as converted to Company Common Stock basis.

(xliii) “Working Capital” shall mean (a) current assets of the Company, which shall include the line items set forth under current assets in the Statement of Target Working Capital less (b) the current Liabilities of the Company, which shall include the line items set forth under current liabilities in the Statement of Target Working Capital, in each case as determined in accordance with GAAP, applied using the same accounting methods, practices, principles, policies and procedures that were used in the preparation of the Interim Financial Statements. For the avoidance of doubt, (x) current assets of the Company shall include the Aggregate Exercise Price and (y) current Liabilities of the Company shall (i) exclude deferred rent, whether or not classified as a current Liability and all taxes for any period attributable to any change in method of accounting arising in connection with or attributable to the Merger and (ii) include, and the Statement of Working Capital or Parent Statement of Working Capital, as applicable, shall reflect, all Taxes of the Company attributable to the Pre-Closing Tax Period, including any employment or payroll taxes with respect to any bonuses, cash-out of options or other compensatory payments in connection with the transactions contemplated by this Agreement. Working Capital shall disregard 50% of the premium for the D&O Tail. Current Liabilities shall not be taken into account in calculating Working Capital to the extent they are (i) repaid or terminated without further obligation before Closing or (ii) to the extent they are repaid at Closing without further obligation through the use of funds that are both (A) not included as cash in the calculation of the Working Capital and (B) not provided by Parent on behalf of the Company or any Company Shareholder.

(xliv) “Working Capital Escrow Amount” shall mean an amount equal to two hundred thousand Dollars ($200,000.00).

(b) Effect on Capital Stock. At the Effective Time, by virtue of the Merger and subject to Section 1.7 regarding Dissenting Shares, without any action on the part of Sub, the Company or the holders of shares of Company Capital Stock, each share of Company Capital Stock issued and outstanding immediately prior to the Effective Time, other than Dissenting Shares, upon the terms and subject to the conditions set forth in this Section 1.6(b) and throughout this Agreement, including, without limitation, the escrow provisions set forth in Section 1.8 and Article VIII hereof, will be cancelled and extinguished and will be converted automatically into the right to receive upon surrender of the certificate representing such shares of Company Capital Stock (each a “Company Stock Certificate”) in the manner provided in Section 1.9 hereof, the Per Share Amount (without interest thereon).

Notwithstanding the foregoing, each Company Shareholder’s Pro Rata Portion of the Indemnification Escrow Amount and the Working Capital Escrow Amount shall be withheld from the Per Share Amount and placed in escrow pursuant to the escrow provisions of Section 1.8 and Article VIII hereof.

(c) Treatment of Outstanding Equity Awards.

(i) Effect on Company Options. No outstanding Company Options shall be assumed by Parent. The Company shall take such action as may be necessary so that, (i) immediately prior to the Effective Time, the vesting of each Company Option that remains outstanding as of immediately prior to the Effective Time shall be accelerated in full, (ii) each Company Option that remains outstanding as of immediately prior to the Effective Time shall be cancelled and terminated as of the Effective Time, and (iii) as of the Effective Time, each holder of a cancelled and terminated Company Option with an exercise price per share less than the Per Share Amount shall be entitled to receive from Parent, upon the terms and subject to the conditions set forth in this Section 1.6(c) and throughout this Agreement, including, without limitation, the escrow provisions set forth in Section 1.8 and Article VIII hereof, an amount in cash, without interest, with respect to each share of Company Common Stock subject thereto, equal to the excess, if any, of the Per Share Amount over the per share exercise price of such Company Option (such amount being hereinafter referred to as the “Option Consideration”). The payment of the Option Consideration shall be reduced by any income or employment tax withholding required under the Code or any provision of state, local or foreign tax Law with respect to the making of such payment (the “Withholding Amount”). To the extent that amounts are so withheld, such withheld amounts shall be timely paid to the appropriate Governmental Entity and shall be treated for all purposes of this Agreement as having been paid to the holder of such Company Option. Notwithstanding the foregoing, each Company Optionholder’s Pro Rata Portion of the Escrow Amount and the Working Capital Escrow Amount shall be withheld and placed in escrow pursuant to the escrow provisions of Section 1.8 and Article VIII hereof.

(ii) Necessary Actions. Prior to the Effective Time, and subject to the review and approval of Parent, the Company shall take all actions necessary to effect the transactions contemplated by this Section 1.6(c) under the Company’s 2000 Stock Option Plan, as amended (the “Plan”), all agreements evidencing Company Options and any other plan or arrangement of the Company (whether written or oral, formal or informal), including delivering all required notices and obtaining any required consents, such that immediately prior to the Effective Time the Company shall not have any outstanding equity interests other than shares of Company Common Stock and Company Options.

(d) Capital Stock of Sub. Each share of common stock of Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of Common Stock of the Surviving Corporation. Each stock certificate of Sub evidencing ownership of any such shares shall continue to evidence ownership of such shares of capital stock of the Surviving Corporation.

1.7 Dissenting Shares.

(a) Notwithstanding any other provisions of this Agreement to the contrary, any shares of Company Capital Stock held by a holder who has not effectively withdrawn or lost such holder’s appraisal rights under Title 7, Article 113 of Colorado Law (the “Dissenting Shares”) shall not be converted into or represent a right to receive the applicable consideration for Company Capital Stock set forth in Section 1.6 hereof, but the holder thereof shall only be entitled to such rights as are provided by Colorado Law.

(b) Notwithstanding the provisions of Section 1.7(a) hereof, if any holder of Dissenting Shares shall effectively withdraw or lose (through failure to perfect or otherwise) such holder’s appraisal rights under Colorado Law, then, as of the later of the Effective Time and the occurrence of such event, such holder’s shares shall automatically be converted into and represent only the right to receive the consideration for Company Capital Stock, as applicable, set forth in Section 1.6 hereof, without interest thereon, and subject to the provisions of Section 1.8 and Section 8.5 hereof, upon surrender of the certificate representing such shares.

(c) The Company shall give Parent (i) prompt notice of any written demand for appraisal received by the Company pursuant to the applicable provisions of Colorado Law, and (ii) the opportunity to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any such demands or offer to settle or settle any such demands. Any communication to be made by the Company to any Company Shareholder with respect to such demands shall be submitted to Parent in advance and, unless required by applicable Law shall not be presented to any Company Shareholder prior to the Company receiving Parent’s consent, which shall not be unreasonably delayed or withheld. Notwithstanding the foregoing, to the extent that Parent, the Surviving Corporation or the Company (i) makes any payment or payments in respect of any Dissenting Shares in excess of the consideration that otherwise would have been payable in respect of such shares in accordance with this Agreement or (ii) incurs any other costs or expenses, (including specifically, but without limitation, attorneys’ fees, costs and expenses in connection with any action or proceeding or in connection with any investigation) in respect of any Dissenting Shares (excluding payments for such shares) (together “Dissenting Share Payments”), Parent shall be entitled to recover under the terms of Article VIII hereof the amount of such Dissenting Share Payments without regard to the Deductible (as defined in Section 8.3(a) hereof), provided, that, if Parent or the Surviving Corporation makes any Dissenting Share Payments without either (i) the prior written consent of the Shareholder Representative, which consent will not be unreasonably delayed or withheld, or (ii) a court order issued upon conclusion of any action or proceeding with respect to the final determination of any appraisal rights under Colorado Law, then the amount of the Dissenting Share Payments shall not be determinative of the amount of Damages for purposes of Article VIII.

1.8 Closing Working Capital Adjustment.

(a) No later than three (3) Business Days before the Closing Date, the Company will deliver to Parent, a statement (the “Statement of Working Capital”) setting forth the Working

Capital as of the Closing (the “Closing Working Capital”). The Statement of Working Capital will be prepared by the Company in accordance with this Agreement and GAAP, applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications that were used in the preparation of the Statement of Target Working Capital. Upon Parent’s receipt of the Statement of Working Capital, the Company will, upon Parent’s reasonable request, make available during reasonable business hours to Parent and its independent accountants (i) a copy of all workpapers and other books and records utilized by the Company in the preparation of the Statement of Working Capital and (ii) any employee of the Company that participated in the preparation of the Statement of Working Capital. If Parent disputes the Statement of Working Capital (or any portion thereof) prior to the Closing, then Parent and the Company will negotiate in good faith to resolve any such dispute at or prior to Closing, but the resolution of any such dispute is not a condition to Closing. If the Closing Working Capital (x) is less than the Target Closing Working Capital, then the Total Consideration shall be decreased by such difference, or (y) is more than the Target Closing Working Capital, then the Total Consideration shall be increased by such difference (with such adjustment amount under (x) and (y) of this sentence being the “Working Capital Adjustment Amount”).

(b) Promptly, but in any event within 60 days after the Closing Date, Parent will prepare or cause the Surviving Corporation to prepare and deliver to the Shareholder Representative a statement (the “Parent Statement of Working Capital”) setting forth Parent’s calculation of the Working Capital as of the Closing. The Parent Statement of Working Capital will be prepared in accordance with this Agreement and GAAP, applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications that were used in the preparation of the Statement of Target Working Capital.

(c) The Shareholder Representative shall have a period of up to thirty (30) days from the receipt of the Parent Statement of Working Capital from Parent to dispute the Parent Statement of Working Capital. Upon the Shareholder Representative’s receipt of the Parent Statement of Working Capital, Parent will, upon the Shareholder Representative’s reasonable request, make available during reasonable business hours to the Shareholder Representative and its accountants (i) a copy of all workpapers and other books and records utilized by Parent in the preparation of the Parent Statement of Working Capital and (ii) any employee of Parent or the Surviving Corporation that participated in the preparation of the Parent Statement of Working Capital. If, as a result of such review, the Shareholder Representative disagrees with the Parent Statement of Working Capital, the Shareholder Representative shall deliver a notice (a “Notice of Objection”) in writing to Parent prior to the expiration of such 30-day review period. The Notice of Objection shall set forth in reasonable detail the adjustments the Company proposes to make to the Parent Statement of Working Capital and the basis therefor and shall be consistent with the provisions of this Section 1.8. If (i) the Shareholder Representative agrees with the Parent Statement of Working Capital or (ii) the Shareholder Representative fails to deliver a Notice of Objection to Parent prior to the expiration of such 30 day review period, then, in either case, the Parent Statement of Working Capital as prepared by Parent on behalf of the Company shall be final and binding on the parties.

(d) If the Shareholder Representative delivers a Notice of Objection to Parent in a timely manner pursuant to Section 1.8(c)) above, then Parent and the Shareholder Representative shall attempt in good faith to resolve and finally determine the amount of the Working Capital as of the Closing within fifteen (15) days from the date of receipt of the Notice of Objection. If Parent and the Shareholder Representative cannot reach agreement within such 15-day period (or such longer period as Parent and the Shareholder Representative may mutually agree in writing), the parties shall refer the matter to an Accountant for binding resolution. Promptly upon referral of the dispute to the Accountant, (i) Parent shall submit the Parent Statement of Working Capital and the Shareholder Representative shall submit the Statement of Working Capital and the Notice of Objection, in both cases together with all supporting documentation and work papers, (ii) each party shall reasonably cooperate with the Accountant and promptly respond to any requests for additional information or documents, (iii) each party shall execute the Accountant’s standard form of engagement letter, (iv) each party will be afforded the opportunity to present to the Accountant any material relating to the determination of the matters in dispute and to discuss such determination with the Accountant, and (v) to the extent that a value has been assigned to any component of Working Capital that remains in dispute, the Accountant shall not assign a value to such component of Working Capital that is greater than the greatest value for such component of Working Capital claimed by either party or less than the smallest value for such component of Working Capital claimed by either party. The fees, costs and expenses of the Accountant’s review and report shall be allocated to and borne by Parent, on one hand, and the Company Indemnifying Parties through the Escrow Fund in accordance with Section 8.2(a), on the other hand, based on the inverse of the percentage that the Independent Accountant’s determination (before such allocation) bears to the total amount of the total items in dispute as originally submitted to the Accountant. For example, should the items in dispute total in amount to one thousand Dollars ($1,000) and the Accountant awards six hundred Dollars ($600) in favor of Shareholder Representative’s position, sixty percent (60%) of the costs of its review would be borne by Parent and forty percent (40%) of the costs would be borne by the Company Indemnifying Parties through the Escrow Fund in accordance with Section 8.2(a).

(e) The Accountant shall calculate the components of Working Capital that are the subject of the Notice of Objection in a manner consistent with this Agreement, as promptly as may be reasonably practicable. The Accountant shall deliver to Parent and the Shareholder Representative concurrently a written opinion setting forth a final determination of the Working Capital as of the Closing which shall be made up of (i) the line items set forth in the Parent Statement of Working Capital delivered by Parent, to the extent that such line items are not the subject of the Notice of Objection and (ii) the line items determined by the Accountant with respect to line items that are the subject of the Notice of Objection (the “Final Statement of Working Capital”). The determination of the Accountant shall be final and binding on the parties, effective as of the date the Accountant’s written opinion is received by Parent and the Shareholder Representative, and shall constitute an arbitral award that is final and binding on each of Parent and the Company Indemnifying Parties, and no party shall seek further recourse to courts, other tribunals or otherwise, other than to enforce the Accountant’s written opinion.

(f) As used herein, the “Final Adjustment Amount” means an amount equal to the difference of (x) the Working Capital as set forth on the Final Statement of Working Capital; and (y) the Target Working Capital. To the extent that the Final Adjustment Amount exceeds the Working Capital Adjustment Amount, Parent (or the Paying Agent on behalf of Parent) will (i) pay to each Indemnifying Party its Pro Rata Portion of such excess and (ii) instruct the Escrow Agent to release to each Indemnifying Party its Pro Rata Portion of the Working Capital Escrow Amount within two (2) Business Days of the final determination of the Final Statement of Working Capital in accordance with this Section 1.8. To the extent that the Final Adjustment Amount is less than the Working Capital Adjustment Amount, (i) the Escrow Agent shall release the amount of such deficiency (the “Excess Liabilities”) to Parent from the Working Capital Escrow Amount held in the Escrow Fund and (ii) Parent will instruct the Escrow Agent to release to each Indemnifying Party its Pro Rata Portion of any amounts of the Working Capital Escrow Amount remaining in the Escrow Fund, if any, within two (2) Business Days of the final determination of the Final Adjustment Amount. If the Working Capital Escrow Amount is insufficient to cover the Excess Liabilities, the Excess Liabilities shall be paid out of the Indemnification Escrow Amount in accordance with Section 8.2(a).

1.9 Surrender of Certificates.

(a) Exchange Agent. Parent, U.S. Bank National Association or any other institution selected by Parent may serve as the exchange agent (the “Exchange Agent”) for the Merger. Parent will pay all fees and expenses of the Exchange Agent, in its capacity as Exchange Agent, relating to the provision of the services contemplated by this Agreement.

(b) Parent to Provide Cash. At the Effective Time, Parent shall (i) make available to the Exchange Agent for exchange in accordance with this Article I the cash payable pursuant to Section 1.6 hereof in exchange for outstanding shares of Company Capital Stock and (ii) transfer to the Company’s third party payroll agent, an amount equal to the cash payable pursuant to Section 1.6 hereof to Company Optionholders; provided, however, that, on behalf of the Company Indemnifying Parties, Parent shall deposit into the Escrow Fund (as defined in Section 8.5(a) hereof) cash equal to the Indemnification Escrow Amount and the Working Capital Escrow Amount out of the aggregate cash Total Consideration otherwise payable to the Company Shareholders and Company Optionholders pursuant to Section 1.6 hereof. Each Company Shareholder and Company Optionholder shall be deemed to have contributed his or her Pro Rata Portion of the Indemnification Escrow Amount and the Working Capital Escrow Amount to the Escrow Fund, rounded to the nearest cent (with amounts greater than or equal to $0.005 rounded up). In addition, Parent will deposit cash equal to the Gross-Up Amount with the Escrow Agent in accordance with Section 6.8(g)(iv).

(c) Exchange Procedures.

(i) As soon as practicable, but no later than three Business Days following the Effective Date, Parent shall pay or cause the Surviving Corporation to pay to the Company Optionholders, the aggregate Option Consideration due to such holders, less any applicable withholdings, such payment to be processed through a special payroll run. The Company or the

Surviving Corporation shall deduct the Withholding Amount and distribute the remainder of such Option Consideration to the Company Optionholders in accordance with the terms hereof. Any Withholding Amount so withheld pursuant to Applicable Law in connection with the Company Options shall be treated for all purposes of this Agreement as having been paid to the Company Optionholder in respect of which such deduction and withholding was made.

(ii) No later than three (3) Business Days following the Effective Time, Parent shall cause the Exchange Agent to mail or otherwise deliver to each Company Shareholder a Shareholder letter of transmittal in substantially the form attached hereto as Exhibit D (the “Letter of Transmittal”) to the address set forth opposite such Company Shareholder’s name on the Spreadsheet. The Company may also provide the Letter of Transmittal to any Company Shareholder prior to the Closing. After receipt of such Letter of Transmittal and any other documents that Parent or the Exchange Agent may reasonably require in order to effect the exchange (the “Exchange Documents”), such Company Shareholder shall surrender his or her Company Stock Certificates to the Exchange Agent for cancellation together with duly completed and validly executed Exchange Documents. If a Company Shareholder submits the Exchange Documents and his or her Company Stock Certificates to the Exchange Agent prior to the Closing, the Exchange Agent will hold such documents in escrow pending the Closing. Following the Closing, upon surrender of the Company Stock Certificates and Exchange Documents, the holder of such Company Stock Certificates shall be entitled to receive from the Exchange Agent, by check or wire transfer of immediately available funds, the cash constituting the portion of the Total Consideration to which such Company Shareholder is entitled less any applicable Tax withholding. Parent shall use reasonable best efforts to cause the Exchange Agent to pay the portion of the Total Consideration to which a Company Shareholder is entitled less applicable Tax withholding within three (3) Business Days of the Exchange Agent’s receipt of such Company’s Shareholder’s Exchange Documents and Company Stock Certificates in proper form, provided, that, if a Company Shareholder submits the Exchange Documents and Company Stock Certificates in proper form at least two (2) Business Days prior to the Closing, such Company Shareholder shall receive payment on the Closing Date or as soon as practicable thereafter. The Company Stock Certificates so surrendered shall be canceled. Until so surrendered, after the Effective Time, subject to appraisal rights under Colorado Law, each Company Stock Certificate will be deemed, for all corporate purposes thereafter, to evidence only the right to receive the consideration provided for in this Article I. No portion of the Total Consideration shall be paid to any Company Shareholder unless and until the holder of record of such Company Stock Certificate shall surrender such Company Stock Certificate and the Exchange Documents pursuant hereto.

(d) Transfers of Ownership. If any cash amounts are to be disbursed pursuant to Section 1.6 hereof to any person other than the person or entity whose name is reflected on the Company Stock Certificate surrendered in exchange therefore, it will be a condition of the issuance or delivery thereof that the certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange will have paid to Parent or any agent designated by it any transfer or other taxes required by payment of any portion of the Total Consideration in any name other than that of the registered holder of the certificate surrendered, or established to the satisfaction of Parent or any agent designated by it that such tax has been paid or is not payable.

(e) Return of the Exchange Fund. At any time following the last day of the six (6) month period following the Effective Time, Parent shall be entitled to require the Exchange Agent to deliver to Parent or its designated successor or assign any portion of the consideration payable in respect of shares of Company Capital Stock that has been deposited with the Exchange Agent pursuant to Section 1.6 hereof, and not disbursed pursuant to Section 1.6 hereof, and thereafter the Company Shareholders shall be entitled to look only to Parent (subject to the terms of Section 1.9(f) hereof) as general creditors thereof with respect to any and all cash amounts that may be payable to such Persons pursuant to Section 1.6 hereof. No interest shall be payable for the cash amounts delivered to Parent pursuant to the provisions of this Section 1.9(e) and which are subsequently delivered to the Company Shareholders.

(f) No Liability. Notwithstanding anything to the contrary in this Section 1.8(a), neither the Exchange Agent, the Surviving Corporation, nor any party hereto shall be liable to a holder of shares of Company Capital Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Law.

1.10 No Further Ownership Rights in Company Capital Stock. The cash amounts paid or payable in respect of the surrender for exchange of shares of Company Capital Stock in accordance with the terms hereof shall be deemed to be full satisfaction of all rights pertaining to such shares of Company Capital Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Capital Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Company Stock Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

1.11 Lost, Stolen or Destroyed Certificates. In the event any Company Stock Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed certificates, upon the making of an affidavit of that fact by the holder thereof, such amount, if any, as may be required pursuant to Section 1.6 hereof; provided, however, that Parent may, in its discretion and as a condition precedent to the issuance thereof, require the Shareholder who is the owner of such lost, stolen or destroyed certificates to either (i) deliver a bond in such amount as it may reasonably direct or (ii) provide an indemnification agreement in a form and substance acceptable to Parent, against any claim that may be made against Parent or the Exchange Agent with respect to the certificates alleged to have been lost, stolen or destroyed.

1.12 Withholding Taxes. Notwithstanding any other provision of this Agreement, the Company and, on its behalf, Parent, the Surviving Corporation, the Exchange Agent and the Escrow Agent shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement such amounts as may be required to be deducted or withheld therefrom under any provision of U.S. federal, state, local or non-U.S. Tax Law, and to request any necessary Tax forms, including Internal Revenue Service Form W-9 or the appropriate version of Form W-8, as applicable, or any similar information. To the extent any such amounts are so deducted or withheld and timely remitted to the appropriate taxing authority, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

1.13 Taking of Necessary Action; Further Action. If at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company, Parent, Sub, and the officers and directors of the Company, Parent and Sub are fully authorized in the name of their respective corporations to take, and will take, all such lawful and necessary action.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

AND THE PRINCIPAL SHAREHOLDERS

The Company and, severally and not jointly, each of the Principal Shareholders hereby represent and warrant to Parent and Sub, subject to such exceptions as are specifically disclosed in the disclosure schedule supplied by the Company and the Principal Shareholders to Parent and Sub (the “Disclosure Schedule”) and dated as of the date hereof, on the date hereof and (except where a representation or warranty is made herein as of a specified date) as of the Effective Time, as though made at the Effective Time, as follows:

2.1 Organization of the Company.

(a) The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Colorado. The Company has the requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as currently conducted and as currently contemplated to be conducted. The Company is duly qualified or licensed to do business and in good standing as a foreign corporation in each jurisdiction in which the character or location of its assets or properties (whether owned, leased or licensed) or the nature of its business make such qualifications necessary, except where the failure to so qualify or to be in good standing would not reasonably be expected to be material to the Company. The Company has delivered to Parent a true and correct copy of its articles of incorporation, as amended to date (the “Articles of Incorporation”) and bylaws, as amended to date, each in full force and effect on the date hereof (collectively, the “Charter Documents”). The Company is not in violation of any of the provisions of its Charter Documents. The Board of Directors of the Company has not approved or proposed any amendment to any of the Charter Documents not reflected therein.

(b) Section 2.1(b) of the Disclosure Schedule lists the directors and officers of the Company as of the date hereof. The operations now being conducted by the Company are not now and have never been conducted by the Company under any other name.

(c) Section 2.1(c) of the Disclosure Schedule lists every state or foreign jurisdiction in which the Company is qualified or licensed to do business as a foreign corporation or has employees or facilities.

2.2 Company Capital Structure.

(a) The authorized capital stock of the Company consists of five million (5,000,000) shares of Company Common Stock, of which three million, six thousand, three hundred (3,006,300) shares are issued and outstanding.

(b) As of the date hereof, the Company Capital Stock is held by the Persons with the domicile addresses and in the amounts set forth on Section2.2(b) of the Disclosure Schedule which further sets forth for each such Person the number of shares held by such Person, the applicable stock certificate number(s) representing such shares, the number of shares subject to repurchase, whether any such repurchase rights will lapse, in whole or in part, as a result of this Agreement and the transactions contemplated hereby, and, to the extent such shares are not fully vested, the vesting schedule for such shares and whether any of such shares were eligible for an election under Section 83(b) of the Code, including the date of issuance of such shares, and whether such election under Section 83(b) of the Code was timely made. All outstanding shares of Company Capital Stock are duly authorized, validly issued, fully paid and non-assessable and have been issued in accordance with the Charter Documents. Except as set forth in Section 2.2(b) of the Disclosure Schedule, the outstanding shares of Company Capital Stock are not subject to preemptive rights created by statute, the Charter Documents, or any agreement to which the Company is a party or by which it is bound. Except as set forth in Section 2.2(b) of the Disclosure Schedule, there are no outstanding shares of Company Capital Stock that constitute unvested restricted stock or that are otherwise subject to a repurchase or redemption right. There are no declared or accrued but unpaid dividends with respect to any shares of Company Capital Stock. Except as set forth in Section 2.2(b) of the Disclosure Schedule, the Company has no other capital stock authorized, issued or outstanding.

(c) Except for the Plan or as set forth in Section 2.2(c) of the Disclosure Schedule, the Company has never adopted, sponsored or maintained any stock option plan or any other plan or agreement providing for equity compensation to any Person. The Company has reserved 700,000 shares of Company Common Stock for issuance to employees and directors of, and consultants to, the Company upon the issuance of stock or the exercise of options granted under the Plan, of which (i) 372,000 shares are issuable upon the exercise of outstanding, unexercised options granted under the Plan, (ii) no shares have been issued in the form of restricted stock granted under the Plan and remain outstanding as of the date hereof, and (iii) no shares remain available for future grant. Section 2.2(c) of the Disclosure Schedule sets forth, as of the date hereof, for each outstanding Company Option, the name of the holder of such option or warrant, the domicile address of such holder (to the extent such address is contained in the stock records of the Company), the type and number of shares of Company Capital Stock issuable upon the exercise of such option, the exercise price of such option or warrant, the date of grant of such option or warrant and whether such option is a nonstatutory option or intended to qualify as an incentive stock option as defined in

Section 422 of the Code. True and complete copies of all agreements and instruments relating to or issued under the Plan have been provided or made available to Parent, and such agreements and instruments have not been amended, modified or supplemented other than as provided in this Agreement, and there are no agreements to amend, modify or supplement such agreements or instruments from the forms thereof provided to Parent.

(d) Except as set forth in Section 2.2(d) of the Disclosure Schedule, there are no options, warrants, calls, rights, convertible securities, commitments or agreements of any character, written or oral, to which the Company is a party or by which the Company is bound obligating the Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of the capital stock of the Company or obligating the Company to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or other similar rights with respect to the Company. As a result of the Merger, upon the Effective Time, Parent will be the sole record and beneficial holder of all issued and outstanding Company Capital Stock and all rights to acquire or receive any shares of Company Capital Stock, whether or not such shares of Company Capital Stock are outstanding.

(e) Except as set forth in Section 2.2(e) of the Disclosure Schedule and except as contemplated hereby, there are no (i) voting trusts, proxies, or other agreements or understandings with respect to the voting stock of the Company to which the Company is a party or of which the Company has Knowledge and (ii) agreements to which the Company is a party relating to the registration, sale or transfer (including agreements relating to rights of first refusal, co sale rights or “drag along” rights) of any Company Capital Stock.

2.3 Subsidiaries. The Company does not have and, except as set forth in Section2.3 of the Disclosure Schedule, the Company has never had any Subsidiaries or affiliated companies and does not otherwise own and has never otherwise owned any shares of capital stock or any interest in, or control, directly or indirectly, any other corporation, limited liability company, partnership, association, joint venture or other business entity.

2.4 Authority. The Company has all requisite corporate power and authority to enter into this Agreement and any Related Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and any Related Agreements to which the Company is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Company and no further action is required on the part of the Company to authorize the Agreement and any Related Agreements to which it is a party and the transactions contemplated hereby and thereby, subject only to the approval of this Agreement by the Company Shareholders. The vote required to approve this Agreement by the Company Shareholders is two-thirds (2/3) of the shares of Company Common Stock issued and outstanding (such vote, the “Requisite Shareholder Vote”). The Requisite Shareholder Vote is the only vote, approval or consent of the holders of any class or series of Company Capital Stock or any other securities of the Company that is necessary to adopt this Agreement and approve the transactions contemplated hereby. This Agreement and the Merger have been unanimously approved by the Board of Directors of the Company. This Agreement and each of the Related Agreements to which the Company is a party has been duly executed and delivered by the Company and assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitute the valid and binding obligations of the Company enforceable against it in accordance with their respective terms, except as such enforceability may be subject to the Laws of general application relating to bankruptcy, insolvency, fraudulent transfer and the relief of debtors and rules of Law governing specific performance, injunctive relief, or other equitable remedies.

2.5 No Conflict. Except as set forth in Section 2.6 of the Disclosure Schedule, the execution and delivery by the Company of this Agreement and any Related Agreement to which the Company is a party, and the consummation of the transactions contemplated hereby and thereby, will not conflict with or result in any violation of or default under (with or without notice or lapse of time, or both) or give rise to any payment obligation, or a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit under (any such event, a “Conflict”) (i) any provision of the Charter Documents, as amended, (ii) any Material Contract, or (iii) any judgment, order, decree, statute, Law, ordinance, rule or regulation applicable to the Company or any of its properties (whether tangible or intangible) or assets.

2.6 Consents.

(a) No consent, notice, waiver, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity or under any Material Contract (so as not to trigger any Conflict), is required by, or with respect to, the Company or the Principal Shareholders in connection with the execution and delivery of this Agreement and any Related Agreement to which the Company or a Principal Shareholder is a party or the consummation of the transactions contemplated hereby and thereby, except for (i) such consents, notices, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable securities Laws, (ii) the filing of the Statement of Merger with the Secretary of State of the State of Colorado and (iii) such notices, consents, waivers and approvals as are set forth in Section 2.6 of the Disclosure Schedule. Following the Effective Time, the Surviving Corporation will be permitted to exercise all of its rights under the Material Contracts without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Company would otherwise be required to pay pursuant to the terms of such Material Contracts had the transactions contemplated by this Agreement not occurred.

(b) The Company is its own “Ultimate Parent Entity” as that term is defined under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and the regulations promulgated thereunder. The Company regularly prepares unaudited balance sheets and income statements on a monthly basis; in its last such regularly-prepared balance sheet and related income statement prior to the Closing, dated October 31, 2010, the Company had less than twelve million seven hundred thousand Dollars ($12,700,000) in total assets or total revenues.

2.7 Company Financial Statements. Section 2.7 of the Disclosure Schedule sets forth the Company’s (i) audited consolidated balance sheet as of December 31, 2009, and the related audited consolidated statements of income, cash flow and shareholders’ equity for the twelve (12) month period then ended (the “2009 Annual Financials”), (ii) unaudited consolidated balance sheet as of October 31, 2010 (the “Balance Sheet Date”), and the related unaudited consolidated statements of income, cash flow and shareholders’ equity for the ten (10) months then ended (the “Interim Financials” and together with the 2009 Annual Financials, the “Financials”) are true and correct in all material respects and have been prepared in accordance with GAAP consistently applied throughout the periods indicated and consistent with each other (except that the Interim Financials do not contain footnotes and other presentation items that may be required by GAAP and subject to, normal recurring year-end audit adjustments, none of which individually or in the aggregate will be material in amount). The Financials present fairly in all material respects the Company’s consolidated financial condition, operating results and cash flows as of the dates and during the periods indicated therein. The Company’s unaudited consolidated balance sheet as of the Balance Sheet Date is referred to hereinafter as the “Current Balance Sheet.” The Company has identified all uncertain tax positions contained in all Tax Returns filed by the Company and has established adequate reserves and made any appropriate disclosures in the Financials in accordance with the requirements of Financial Interpretation No. 48 of FASB Statement No. 109.

2.8 Internal Controls.

(a) The Company maintains accurate Books and Records reflecting its assets and Liabilities and maintains proper and adequate internal accounting controls that provide assurance that (i) material transactions are executed with management’s authorization, (ii) transactions are recorded as necessary to permit preparation of the Company’s financial statements and to maintain accountability for the Company’s assets, (iii) access to the Company’s material assets is permitted only in accordance with management’s authorization, (iv) the reporting of the Company’s assets is compared with existing assets at regular intervals and (v) accounts, notes and other receivables and inventory are recorded accurately in all material respects, and proper and adequate procedures are implemented to effect the collection thereof on a timely basis.

(b) Neither the Company nor the Principal Shareholders nor, to the Knowledge of the Company or the Principal Shareholders, any Company Representative has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, that the accounting or auditing practices, procedures, methodologies or methods of the Company or its internal accounting controls are faulty, improper, fraudulent, deficient or questionable, including any material complaint, allegation, assertion or claim that the Company has engaged in questionable accounting or auditing practices.

2.9 No Undisclosed Liabilities; No Material Adverse Effect; Ordinary Course.

(a) The Company does not have any Liability, expense, claim, deficiency, guaranty or endorsement of any type, whether accrued, absolute, contingent, matured, unmatured or other, except for (i) those which have been reflected in the Current Balance Sheet, (ii) those which have arisen in the ordinary course of business consistent with past practices since the Balance Sheet

Date and prior to the date hereof and will be reflected in the Statement of Working Capital, (iii) Liabilities set forth in Section 2.9 of the Disclosure Schedule, or (iv) any Third Party Expenses.

(b) Except as set forth in Section 2.9 of the Disclosure Schedule, the Company has no outstanding Indebtedness as of the date hereof. Since the Balance Sheet Date, there has not occurred any event or condition of any character that has had or would be reasonably likely to have, either individually or in the aggregate with all such other events or conditions, a Company Material Adverse Effect.

(c) Since the Balance Sheet Date and except as set forth in Section 2.9 of the Disclosure Schedule, the Company has not taken any action outside the ordinary course of business, including, for the avoidance of doubt, any item for which Parent’s consent would be required under Section 5.1.

2.10 Tax Matters.

(a) Definition of Taxes. For the purposes of this Agreement, the term “Tax” or, collectively, “Taxes” shall mean (i) any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes as well as public imposts, fees and social security charges (including but not limited to health, unemployment, workers’ compensation and pension insurance), together with all interest, penalties and additions imposed with respect to such amounts, (ii) any liability for the payment of any amounts of the type described in clause (i) of this Section 2.10(a) as a result of being a member of an affiliated, consolidated, combined or unitary group (including any arrangement for group or consortium relief or similar arrangement), and (iii) any liability for the payment of any amounts of the type described in clauses (i) or (ii) of this Section 2.10(a) as a result of any express or implied obligation to indemnify any other person or as a result of any obligation under any agreement or arrangement with any other person with respect to such amounts and including any liability for taxes of a predecessor entity or transferor or otherwise by operation of Law.

(b) Tax Returns and Audits.

Except as set forth on Section 2.10(b) of the Disclosure Schedule:

(i) As of the Closing Date, the Company will have (a) prepared and timely filed all required Tax Returns relating to any and all Taxes concerning or attributable to the Company or its operations and such Tax Returns are or will be true and correct and have been or will be completed in accordance with applicable Law and (b) timely paid all Taxes it is required to pay.

(ii) As of the Closing Date, the Company will have withheld with respect to its Employees and other third parties, all federal, state and non-U.S.income taxes and social security charges and similar fees, Federal Insurance Contribution Act, Federal Unemployment Tax

Act and other Taxes required to be withheld, and will have timely paid or will timely pay such taxes withheld over to the appropriate authorities.

(iii) The Company has not been delinquent in the payment of any material Tax, nor is there any Tax deficiency outstanding, assessed or proposed against the Company, nor has the Company executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

(iv) No audit or other examination of any Return of the Company is presently in progress, nor has the Company been notified of any request for such an audit or other examination. No adjustment relating to any Tax Return filed by the Company has been proposed by any Tax authority. No claim has been made by a taxing authority that the Company is or may be subject to taxation by a jurisdiction where it does not file Tax Returns.

(v) The Company does not have any liabilities for unpaid Taxes which have not been adequately accrued or reserved on the Current Balance Sheet, whether asserted or unasserted, contingent or otherwise, and the Company has not incurred any liability for Taxes since the date of the Current Balance Sheet other than in the ordinary course of business.

(vi) The Company has made available to Parent or its legal counsel copies of all foreign, federal, state and local income, payroll and unemployment Returns, all foreign value added (or similar) and all state and local property and sales and use Tax Returns for the Company filed for all periods since January 1, 2006.

(vii) There are (and immediately following the Effective Time there will be) no Liens on the assets of the Company relating to or attributable to Taxes other than Liens for Taxes not yet due and payable. Neither the Company, nor any Principal Shareholder has Knowledge of any basis for the assertion of any claim relating or attributable to Taxes which, if adversely determined, would result in any Lien on the assets of the Company.

(viii) None of the Company’s assets is treated as “tax-exempt use property,” within the meaning of Section 168(h) of the Code.

(ix) The Company has (a) never been a member of an affiliated group (within the meaning of Section 1504(a) of the Code) filing a consolidated federal income Tax Return (other than a group the common parent of which was Company), (b) never been a party to any Tax sharing, indemnification or allocation agreement, (c) no liability for the Taxes of any person (other than Company) under Treasury Regulation § 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract or agreement, or otherwise and (d) never been a party to any joint venture, partnership or other arrangement that could be treated as a partnership for Tax purposes.

(x) The Company’s tax basis in its assets for purposes of determining its future amortization, depreciation and other income Tax deductions is accurately reflected on the Company’s tax books and records.

(xi) The Company has not been, at any time, a “United States Real Property Holding Corporation” within the meaning of Section 897(c)(2) of the Code.

(xii) No adjustment relating to any Tax Return filed by the Company has been proposed formally or, to the Knowledge of the Company or any Principal Shareholder, informally by any tax authority to the Company or any representative thereof.

(xiii) The Company has not constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (x) in the two (2) years prior to the date of this Agreement or (y) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

(xiv) The Company has not participated in a reportable transaction under Treasury Regulation § 1.6011-4(b), including a transaction that is the same as or substantially similar to one of the types of transactions that the Internal Revenue Service has determined to be a tax avoidance transaction and identified by notice, regulation, or other form of published guidance as a listed transaction, as set forth in Treasury Regulation § 1.6011-4(b)(2).

(xv) The Company will not be required to include any income or gain or exclude any deduction or loss from taxable income for any taxable period or portion thereof on or after the Closing as a result of any (1) change in method of accounting made prior to or in connection with the Closing, (2) closing agreement under Section 7121 of the Code executed prior to the Closing (or in the case of each of (1) and (2), under any similar provision of applicable Law), (3) installment sale or open transaction disposition consummated prior to the Closing, or (4) prepaid amount received prior to the Closing.

(xvi) The Company uses the accrual method of accounting for tax purposes.

(xvii) The Company and any predecessor to the Company have each been an S corporation within the meaning of the Code and for state Tax Law purposes (except in those states which do not recognize S corporation status) at all times for the past ten (10) years, and filed all forms and taken all actions necessary to maintain such status. None of the Company, any predecessor to the Company or any Company Shareholder has taken any action, or omitted to take any action, which action or omission could result in the loss of S corporation status or qualified subchapter S subsidiary within the meaning of Section 1361(a) of the Code (or any comparable state Law) status prior to the Closing.

(xviii) In the event the Section 338(h)(10) Elections are made, the Company will not be liable for any Tax under Section 1374 of the Code. The Company has not in the past ten (10) years (1) acquired assets from another corporation in a transaction in which the tax basis of the acquired assets (or any other property) was determined, in whole or in part, by reference to the tax basis of the acquired assets (or any other property) in the hands of the transferor, or (2) acquired the stock of any corporation.

(c) Executive Compensation Tax. There is no contract, agreement, plan or arrangement to which the Company is a party, including, without limitation, the provisions of this Agreement, covering any Employee of the Company, which, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Sections 280G or 404 of the Code.

(d) Section 409A. Each nonqualified deferred compensation plan (as defined in Section 409A(d)(1) of the Code) has complied in all material respects with Section 409A of the Code and all applicable IRS guidance issued with respect thereto. Each outstanding Company Option, stock appreciation right, or other similar right to acquire Company Common Stock or other equity of the Company, granted to or held by an individual or entity who is or may be subject to United States taxation, (1) has an exercise price that that is not less than the fair market value of the underlying equity as of the date such Company Option, stock appreciation right or other similar right was granted, (2) has no feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such Company Option, stock appreciation right or other similar right, (3) to the extent it was granted after December 31, 2004, was granted with respect to a class of stock of the Company that is “service recipient stock” (within the meaning of Section 409A and the proposed or final regulations or other IRS guidance issued with respect thereto), and (4) has been properly accounted for in accordance with GAAP in the Financials.

2.11 Restrictions on Business Activities. Except as set forth in Section 2.11 of the Disclosure Schedule, there is no Contract (non-competition or otherwise), commitment, judgment, injunction, order or decree to which the Company is a party or otherwise binding upon the Company which has the effect of prohibiting or impairing any business practice of the Company, any acquisition of property (tangible or intangible) by the Company, the conduct of business by the Company, or otherwise limiting the freedom of the Company to engage in any line of business or to compete with any Person. Without limiting the generality of the foregoing, the Company has not entered into any Contract under which the Company is restricted from selling, licensing, manufacturing or otherwise distributing any of its Technology or the Company Products or from providing services to customers or potential customers or any class of customers, in any geographic area, during any period of time, or in any segment of the market, or, without limiting the generality of the foregoing, except for those agreements entered into in the ordinary course of the Company’s business, including, without limitation, non-disclosure agreements, from hiring or soliciting potential employees, consultants or independent contractors.

2.12 Title to Properties; Absence of Liens and Encumbrances; Condition of Equipment; Customer Information.

(a) The Company does not own any real property, nor has the Company ever owned any real property. Section 2.12(a) of the Disclosure Schedule sets forth a list of all real property currently leased, subleased or licensed by or from the Company or otherwise used or occupied by the Company for the operation of its business (the “Leased Real Property”), the name of the lessor, licensor, sublessor, master lessor and/or lessee the date and term of the lease, license, sublease or other occupancy right and each amendment thereto and, with respect to any current lease, license, sublease or other occupancy right the aggregate annual rental payable thereunder.

(b) The Company has provided or made available to Parent true, correct and complete copies of all leases, lease guaranties, subleases, agreements for the leasing, use or occupancy of, or otherwise granting a right in or relating to the Leased Real Property, including all amendments, terminations and modifications thereof (“Lease Agreements”). To the Company’s Knowledge, all such Lease Agreements are valid and effective in accordance with their respective terms, and there is not, under any of such Lease Agreements, any existing default, no rentals are past due (taking into account any applicable cure period), or event of default. The Company has not received any notice of a default, alleged failure to perform, or any offset or counterclaim with respect to any such Lease Agreement, which has not been fully remedied and withdrawn. The Closing will not affect the enforceability against any person of any such Lease Agreement or the rights of the Company or the Surviving Corporation to the continued use and possession of the Leased Real Property for the conduct of business as presently conducted. The Company currently occupies all of the Leased Real Property for the operation of its business. There are no other parties occupying, and to the Company’s Knowledge, there are no parties with a right to occupy, the Leased Real Property. The Company does not owe brokerage commissions or finders fees with respect to any such Leased Real Property or would owe any such fees if any existing Lease Agreement were renewed pursuant to any renewal options contained in such Lease Agreements.

(c) To the Knowledge of the Company, the Leased Real Property is in good operating condition and repair, free from structural, physical and mechanical defects, is maintained in a manner consistent with standards generally followed with respect to similar properties used for similar purposes in the same geographic market, and is structurally sufficient and otherwise suitable for the conduct of the business as presently conducted. Neither the operation of the Company on the Leased Real Property nor, to the Company’s Knowledge, such Leased Real Property, including the improvements thereon, violate in any material respect any applicable building code, zoning requirement or statute relating to such property or operations thereon, and any such non-violation is not dependent on so-called non-conforming use exceptions.

(d) The Company has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets, real, personal and mixed, used or held for use in its business, free and clear of any Liens, except for Permitted Liens.

(e) Section 2.12(e) of the Disclosure Schedule lists all material items of equipment (the “Equipment”) owned or leased by the Company, and such Equipment is (i) adequate for the conduct of the business of the Company as currently conducted and as currently contemplated to be conducted, and (ii) in good operating condition, regularly and properly maintained, subject to normal wear and tear.

(f) The Company has sufficient right to possess and use, and to the extent applicable, sole and exclusive ownership of, free and clear of any Liens, other than Permitted Liens, all customer lists, customer contact information, customer correspondence and customer licensing and purchasing histories relating to its current and former customers (the “Customer

Information”). Other than the customers, no person other than the Company possesses any claims or rights with respect to use of the Customer Information in any manner that would diminish or interfere with the Company’s right to use the Customer Information.

2.13 Intellectual Property.

(a) Definitions. For all purposes of this Agreement, the following terms shall have the following respective meanings:

(i) “Company Intellectual Property” shall mean any and all Intellectual Property Rights that are owned or purported by the Company to be owned by the Company.

(ii) “Company Products” shall mean all products and subscription services developed (including products and subscription services for which development is substantially completed), manufactured, made commercially available, marketed, distributed, sold, imported for resale or licensed out by or on behalf of the Company (x) during the five-year period immediately preceding the date hereof, (y) which are currently under development by the Company or (z) which the Company continues to support.

(iii) “Intellectual Property Rights” shall mean worldwide (i) patents and patent applications, (ii) copyrights, copyright registrations and applications for copyright registration, “moral” rights and mask work rights, (iii) trade secrets, (iv) trademarks, trade names and service marks, (v) divisions, continuations, renewals, reissuances and extensions of the foregoing (as applicable) and (vi) analogous rights to those set forth above.

(iv) “Registered Intellectual Property” shall mean patents, trademark registrations, copyright registrations and applications, registrations and filings for the foregoing or for any other Intellectual Property Rights.

(v) “Shrink-Wrap Code” means any generally commercially available software in executable code form (other than development tools and development environments) that is available for a cost of not more than one thousand dollars ($1,000) for a perpetual license for a single user or work station, and not more than fifty thousand dollars ($50,000) in the aggregate for all users and work stations.

(vi) “Technology” shall mean any or all of the following (i) works of authorship including computer programs, whether in source code or in executable code form, architecture and documentation, (ii) inventions (whether or not patentable), discoveries and improvements, (iii) proprietary and confidential information, trade secrets and know how, (iv) databases, data compilations and collections and technical data, (v) logos, trade names, trade dress, trademarks and service marks, (vi) domain names, web addresses and sites, (vii) methods and processes, and (viii) devices, prototypes, designs and schematics.

(b) Company Products. Section 2.13(b) of the Disclosure Schedule lists all Company Products by name and latest version number.

(c) Technology. Section 2.13(c) of the Disclosure Schedule lists all material Technology (except for Shrink-Wrap Code) that is used in or necessary to the conduct of the business of the Company as currently conducted by the Company and specifies whether such Technology was developed internally by the Company or provided by third parties (and if provided by a third party, specifies the license or other agreement under which such Technology was provided), and specifies whether such Technology is incorporated into or necessary to develop or commercially exploit any Company Products (and if so, which Company Products).

(d) Registered Intellectual Property. Section 2.13(d) of the Disclosure Schedule (i) lists all Registered Intellectual Property that is part of Company Intellectual Property (“Company Registered Intellectual Property”), all domain names registered in the name of the Company and applications and registrations therefor and all unregistered trademarks used by the Company with respect to Company Products, (ii) lists any actions that must be taken by the Company within sixty (60) days of the Closing Date with respect to any of the foregoing, including the payment of any registration, maintenance or renewal fees or the filing of any documents, applications or certificates, and (iii) lists any proceedings or actions currently pending before any court or tribunal (including the United States Patent and Trademark Office (the “PTO”) or equivalent authority anywhere in the world) to which the Company is a party and in which claims are raised relating to the validity, enforceability, scope, ownership or infringement of any of the Company Registered Intellectual Property. All necessary registration, maintenance and renewal fees in connection with such Company Registered Intellectual Property that are or will be due for payment on or before the Closing Date have been or will be timely paid and all necessary documents and certificates in connection with such Company Registered Intellectual Property that are or will be due for filing on or before the Closing Date have been or will be timely filed with the PTO or other relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Company Registered Intellectual Property.

(e) Transferability of Company Intellectual Property. All Company Intellectual Property will be fully transferable, alienable and licensable by Surviving Corporation and/or Parent without restriction and without payment of any kind to any third party.

(f) Title to Company Intellectual Property. The Company is the sole and exclusive owner of each item of Company Intellectual Property, free and clear of any Liens other than Permitted Liens, licenses granted to customers and contractors in the ordinary course of business and those set forth on Section 2.13(f) of the Disclosure Schedule. The Company has the sole and exclusive right to bring a claim or suit against a third party for infringement or misappropriation of the Company Intellectual Property. Except for trade secrets that lost their status as trade secrets upon the release of a new Product, upon the issuance of a patent or publication of a patent application, or as a result of a good faith business decision to disclose such trade secret, and except for trademarks, trade names and service marks that the Company made a good faith business decision to stop using, the Company has not (i) transferred ownership of, or granted any exclusive license with respect to, any Intellectual Property Rights that are or, as of the time of such transfer or exclusive license, were material to the Company, to any other Person or (ii) permitted the rights of the Company in any Company Intellectual Property that is or was at the time material to the Company to enter into the public domain.

(g) Third Party Intellectual Property Rights. Other than Intellectual Property Rights licensed to the Company under (i) licenses for the Open Source Software listed in Section 2.13(o) of the Disclosure Schedule, (ii) licenses for Shrink-Wrap Code, (iii) licenses for Technology designated as “3rd Party Technology” set forth in Schedule 2.13(c) of the Disclosure Schedule and (iv) the licenses set forth in Section 2.13(g) of the Disclosure Schedule, the Company Intellectual Property includes all Intellectual Property Rights that are used in or necessary to the conduct of the business of the Company as it currently is conducted by the Company, including the design, development, manufacture, use, marketing, import for resale, distribution, licensing out and sale of any Company Product. The Company owns or possesses licenses to use all Technology that is used in or necessary to the conduct of the business of the Company as currently conducted by the Company. The consummation of the transactions contemplated by this Agreement will not require the consent of the licensor with respect to any licenses set forth in Section 2.13(g) of the Disclosure Schedule.

(h) IP Agreements. Copies of the Company’s standard form(s), including attachments, of non-exclusive licenses of the Company Products to end-users (collectively, the “Standard Form Agreements”) are attached to Section 2.13(h)(1) of the Disclosure Schedule. Other than (i) non-disclosure agreements and (ii) non-exclusive licenses of the Company Products to end-users (in each case of (i) and (ii), pursuant to any agreement that has been entered into in the ordinary course of business, and in the case of (ii) in a form that does not materially differ in substance from the Standard Form Agreements)), Section 2.13(h)(2) of the Disclosure Schedule lists all contracts, licenses and agreements to which the Company is a party and under which the Company has granted, licensed or provided any Company Intellectual Property and/or Technology owned by the Company to third parties (other than rights granted to contractors or vendors to use Company Intellectual Property and Technology for the sole benefit of the Company). The Company has not entered into any agreement to indemnify, hold harmless or defend any other Person with respect to any assertion of Infringement, other than indemnification provisions used in transactions arising in the ordinary course of business that do not materially differ in substance from the indemnification provisions set forth in Section 2.13(h)(3) of the Disclosure Schedule. To the Company’s Knowledge, no event or circumstance has occurred or exists (including the authorization, execution or delivery of this Agreement or the consummation of any of the transactions contemplated hereby) that would result in a material breach or violation of any license, sublicense or other agreement required to be listed in Section 2.13(h)(3) or Section 2.13(g) of the Disclosure Schedule or of any license to Shrink Wrap Code or any Standard Form Agreement to which the Company is a party.

(i) No Infringement by the Company. The operation of the business of the Company as it is currently conducted or is currently contemplated to be conducted by the Company, including the design, development, use, import, branding, advertising, promotion, marketing, manufacture, sale and licensing out of any Company Product, does not infringe or misappropriate and will not infringe or misappropriate when conducted in substantially the same manner by Parent and/or Surviving Corporation following the Closing, any Intellectual Property Rights of any Person, violate any right of any Person (including any right to privacy or publicity), or constitute unfair competition or trade practices under the Laws of any jurisdiction. In the ten-year period prior to the date of this Agreement, or in the case of trademarks, trade names and service marks, in the five-year period prior to the date of this Agreement, the Company has not received notice from any Person claiming that such operation or any act, any Company Product, any Technology used by the Company or any Company Intellectual Property infringes or misappropriates any Intellectual Property Rights of any Person or constitutes unfair competition or trade practices under the Laws of any jurisdiction (nor does the Company have Knowledge of any basis therefor).

(j) Third Party Rights. Except as set forth in Section 2.13(j) of the Disclosure Schedule, no third party that has licensed Intellectual Property Rights or provided any Technology to the Company has retained sole ownership of or exclusive license rights under any Intellectual Property Rights in any improvements or derivative works made solely or jointly by the Company under such license.

(k) Restrictions on Business. Neither this Agreement nor the transactions contemplated by this Agreement, including the assignment to Parent by operation of Law or otherwise of any contracts or agreements to which the Company is a party, will cause: (i) Parent, any of its Subsidiaries or the Surviving Corporation to grant to any third party any right to or with respect to any Intellectual Property Rights owned by, or licensed to, any of Parent, any of its Subsidiaries or the Surviving Corporation (other than rights granted by the Company on or prior to the Closing Date under Intellectual Property Rights owned by the Company as of the Closing Date and consistent with the rights described in the Standard Form Agreements), (ii) Parent, any of its Subsidiaries or the Surviving Corporation, to be bound by, or subject to, any non-compete or other material restriction on the operation or scope of their respective businesses (excluding any non-compete or other material restriction that arises from any agreement to which the Company is not a party), or (iii) Parent, any of its Subsidiaries or the Surviving Corporation to be obligated to pay any royalties or other license fees with respect to Intellectual Property Rights of any third party in excess of those payable by the Company in the absence of this Agreement or the transactions contemplated hereby.

(l) No Third Party Infringement. To the Knowledge of the Company, no Person is infringing or misappropriating any Company Intellectual Property in any material respect.

(m) Proprietary Information Agreements. Copies of the Company’s standard form of proprietary information, confidentiality and assignment agreement for employees (the “Employee Proprietary Information Agreement”) is attached to Section 2.13(m) of the Disclosure Schedule. Except as set forth in Section 2.13(m) of the Disclosure Schedule, all current and former employees of the Company have executed the Employee Proprietary Information Agreement, and all current and former consultants of the Company who have been involved in the creation or development of Technology, have executed an agreement containing appropriate proprietary information, confidentiality and assignment provisions. The Company has taken commercially reasonable steps to protect the confidentiality of confidential information and trade secrets of the Company and of any third party that has provided any confidential information or trade secrets to the Company.

(n) No Government Funding. No government funding, facilities or resources of a university, college, other educational institution, multi-national, bi-national or international organization or research center was used in the development of the Company Intellectual Property or any Technology for the Company.

(o) Open Source Software. Section 2.13(o) of the Disclosure Schedule lists all software that is distributed as “open source software” or under a similar licensing or distribution model (including but not limited to the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), the Sun Industry Standards License (SISL) and the Apache License) (collectively, “Open Source Software”) that has been incorporated into or integrated or linked with any Company Product in any way and describes the manner in which such Open Source Software was incorporated, integrated or linked (such description shall include, without limitation, whether (and, if so, how) the Open Source Software was modified and/or distributed by the Company and whether (and if so, how) such Open Source Software was in incorporated into or integrated or linked with any Company Product). The Company has not used Open Source Software in any manner that would or could (i) require the disclosure or distribution in source code form of any Company Product, (ii) require the licensing of any Company Product for the purpose of making derivative works, (iii) impose any restriction on the consideration to be charged for the distribution of any Company Product, (iv) create, or purport to create, obligations for the Company with respect to Intellectual Property Rights owned by the Company or grant, or purport to grant, to any third party, any rights or immunities under Intellectual Property Rights owned by the Company or (v) impose any other material limitation, restriction, or condition on the right of the Company to use or distribute any Company Product. With respect to any Open Source Software that is or has been used by the Company in any way, the Company has been and is in compliance in all material respects with all applicable licenses with respect thereto, complete copies of which have been provided or made available to Parent.

(p) Source Code. Except as set forth in Section 2.13(p) to the Disclosure Schedule, neither the Company, nor any other Person acting on its behalf has disclosed, delivered or licensed to any Person, agreed to disclose, deliver or license to any Person, or permitted the disclosure or delivery to any escrow agent or other Person of, any source code for any Company Product except for disclosures to employees, contractors or consultants under agreements that prohibit use or disclosure except in the performances of services to the Company. Neither this Agreement nor the transactions contemplated by this Agreement, including the assignment to Parent (by operation of Law or otherwise) of any Contract to which the Company is a party, will result in the release of such source code to any third party, or the right of any third party to obtain access or rights to any such source code, whether from the Company or an escrow agent or similar Person.

(q) Privacy and Protection of Personal Information. The Company has complied with all applicable Laws (including the contractual and fiduciary obligations, and its internal privacy policies relating to HIPAA) regarding (i) the Company Products, and the privacy of users of Internet websites owned, maintained or operated by the Company (“Company Sites”) and of the Company Products, and (ii) the collection, storage, transfer and other processing of any Personally Identifiable Information, or Protected Health Information as such term is defined in HIPAA, collected or used by or on behalf of the Company, or by any Company Site or any Company Product in any manner, or maintained by third parties authorized by the Company to have access to such information (the “Company PII”). The execution, delivery and performance of this Agreement and the transactions contemplated by this Agreement, including the disclosure and/or transfer to Parent (by operation of Law or otherwise) of the Company PII, complies in all material respects with all applicable Laws relating to privacy (including HIPAA) and with the Company’s privacy policies. Copies of all current privacy policies of the Company that apply to the Company Sites or the Company Products are attached to Section 2.13(q) of the Disclosure Schedule. The Company has taken commercially reasonable steps (including, without limitation, implementing and monitoring compliance with adequate measures with respect to technical and physical security) to protect the Company PII against loss and against unauthorized access, use, modification, disclosure or other misuse, and there has been no material unauthorized access to or other misuse of the Company PII. The Company is not in material violation of HIPAA or regulations promulgated to implement HIPAA, including the regulations implementing the Privacy Rule codified at 45 CFR parts 160 and 164, Subparts A and E, and the Standards for Security for the Protection of Electronic Protected Health Information, codified at 45 CFR parts 160 and 164, Subpart C, or any similar state Law or regulation; nor is the Company in breach, violation or default of any terms or provisions of contracts or other business arrangements, including Business Associate Agreements, that require compliance with HIPAA or its implementing regulations. Neither the Company nor, to the Knowledge of the Company, any officer, key employee or agent of the Company, has been convicted of any crime or engaged in any conduct that would reasonably be expected to result in exclusion under 42 U.S.C. Section 1320a-7 or any similar state Law or regulation.

(r) Bugs. Section 2.13(r) of the Disclosure Schedule sets forth the Company’s current (as of the date immediately preceding the date hereof) list of known bugs maintained by its development or quality control groups with respect to any Company Products that the Company currently makes commercially available or for which the Company provides or makes available support or maintenance through active contracts.

(s) Contaminants. Except as set forth in Section 2.13(s) of the Disclosure Schedule, all Company Products (and all parts thereof) are free of any and all “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus” or other software routines or hardware components that permit unauthorized access or the unauthorized disablement or erasure of such Company Product (or all parts thereof) or data or other software of users (“Contaminants”), other than those mechanisms disclosed to customers in the Company’s end user product documentation. The Company endeavors to prevent the introduction of Contaminants into Company Products from software licensed from third parties using the procedures specified in Section 2.13(s) of the Disclosure Schedule.

(t) Security Measures. The Company has taken commercially reasonable steps consistent with similarly situated companies in its industry, to protect the information technology systems used in connection with the operation of the Company from Contaminants. There have been no material unauthorized intrusions or breaches of the security of information technology systems.

2.14 Agreements, Contracts and Commitments.

(a) Except as set forth in Section 2.14(a) of the Disclosure Schedule (specifying the appropriate paragraph, provided, that the failure to properly identify the correct paragraph or each paragraph that may be applicable, alone, shall not affect the accuracy or correctness of this representation or warranty), the Company is not a party to, nor is it bound by:

(i)(A) any employment, contractor or consulting agreement, Contract or commitment with an Employee or salesperson, (B) any agreement, Contract or commitment to grant any severance or termination pay (in cash or otherwise) to any Employee, or (C) any consulting or sales agreement, contract, or commitment with a firm or other organization;

(ii) any agreement or plan, including any stock option plan, stock appreciation rights plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated or may be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

(iii) any fidelity or surety bond or completion bond;

(iv) any lease of personal property requiring future payments in excess of $5,000 annually or $50,000 in the aggregate;

(v) any Lease Agreements;

(vi) any agreement of indemnification or guaranty of performance, except for indemnities that do not materially differ in substance from the indemnification provisions that are typical and in the ordinary course of business of companies in the same industry as the Company;

(vii) any Contract relating to capital expenditures and requiring future payments in excess of $25,000 in the aggregate;

(viii) any agreement, contract or commitment relating to the disposition or acquisition of assets or any interest in any business enterprise;

(ix) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit;

(x) any purchase order or contract for the purchase of materials involving payments in excess of $15,000 individually or $50,000 in the aggregate;

(xi) any construction contracts;

(xii) any hedging, swap, derivative, International Swaps and Derivatives Association or similar Contract;

(xiii) any dealer, distribution, joint marketing, strategic alliance, affiliate or development agreement;

(xiv) any agreement, contract or commitment to alter the Company’s interest in any corporation, association, joint venture, partnership or business entity in which the Company directly or indirectly holds any interest;

(xv) any joint venture or joint development arrangement;

(xvi) any Contract pursuant to which the Company or any of its subsidiaries is bound to or has committed to provide any product or service to any third party on a most favored nation (MFN) basis or similar terms;

(xvii) any nondisclosure, confidentiality or similar agreement, other than nondisclosure agreements entered into in the ordinary course of business or non-disclosure or confidentiality provisions contained in Contracts otherwise disclosed in Section 2.14(a) of the Disclosure Schedule;

(xviii) any sales representative, original equipment manufacturer, manufacturing, value added, remarketer, reseller, or independent software vendor, or other agreement for use or distribution of the products, technology or services of the Company; or

(xix) any other agreement, contract or commitment that involves $15,000 individually or $50,000 in the aggregate or more and is not cancelable without penalty within thirty (30) days.

(b) The Company has delivered or made available to Parent true and complete copies of each Contract required to be disclosed pursuant to Section 2.2, Sections 2.13(c), 2.13(g), 2.13(h) (including, for the avoidance of doubt, each Contract entered into on a Standard Form Agreement), 2.13(j), 2.13(o), Section 2.14 and the Lease Agreements (each a “Material Contract” and collectively, the “Material Contracts”) and each of the other documents listed on the Disclosure Schedule.

(c) Each Material Contract to which the Company is a party or any of its properties or assets (whether tangible or intangible) is subject is a valid and binding agreement of the Company, and, to the Knowledge of the Company, each other party thereto, enforceable against the Company, and, to the Knowledge of the Company, each other party thereto, in accordance with its terms, and is in full force and effect with respect to the Company and, to the Knowledge of the Company, each other party thereto, subject to (i) Laws of general application relating to bankruptcy, insolvency fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally, and (ii) general principles of equity. Except as set forth in Section 2.14(c) of the Disclosure Schedule, the Company is in compliance in all material respects with and has not materially breached, violated or defaulted under, or received notice that it has materially breached, violated or defaulted under, any of the terms or conditions of any Material Contract, nor to the Knowledge of the Company is any party obligated to the Company pursuant to any Material Contract subject to any material breach, violation or default thereunder, nor does the Company have Knowledge of any presently existing facts or circumstances that, with the lapse of time, giving of notice, or both would constitute such a material breach, violation or default by the Company or any such other party. As of the date hereof, other than in connection herewith, there are no new Contracts being actively negotiated that would be required to be listed in Section 2.14(a).

(d) The Company has fulfilled all material obligations required to have been performed by the Company pursuant to each Material Contract.

(e) Except as set forth in Section 2.14(e) of the Disclosure Schedule, all outstanding Indebtedness of the Company may be prepaid without penalty.

2.15 Interested Party Transactions.

(a) Other than employment arrangements with the Company disclosed in the Disclosure Schedule or as set forth in Section 2.15 of the Disclosure Schedule, no officer or director of the Company or, to the Knowledge of the Company or the Principal Shareholders, Company Shareholder (nor, to the Knowledge of the Company, any “immediate family” (as such term is defined in Rule 12b-2 and Rule 16a-1 of the Securities Exchange Act of 1934, as amended) of any of such Persons, or any trust, partnership or corporation in which any of such Persons has or has had an interest) (each, an “Interested Party”), has or has had, directly or indirectly, (i) any interest in any Person which furnished or sold, or furnishes or sells, services, products, or technology that the Company furnishes or sells, or proposes to furnish or sell, or (ii) any interest in any Person that purchases from or sells or furnishes to the Company, any goods or services, or (iii) any interest in, or is a party to, any Contract to which the Company is a party; provided, however, that ownership of no more than two percent (2%) of the outstanding voting stock of a publicly traded corporation shall not be deemed to be an “interest in any Person” for purposes of this Section 2.15.

(b) All transactions pursuant to which any Interested Party has purchased any services, products, or technology from, or sold or furnished any services, products or technology to, the Company that were entered into on or after the incorporation of the Company have been on an arms length basis on terms no less favorable to the Company than would be available from an unaffiliated party.

2.16 Company Authorizations. Section 2.16 of the Disclosure Schedule sets forth each material consent, license, permit, grant or other authorization (i) pursuant to which the Company currently operates or holds any interest in any of its properties, or (ii) which is required for the operation of the Company’s businesses as currently conducted or the holding of any such interest (collectively, “Company Authorizations”). All of the Company Authorizations have been issued or granted to the Company, are in full force and effect and constitute all material consents, licenses, permits, grants or other authorizations required to permit the Company to operate or conduct its business or hold any interest in its properties, rights or assets.

2.17 Litigation. Except as set forth in Section 2.17 of the Disclosure Schedule, there is no action, suit, claim or proceeding of any nature pending, or to the Knowledge of the Company or the Principal Shareholders, threatened, against the Company, its properties (tangible or intangible) or any of the Company’s officers or directors (in their capacities as such). There is no investigation, audit or other proceeding pending or, to the Knowledge of the Company or the Principal Shareholders, threatened, against the Company, its properties (tangible or intangible) or any of the Company’s officers or directors (in their capacities as such) by or before any Governmental Entity. No Governmental Entity has at any time challenged or questioned the legal right of the Company to conduct its operations as presently or previously conducted. There is no action, suit, claim or proceeding of any nature pending or, to the Knowledge of the Company or the Principal Shareholder, threatened, against any Person who has a contractual right or a right pursuant to laws of the State of Colorado to indemnification from the Company related to facts and circumstances existing prior to the Effective Time.

2.18 Environmental Matters.

(a) No amount of any substance that has been designated by any Governmental Entity or by applicable federal, foreign, state or local Law to be radioactive, toxic, hazardous or otherwise a danger to health, reproduction or the environment, including PCBs, asbestos, petroleum, and urea formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the United States Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said Laws (a “Hazardous Material”) is present in, on or under any property, including the land and the improvements, ground water and surface water thereof, that the Company has at any time owned, operated, occupied or leased (excluding office and janitorial supplies properly and safely maintained).

(b) The Company has not exposed its employees or others to Hazardous Materials in violation of any Law or in a manner that would result in Liability to the Company, nor has the Company disposed of, transported, sold, or manufactured any product containing a Hazardous Material (any or all of the foregoing being collectively referred to herein as “Hazardous Materials Activities”) in violation of any rule, regulation, license, permit, treaty or statute promulgated by any Governmental Entity to prohibit, regulate or control Hazardous Materials or any Hazardous Materials Activities.

(c) The Company does not have, and is not required to have any environmental approvals, permits, licenses, clearances or consents in connection with its business or facilities. Other than the Lease Agreements and as set forth on Section 2.18(c) of the Disclosure Schedule, the Company has not entered into any agreement that may require it to guarantee, reimburse, pledge, defend, hold harmless or indemnify any other party with respect to Liabilities arising out of or relating to the Hazardous Materials Activities of the Company or any third party.

(d) The Company is not in material violation of any applicable statute, Law, or regulation relating to the environment or occupational health and safety, and to the Knowledge of the Company, no material expenditures are or will be required in order to comply with any such existing statute, Law or regulation.

2.19 Accounts Receivable.

(a) The Company has made available to Parent a list of all accounts receivable of the Company as of the Balance Sheet Date, together with an aging schedule indicating a range of days elapsed since invoice.

(b) All of the accounts receivable of the Company arose in the ordinary course of business, are carried at values determined in accordance with GAAP consistently applied. No person has any Lien, other than a Permitted Lien, on any accounts receivable of the Company and no request or agreement for deduction or discount has been made with respect to any accounts receivable of the Company, except as adequately reflected in reserves set forth in the Current Balance Sheet.

2.20 Books and Records. Except as set forth in Section 2.20 of the Disclosure Schedule, the minute books of the Company, all of which have been made available to Parent, contain true, correct and complete records of all formal meetings held of, and corporate action taken by, the Company Shareholders, the Board of Directors and committees of the Board of Directors of the Company, and no meeting of any such Company Shareholders, Board of Directors or committee has been held for which minutes have not been prepared or that are not contained in such minute books. The Company and its subsidiaries have made and kept business records, financial books and records, personnel records, ledgers, sales accounting records, tax records and related work papers and other books and records of the Company and its subsidiaries (collectively, the “Books and Records”) that are true, correct and complete and accurately and fairly reflect, in all material respects, the business activities of the Company and its subsidiaries. Neither the Company nor any of its subsidiaries has engaged in any transaction, maintained any bank account or used any corporate funds except as reflected in its normally maintained Books and Records. At the Closing, the minute books and other Books and Records of the Company and each of its subsidiaries will be in the possession of the Company.

2.21 Brokers’ and Finders’ Fees; Third Party Expenses. Except as set forth in Section 2.21 of the Disclosure Schedule, the Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions, fees related to investment banking or similar advisory services or any similar charges in connection with the Agreement or any transaction contemplated hereby. Copies of any agreement, written or oral, with respect to such fees has been provided or made available to Parent.

2.22 Employee Benefit Plans and Compensation.

(a) Definitions. For all purposes of this Agreement, the following terms shall have the following respective meanings:

(i) “Affiliate” shall mean any other person or entity under common control with the Company within the meaning of Section 414(b), (c), (m) or (o) of the Code, and the regulations issued thereunder.

(ii) “Company Employee Plan” shall mean any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written, unwritten or otherwise, funded or unfunded, including without limitation, each “employee benefit plan,” within the meaning of Section 3(3) of ERISA which is or has been maintained, contributed to, or required to be contributed to, by the Company or any Affiliate for the benefit of any Employee, or with respect to which the Company or any Affiliate has or may have any liability or obligation and any International Employee Plan.

(iii) “COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

(iv) “DOL” shall mean the United States Department of Labor.

(v) “Employee” shall mean any current or former employee, operational consultant, independent contractor or director of the Company or any Affiliate.

(vi) “Employee Agreement” shall mean each management, employment, severance, consulting, relocation, repatriation, expatriation, visas, work permit or other agreement, or contract (including, without limitation, any offer letter or any other agreement providing for compensation or benefits) between the Company or any Affiliate and any Employee which is currently in effect.

(vii) “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

(viii) “FMLA” shall mean the Family Medical Leave Act of 1993, as amended.

(ix) “International Employee Plan” shall mean each Company Employee Plan or Employee Agreement that has been adopted or maintained by the Company or any Affiliate, whether formally or informally or with respect to which the Company or any Affiliate will or may have any liability with respect to Employees who perform services outside the United States.

(x) “IRS” shall mean the United States Internal Revenue Service.

(xi) “PBGC” shall mean the United States Pension Benefit Guaranty Corporation.

(xii) “Pension Plan” shall mean each Company Employee Plan that is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA.

(xiii) “WARN” shall mean the Worker Adjustment and Retraining Notification Act.

(b) Schedule. Section 2.22(b) of the Disclosure Schedule contains an accurate and complete list of each Company Employee Plan and each Employee Agreement. The Company has not made any plan or commitment to establish any new Company Employee Plan or Employee Agreement, to modify any Company Employee Plan or Employee Agreement (except to the extent required by Law or to conform any such Company Employee Plan or Employee Agreement to the requirements of any applicable Law, in each case as previously disclosed to Parent in writing, or as required by this Agreement), or to enter into any Company Employee Plan or Employee Agreement.

(c) Documents. The Company has provided or made available to Parent (i) correct and complete copies of all documents embodying each Company Employee Plan and each Employee Agreement including, without limitation, all amendments thereto and all related trust documents, (ii) the three (3) most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Company Employee Plan, (iii) if the Company Employee Plan is funded, the most recent annual and periodic accounting of Company Employee Plan assets, (iv) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each Company Employee Plan, (v) all material written agreements and contracts relating to each Company Employee Plan, including, without limitation, administrative service agreements and group insurance contracts, (vi) all communications material to any Employee or Employees relating to any Company Employee Plan and any proposed Company Employee Plans, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any liability to the Company, (vii) all correspondence to or from any governmental agency relating to any Company Employee Plan, (viii) all COBRA forms and related notices, (ix) all policies pertaining to fiduciary liability insurance covering the fiduciaries for each Company Employee Plan, (x) all discrimination tests for each Company Employee Plan for the three (3) most recent plan years, (xi) all registration statements, annual reports (Form 11-K and all attachments thereto) and prospectuses prepared in connection with each Company Employee Plan, and (xii) the most recent IRS determination or opinion letter issued with respect to each Company Employee Plan.

(d) Employee Plan Compliance. The Company has performed all obligations required to be performed by them under, is not in default or violation of, and the Company has no Knowledge of any default or violation by any other party to, any Company Employee Plan, and each Company Employee Plan has been established and maintained in accordance with its terms and in compliance with all applicable Laws, statutes, orders, rules and regulations, including but not limited to ERISA or the Code. Any Company Employee Plan intended to be qualified under Section 401(a)

of the Code has obtained a favorable determination letter (or opinion letter, if applicable) as to its qualified status under the Code. No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Employee Plan. There are no actions, suits or claims pending or, to the Knowledge of the Company or the Principal Shareholders, threatened or reasonably anticipated (other than routine claims for benefits) against any Company Employee Plan or against the assets of any Company Employee Plan. Each Company Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability to Parent or the Company (other than ordinary administration expenses). There are no audits, inquiries or proceedings pending or to the Knowledge of the Company or the Principal Shareholders, threatened by the IRS, DOL, or any other Governmental Entity with respect to any Company Employee Plan. The Company is not subject to any penalty or tax with respect to any Company Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code. The Company has made all contributions and other payments required by and due under the terms of each Company Employee Plan.

(e) No Pension Plans. Neither the Company nor any Affiliate has ever maintained, established, sponsored, participated in, or contributed to, any Pension Plans subject to Title IV of ERISA.

(f) No Self-Insured Plans. Except as set forth in Section 2.22(f) of the Disclosure Schedule, the Company has not maintained, established sponsored, participated in or contributed to any self-insured plan that provides benefits to employees (including, without limitation, any such plan pursuant to which a stop-loss policy or contract applies).

(g) Collectively Bargained, Multiemployer and Multiple-Employer Plans. At no time has the Company or any Affiliate contributed to or been obligated to contribute to any Multiemployer Plan. Neither the Company nor any Affiliate has maintained, established, sponsored, participated in or contributed to any multiple employer plan or to any plan described in Section 413 of the Code.

(h) No Post-Employment Obligations. Except as set forth in Section 2.22(h) of the Disclosure Schedule, no Company Employee Plan or Employment Agreement provides, or reflects or represents any liability to provide, retiree life insurance, retiree health or other retiree employee welfare benefits to any person for any reason, except as may be required by COBRA or other applicable statute, and the Company has never represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) or any other person that such Employee(s) or other person would be provided with retiree life insurance, retiree health or other retiree employee welfare benefits, except to the extent required by statute.

(i) COBRA; FMLA; HIPAA. The Company has, prior to the Effective Time, complied in all material respects with COBRA, FMLA, HIPAA, the Women’s Health and Cancer Rights Act of 1998, the Newborns’ and Mothers’ Health Protection Act of 1996, and any similar provisions of state Law applicable to its Employees. The Company has no unsatisfied obligations to any Employees or qualified beneficiaries pursuant to COBRA, HIPAA or any state Law governing health care coverage or extension.

(j) Effect of Transaction. Except as set forth in Section 2.22(j) of the Disclosure Schedule, the execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Company Employee Plan, Employee Agreement, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits or be deemed a “parachute payment” under Section 280G of the Code with respect to any Employee. There is no contract, agreement, plan or other arrangement by which the Company is bound to compensate any Employee for excise taxes paid pursuant to Section 4999 of the Code.

(k) Employment Matters. The Company is in material compliance with all applicable foreign, federal, state and local Laws, rules and regulations, collective bargaining agreements and arrangements, extension orders and binding customs respecting employment, employment practices, terms and conditions of employment, worker classification, tax withholding, prohibited discrimination, equal employment, fair employment practices, meal and rest periods, immigration status, employee safety and health, wages and hours (including overtime wages), compensation and hours of work, and in each case, with respect to Employees: (i) has withheld and reported all amounts required by Law or by agreement to be withheld and reported with respect to wages, salaries and other payments to Employees, (ii) is not liable for any arrears of wages, severance pay or any Taxes or any penalty for failure to comply with any of the foregoing, and (iii) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any governmental authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no actions, suits, claims or administrative matters pending or, to the Knowledge of the Company and the Principal Shareholders, threatened against the Company or any of its Employees relating to any Employee, Employee Agreement or Company Employee Plan. There are no pending or, to the Knowledge of the Company or the Principal Shareholders, threatened claims or actions against Company or any Company trustee under any worker’s compensation policy or long term disability policy. The Company is not a party to a conciliation agreement, consent decree or other agreement or order with any federal, state, or local agency or governmental authority with respect to employment practices. The services provided by the Company’s and its Affiliates’ Employees are terminable at the will of the Company and its Affiliates and any such termination would result in no Liability to the Company or any Affiliate other than claims for severance pay and benefits as set forth below. Section 2.22(k) of the Disclosure Schedule lists all Liabilities of the Company to any Employee that result from the termination by the Company or Parent of such Employee’s employment or provision of services, a change of control of the Company, or a combination thereof. The Company has no liability with respect to any misclassification of: (a) any Person as an independent contractor rather than as an employee, (b) any employee leased from another employer, or (c) any employee currently or formerly classified as exempt from overtime wages.

(l) Labor. No strike, labor dispute, slowdown, concerted refusal to work overtime, or work stoppage against the Company is pending or, to the Knowledge of the Company or the Principal Shareholders, threatened. The Company does not have Knowledge of any activities or proceedings of any labor union to organize any current employees. There are no actions, suits, claims, labor disputes or grievances pending or, to the Knowledge of the Company or the Principal Shareholders, threatened or reasonably anticipated relating to any labor matters involving any current employee, including charges of unfair labor practices. The Company has not engaged in any unfair labor practices within the meaning of the National Labor Relations Act. The Company is not presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement or arrangement or union contract with respect to Employees, and no collective bargaining agreement is being negotiated by the Company. The Company has not taken any action that would constitute a “plant closing” or “mass layoff” within the meaning of the WARN Act or similar state or local Law, issued any notification of a plant closing or mass layoff required by the WARN Act or similar state or local Law, or incurred any liability or obligation under WARN or any similar state or local Law that remains unsatisfied. No terminations prior to the Closing would trigger any notice or other obligations under the WARN Act or similar state or local Law.

(m) No Interference or Conflict. To the Knowledge of the Company, no greater than five percent (5%) shareholder, director, officer, or employee of the Company is obligated under any contract or agreement, subject to any judgment, decree, or order of any court or administrative agency that would interfere with such Person’s efforts to promote the interests of the Company or that would interfere with the Company’s business. Neither the execution nor delivery of this Agreement, nor the carrying on of the Company’s business as presently conducted or proposed to be conducted nor any activity of such officers, directors, or employees in connection with the carrying on of the Company’s business as presently conducted or proposed to be conducted will, to the Knowledge of the Company, conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any contract or agreement under which any of such officers, directors, or employees is now bound.

(n) No International Employee Plan. The Company has not maintained, established, sponsored, participated in, or contributed to, any International Employee Plan.

(o) Certain Employee Matters. Section 2.22(o) of the Disclosure Schedule contains a complete and accurate list of the current employees of the Company as of the date hereof and shows with respect to each such employee (i) the employee’s name, position held, base salary or hourly wage rate, as applicable, including each employee’s designation as either exempt or non-exempt from the overtime requirements of the Fair Labor Standards Act, and all other remuneration payable and other benefits provided or which the Company is bound to provide (whether at present or in the future) to each such employee, or any Person connected with any such person, and includes, if any, particulars of all profit sharing, incentive and bonus arrangements to which the Company is a party, whether legally binding or not, (ii) the date of hire, (iii) vacation eligibility for the current calendar year (including accrued vacation from prior years), (iv) leave status (including type of leave, expected return date for non disability related leaves and expiration dates for disability leaves), (v) visa status, (vi) accrued sick days for current calendar year,

(viii) relevant prior notice period required in the event of termination, as applicable, (ix) eligibility to Company car or travel expenses, and (x) any severance or termination payment (in cash or otherwise) to which any employee could be entitled, as applicable. To the Knowledge of the Company, no employee listed on Section 2.22(o) of the Disclosure Schedule intends to terminate his or her employment for any reason, other than in accordance with the employment arrangements provided for in this Agreement.

(p) Section 2.22(p) of the Disclosure Schedule lists (i) all current independent contractors and operational consultants to the Company and those independent contractors and operational consultants that have provided services to the Company in the two years prior to the date of this Agreement, (ii) the location at which such independent contractors and operational consultants have been or are providing services; (iii) the rate of all regular, bonus or any other compensation payable to such independent contractors and operational consultants; and (iv) the start and termination date of any agreement binding any Person that has an operational consulting relationship with the Company or has served as an independent contractor. Except as set forth on Section 2.22(p) of the Disclosure Schedule, all independent contractors, operational consultants and advisors to the Company can be terminated immediately and without notice or Liability on the part of the Company subject to payment of amounts due for services rendered.

2.23 Insurance. Section 2.23 of the Disclosure Schedule lists all insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of the Company, including the type of coverage, the carrier, the amount of coverage, the term and the annual premiums of such policies. There is no claim by the Company pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed or that the Company has a reason to believe will be denied or disputed by the underwriters of such policies or bonds. In addition, there is no pending claim for which its total value (inclusive of defense expenses) the Company expects to exceed the policy limits. All premiums due and payable under all such policies and bonds have been paid, (or if installment payments are due, will be paid if incurred prior to the Closing Date), and the Company is otherwise in material compliance with the terms of such policies and bonds (or other policies and bonds providing substantially similar insurance coverage). Except as set forth in Section 2.23 of the Disclosure Schedule, such policies and bonds (or other policies and bonds providing substantially similar coverage) have been in effect for the past two (2) years and remain in full force and effect and such policies and bonds satisfy all requirements and obligations of the Company with respect to insurance under the Contracts. The Company does not have Knowledge or have reason to believe that such policies will be terminated or that the premiums with respect to such policies will be increased other than increases in premiums in the ordinary course. Except as set forth in Section 2.23 of the Disclosure Schedule, the Company has never maintained, established, sponsored, participated in or contributed to any self insurance plan.

2.24 Compliance with Laws. The Company has complied in all material respects with, is not in material violation of, and has not received any notices of violation with respect to, any foreign, federal, state or local statute, Law or regulation, including any applicable licenses and permits for the export of the Company products.

2.25 Export Control Laws.

(a) The Company has conducted its export transactions in all material respects in accordance with all applicable Export and Import Control Laws, including, but not limited to (i) all applicable U.S. export and reexport controls, including the United States Export Administration Act and Regulations and Foreign Assets Control Regulations and (ii) all other applicable import/export controls in other countries in which the Company conducts business.

2.26 Foreign Corrupt Practices Act. Neither the Company, nor any of its officers, directors, employees, or to the Company’s Knowledge, stockholders, agents or representatives, nor any Person acting for or on behalf of the Company, have directly or indirectly (a) made or attempted to make any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of what form, whether in money, property, or services (i) to obtain favorable treatment for business or Contracts secured by the Company, (ii) to pay for favorable treatment for business or Contracts secured by the Company, (iii) to obtain special concessions or for special concessions already obtained, or (iv) in violation of any requirement of applicable Law (including the Foreign Corrupt Practices Act), or (b) established or maintained any fund or asset that has not been recorded in the Books and Records. The Company has established sufficient internal controls and procedures to ensure compliance with the Foreign Corrupt Practices Act and has made available all of such documentation to Parent or its counsel.

2.27 Warranties; Indemnities. Except for warranties and indemnities that are typical and in the ordinary course of business of companies in the same industry as the Company, or that are implied by Law, the Company has not given any warranties or indemnities relating to products or technology sold or services rendered by the Company.

2.28 Complete Copies of Materials. The Company has delivered or made available to Parent true and complete copies of each document (or summaries of same) that has been requested by Parent or its counsel.

2.29 Representations Complete. None of the representations or warranties made by the Company or the Principal Shareholders (as modified by the Disclosure Schedule) in this Agreement, and none of the statements made in any exhibit, schedule or certificate furnished by the Company or the Principal Shareholders pursuant to this Agreement contains, or will contain at the Effective Time, any untrue statement of a material fact, or omits or will omit at the Effective Time to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE PRINCIPAL SHAREHOLDERS

Each of the Principal Shareholders, severally and not jointly, hereby represents and warrants to Parent and Sub, subject to such exceptions as are specifically disclosed in the Disclosure

Schedule, on the date hereof and (except where a representation or warranty is made herein as of a specified date) as of the Effective Time, as though made at the Effective Time, as follows:

3.1 Ownership of Company Capital Stock. Each Principal Shareholder is the sole record and beneficial owner of the Company Capital Stock designated as being owned by such Principal Shareholder opposite such Principal Shareholder’s name in Section 2.2(a) of the Disclosure Schedule, except as otherwise noted in Section 2.2(a) of the Disclosure Schedule. Such Company Capital Stock is not subject to any Liens or to any rights of first refusal of any kind, and such Principal Shareholder has not granted any rights to purchase such Company Capital Stock to any other person or entity, except as set forth in the Charter Documents. Each Principal Shareholder has the sole right to transfer such Company Capital Stock to Parent in connection with the Merger. Such Company Capital Stock constitutes all of the Company Capital Stock owned, beneficially or of record, by such Principal Shareholder, and such Principal Shareholder has no options, warrants or other rights to acquire Company Capital Stock, except as indicated on Section 2.2(a) of the Disclosure Schedule. Upon the Effective Time, in exchange for the consideration paid pursuant to Section 1.6 hereof, Parent will receive good title to such Company Capital Stock, free of any Liens.

3.2 Absence of Claims by the Principal Shareholders. No Principal Shareholder has any claim against the Company whether present or future, contingent or unconditional, fixed or variable under any contract or on any other basis whatsoever, whether in equity or at Law.

3.3 Authority. Each Principal Shareholder that is in an entity has all requisite power and authority and each Principal Shareholder that is an individual has capacity to enter into this Agreement and any Related Agreements to which it or he, as the case may be, is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and any Related Agreements to which such Principal Shareholder is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of such Principal Shareholder and no further action is required on the party of such Principal Shareholder to authorize the Agreement and any Related Agreements to which it is a party and the transactions contemplated hereby and thereby. This Agreement and each of the Related Agreements to which such Principal Shareholder is a party have been duly executed and delivered to such Principal Shareholder, and assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitute the valid and binding obligations of such Principal Shareholder, enforceable against each such party in accordance with their respective terms, except as such enforceability may be subject to the Laws of general application relating to bankruptcy, insolvency, and the relief of debtors and rules of Law governing specific performance, injunctive relief or other equitable remedies.

3.4 No Conflict. The execution and delivery by each Principal Shareholder of this Agreement and any Related Agreement to which it is a party, and the consummation of the transactions contemplated hereby and thereby, will not conflict with (i) any provision of the charter documents of such Principal Shareholder if such Principal Shareholder is an entity, (ii) any material mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise or license to which such Principal Shareholder or any of its properties or assets is subject, or (iii) any judgment, order, decree, statute, Law, ordinance, Rule or regulation applicable to such Principal Shareholder or its properties or assets.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

Parent and Sub, jointly and severally, hereby represent and warrant to the Company and the Principal Shareholders on the date hereof and as of the Effective Time as follows:

4.1 Organization, Standing and Power. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Sub is a corporation duly organized, validly existing and in good standing under the laws of Colorado. Parent is not in violation of any of the provisions of its certificate of incorporation or bylaws (the “Parent Charter Documents”) which violation would have a material adverse effect on, or materially delay, Parent’s ability to consummate the transactions contemplated by this Agreement. The board of directors of Parent has not approved or proposed any amendment to the Parent Charter Documents that would have a have a material adverse effect on, or materially delay, Parent’s ability to consummate the transactions contemplated by this Agreement. Sub is not in material violation of any of the provisions of its articles of incorporation or bylaws (the “Sub Charter Documents”). The board of directors of Sub have not approved or proposed any amendment to any of the Sub Charter Documents not reflected therein.

4.2 Authority. Each of Parent and Sub has all requisite corporate power and authority to enter into this Agreement and any Related Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and any Related Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Parent and Sub. This Agreement and any Related Agreements to which Parent and Sub are parties have been duly executed and delivered by Parent and Sub and assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitute the valid and binding obligations of Parent and Sub enforceable against each of them in accordance with their respective terms, except as such enforceability may be subject to the Laws of general application relating to bankruptcy, insolvency, and the relief of debtors and rules of Law governing specific performance, injunctive relief, or other equitable remedies.

4.3 Consents. No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity, or any third party is required by or with respect to Parent or Sub in connection with the execution and delivery of this Agreement and any Related Agreements to which Parent or Sub is a party or the consummation of the transactions contemplated hereby and thereby, except for (i) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable securities Laws; (ii) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings which, if not obtained or made, would not have a material adverse effect on the business, assets (including intangible assets), condition (financial or otherwise), results of operations or capitalization of Parent; and (iii) the filing of the Statement of Merger with the Secretary of State of the State of Colorado.

4.4 Capital Resources. Parent has sufficient capital resources to pay the Total Consideration and to consummate all of the transactions contemplated by this Agreement and the Related Agreements.

4.5 Brokers’ and Finders’ Fees. Neither Parent nor Sub has incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions, fees related to investment banking or similar advisory services or any similar charges in connection with the Agreement or any transaction contemplated hereby for which the Company, the Principal Shareholders or the Company Indemnifying Parties will have any obligation or liability.

ARTICLE V

CONDUCT PRIOR TO THE EFFECTIVE TIME

5.1 Conduct of Business of the Company. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, the Company shall operate its business in the ordinary course of business consistent with past practices, except (A) as specifically disclosed in Section 5.1 of the Disclosure Schedule, (B) with the prior written consent of Parent (the decision with respect to which will not be unreasonably delayed) or (C) as specifically contemplated by this Agreement. Without limiting the generality of the foregoing, the Company agrees to pay Indebtedness for borrowed money and Taxes of the Company when due (subject to the right of Parent to review and approve, which approval shall not be unreasonably withheld, any Tax Returns in accordance with Section 5.1(e)), to use commercially reasonable efforts to pay or perform other obligations when due. Notwithstanding the foregoing, except as set forth in clauses (A), (B) and (C) above, the Company shall not from and after the date of this Agreement:

(a) cause or permit any amendments to the Charter Documents;

(b) other than as expressly contemplated by any Material Contract, make any expenditures or enter into any commitment or transaction exceeding twenty-five thousand Dollars ($25,000) individually or one hundred thousand Dollars ($100,000) in the aggregate;

(c) pay, discharge, waive or satisfy, in an amount in excess of twenty-five thousand Dollars ($25,000) in any one case, or one hundred thousand Dollars ($100,000) in the aggregate, any claim, liability, right or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business of liabilities reflected or reserved against in the Current Balance Sheet;

(d) adopt or change accounting methods or practices (including any change in depreciation or amortization policies) other than as required by GAAP or applicable Law;

(e)(i) make or change any election in respect of Taxes, (ii) adopt or change any accounting method in respect of Taxes, (iii) enter into any closing agreement in respect of Taxes, (iv) settle any claim or assessment in respect of Taxes, (v) consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes, or (vi) file any income or other material Tax Return or amend any Tax Return unless a copy of such Tax Return or amended Tax Return has been delivered to Parent for review a reasonable time prior to filing and Parent has approved such Tax Return or amended Tax Return in writing, which approval may not be unreasonably delayed or withheld;

(f) revalue any of its assets (whether tangible or intangible), including without limitation writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business consistent with past practice;

(g) declare, set aside, or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any Company Capital Stock, or split, combine or reclassify any Company Capital Stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of Company Capital Stock, or directly or indirectly repurchase, redeem or otherwise acquire any shares of Company Capital Stock (or options, warrants or other rights convertible into, exercisable or exchangeable for Company Common Stock);

(h) increase or otherwise change the salary or other compensation payable or to become payable to any officer, director, or Employee, or make any declaration, payment or commitment or obligation of any kind for the payment (whether in cash or equity) of a severance payment, termination payment, bonus or other additional salary or compensation to any such person;

(i) sell, lease, license or otherwise dispose of or grant any security interest in any of its properties or assets, including without limitation the sale of any accounts receivable of the Company, except properties or assets (whether tangible or intangible) which are not Intellectual Property and only in the ordinary course of business and consistent with past practices;

(j) make any loan to any person or entity or purchase debt securities of any person or entity or amend the terms of any outstanding loan agreement;

(k) incur any indebtedness or guarantee any indebtedness of any person or entity or issue or sell any debt securities, or guarantee any debt securities of any person or entity;

(l) waive or release any right or claim of the Company, including any write-off or other compromise of any account receivable of the Company, other than in the ordinary course of business consistent with past practice;

(m) commence or settle any lawsuit, threat of any lawsuit or proceeding or other investigation against the Company or its affairs;

(n) issue, grant, deliver or sell or authorize or propose the issuance, grant, delivery or sale of, or purchase or propose the purchase of, any Company Capital Stock or any securities convertible into, exercisable or exchangeable for, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue or purchase any such shares or other convertible securities, except for the issuance of Company Common Stock pursuant to the exercise of outstanding Company Options;

(o)(i) sell, lease, license or transfer to any person or entity any rights to any Company Intellectual Property or enter into any agreement or modify any existing agreement with respect to any Company Intellectual Property with any person or entity or with respect to any Intellectual Property of any person or entity, other than non-exclusive licenses of the Company Intellectual property in connection with the sale of Company Products to end user customers in the ordinary course of business consistent with past practices, (ii) purchase or license any Intellectual Property or enter into any agreement or modify any existing agreement with respect to the Intellectual Property of any person or entity, (iii) enter into any agreement or modify any existing agreement with respect to the development of any Intellectual Property with a third party, or (iv) change pricing or royalties set or charged by the Company to its customers or licensees, or the pricing or royalties set or charged by persons who have licensed Intellectual Property to the Company;

(p) enter into or amend any Contract pursuant to which any other party is granted marketing, distribution, development, manufacturing or similar rights of any type or scope with respect to any Company Products or Technology of the Company;

(q) enter into any agreement to purchase or sell any interest in real property, grant any security interest in any real property, enter into any lease, sublease, license or other occupancy agreement with respect to any real property or alter, amend, modify or terminate any of the terms of any Lease Agreements; or

(r) amend or otherwise modify (or agree to do so), or violate the terms of, any of the Contracts set forth or described in the Disclosure Schedule;

(s) acquire or agree to acquire by merging or consolidating with, or by purchasing any assets or equity securities of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material or any equity securities, individually or in the aggregate, to the business of the Company;

(t) grant any severance or termination pay (in cash or otherwise) to any Employee, including any officer, except payments made pursuant to written agreements existing on the date hereof and disclosed in the Disclosure Schedule;

(u) adopt or amend any Company Employee Plan or Employee Agreement, enter into any employment contract, pay or agree to pay any bonus or special remuneration to any director or Employee, or increase or modify the salaries, wage rates, or other compensation (including, without limitation, any equity-based compensation) of its Employees except payments made pursuant to written agreements outstanding on the date hereof and disclosed in the Disclosure Schedule to meet the requirements of applicable Law or as required by this Agreement;

(v) enter into any strategic alliance, affiliate agreement or joint marketing arrangement or agreement;

(w) hire or terminate any Employees, or encourage or otherwise cause any Employees to resign from the Company;

(x) promote, demote or terminate any employees or change the employment status or titles of any of the employees of the Company;

(y) alter, or enter into any commitment to alter, its interest in any corporation, association, joint venture, partnership or business entity in which the Company directly or indirectly holds any interest;

(z) cancel, amend or renew any insurance policy; or

(aa) take, commit, or agree in writing or otherwise to take, any of the actions described in Sections 5.1(a) through 5.1(z) hereof.

5.2 No Solicitation.

(a) Until the earlier of (i) the Closing, or (ii) the date of termination of this Agreement pursuant to the provisions of Section 9.1 hereof, the Company shall not, and the Company and the Principal Shareholders shall direct its officers, directors, employees, shareholders, agents, affiliates, and advisors (each, a “Company Representative”) not to (and shall not authorize or knowingly permit them to), directly or indirectly, take any of the following actions with any party other than Parent and its designees: (A) solicit, initiate, participate or knowingly encourage any negotiations or discussions with respect to any offer or proposal to acquire all or any portion of the Company’s business or properties, or any equity interest in the Company or shares of Company Capital Stock or any rights to acquire any shares of Company Capital Stock or other equity interests in the Company, regardless of the form of transaction (a “Competing Transaction”), or effect any such Competing Transaction, (B) disclose any information to any Person concerning the business or properties of the Company, or afford to any Person access to the Company’s properties, books or records other than in the ordinary course of business or in connection with the negotiation, execution and performance of this Agreement, (C) assist or cooperate with any Person to make any proposal regarding a Competing Transaction, or (D) enter into any agreement with any Person providing for a Competing Transaction. In the event that the Company or any Company Representative shall receive, prior to the Closing or the termination of this Agreement in accordance with Section 9.1 hereof, any offer, proposal, or request, directly or indirectly, of the type referenced in clause (A), (C) or (D) above, or any request for disclosure or access as referenced in clause (B) above, the Company shall, or shall cause such Company Representative to, immediately (x) terminate, suspend or otherwise discontinue any and all discussions or other negotiations with such Person with regard to such offers, proposals, or requests and (y) notify Parent thereof, including the terms and conditions of such proposal or inquiry, in reasonable detail .

(b) The parties hereto agree that irreparable harm would occur in the event that the provisions of Section 5.2(a) were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed by the parties hereto that Parent shall be entitled to an immediate injunction or injunctions, without the necessity of proving the inadequacy of money damages as a remedy and without the necessity of posting any bond or other security, to prevent breaches of the provisions of Section 5.2(a) and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which Parent may be entitled at Law or in equity. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in Section 5.2(a) by (i) any Principal Shareholder, or any agent, representative or affiliate of such Principal Shareholder or (ii) any officer, director, agent, representative or affiliate of the Company shall be deemed to be a breach of this Agreement by the Company.

5.3 No Transfer. No Principal Shareholder shall sell, transfer, assign or hypothecate the shares of Company Capital Stock held by it (except to Parent pursuant to the terms hereof) without the prior written consent of Parent.

5.4 Procedures for Requesting Parent Consent. If the Company desires to take an action which would be prohibited pursuant to Section 5.1 of this Agreement without the written consent of Parent, prior to taking such action the Company may request such written consent by sending an e mail or facsimile to both of the following individuals:

(a)	John Hiraoka

Telephone: (949) 585-4620

Facsimile: (949) 341-4620

E mail address: jhiraoka@epicor.com

With a copy to:

John Ireland

Telephone: (949) 585-4225

Facsimile: (949) 341-4225

Email address: jireland@epicor.com

(b)	Malcolm Fox

Telephone: (949) 585-4290

Facsimile: (949) 341-4290

E mail address: mfox@epicor.com

The consent of any of such individuals shall constitute the required consent under Section 5.1 of this Agreement.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1 Shareholder Approval.

(a) As soon as practicable following the execution of this Agreement, but in no event later than seventy-two (72) hours following the execution of this Agreement, the Company shall provide notice of a meeting (the “Meeting Notice”) of the Company Shareholders for the purpose of obtaining the approval of the Company Shareholders to adopt and consummate this Agreement, the Merger and the transactions contemplated hereby, such meeting to occur no later than ten (10) Business Days following the date of the Meeting Notice.

(b) Promptly following the execution of this Agreement, the Company shall have prepared, subject to Parent’s review, an information statement to be distributed to the Company Shareholders in connection with the matters described in the next sentence (the “Information Statement”), which Information Statement shall comply with the provisions set forth in this Section 6.1. The Company shall provide the notice to Company Shareholders required by applicable Law that dissenters’ and/or appraisal rights may be available to Company Shareholders in accordance with Colorado Law.

(c) The materials to be submitted to the Company Shareholders in connection with the Merger and this Agreement, including the Information Statement (the “Soliciting Materials”), include information regarding the Company, the terms of the Merger and this Agreement, and, subject to the fiduciary duty of the Board of Directors, the recommendation of the Board of Directors of the Company in favor of the Merger and this Agreement. The Company shall provide Parent (which term shall include Parent’s counsel) with reasonable opportunity to review and comment on the Soliciting Materials in advance of their submission to the Company Shareholders. Each party will promptly notify the other in writing if at any time prior to the Closing such party discovers any facts that might make it necessary or appropriate to amend or supplement the Soliciting Materials in order to make statements contained or incorporated by reference therein not misleading or to comply with applicable Law. Anything to the contrary contained herein notwithstanding, the Company shall not include in the Soliciting Materials any information with respect to Parent or its affiliates or associates, the form and content of which shall not have been consented to in writing by Parent prior to such inclusion (which consent shall not be unreasonably withheld), except as required pursuant to applicable Law.

6.2 Access to Information. The Company shall afford Parent and its accountants, counsel and other representatives, reasonable access during normal business hours during the period from the date hereof and prior to the Effective Time to (i) all of the properties, books, contracts, commitments and records of the Company, including the Company’s source code, all Company Intellectual Property and Technology used by the Company, (ii) all other information concerning the business, properties and personnel (subject to restrictions imposed by applicable Law) of the Company as Parent may reasonably request, and (iii) all Employees of the Company as identified by Parent to the Company. Within twenty (20) days of the end of each month from the date hereof until the Closing, the Company agrees to deliver monthly unaudited financial statements prepared in accordance with GAAP consistent with the Interim Financials and such supporting documentation as Parent shall reasonably request. No information or knowledge obtained in any investigation pursuant to this Section 6.2 or otherwise shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger in accordance with the terms and provisions hereof.

6.3 Confidentiality. Each of the parties hereto hereby agrees that the information obtained in any investigation pursuant to Section 6.2 hereof, or pursuant to the negotiation and execution of this Agreement or the effectuation of the transactions contemplated hereby, shall be governed by the terms of the Confidentiality Agreement effective as of February 24, 2010 (the “Confidentiality Agreement”), between the Company and Parent. In this regard, the Company acknowledges that the Parent Common Stock is publicly traded and that any information obtained during the course of its due diligence could be considered to be material non-public information within the meaning of federal and state securities Laws. Accordingly, the Company and the Principal Shareholders acknowledge and agree not to engage in any discussions, correspondence or transactions in the Parent Common Stock in violation of applicable securities Laws.

6.4 Expenses. Whether or not the Merger is consummated, subject to Section 9.2 and the exceptions described in Section 6.8 all fees and expenses incurred in connection with the Merger (whether prior to or following Closing) including all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties incurred by a party (including the Company Indemnifying Parties) in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby, including, but not limited to, any payments made or anticipated to be made by such party as a brokerage or finders’ fee, agents’ commission or any similar charge, in connection with the Merger, whenever incurred (“Third Party Expenses”), shall be the obligation of the respective party incurring such fees and expenses. The Company shall provide Parent with a statement of Estimated Third Party Expenses showing detail of both the paid and unpaid Third Party Expenses incurred and expected to be incurred by the Company (including any Third Party Expenses anticipated to be incurred after the Closing) not less than three (3) Business Days prior to the Closing Date in form reasonably satisfactory to Parent (the “Statement of Expenses”). Any Third Party Expenses incurred by the Company that are not reflected on the Statement of Expenses, and thus were not included as part of the calculation of the Closing Working Capital and, if included in the calculation of the Closing Working Capital, would have reduced the amount of the Estimated Closing Working Capital (“Excess Third Party Expenses”), shall be paid out of the Escrow Fund in accordance with Section 8.2(a).

6.5 Public Disclosure. No party hereto shall issue any statement or communication to any third party (other than their respective agents that are bound by confidentiality restrictions) regarding the subject matter of this Agreement or the transactions contemplated hereby, including, if applicable, the termination of this Agreement and the reasons therefor, without the consent of the other party, except that this restriction shall be subject to Parent’s obligation to comply with applicable securities Laws and the rules of the Nasdaq Stock Market. Notwithstanding the foregoing, this Section 6.5 shall not prevent Parent from issuing any statement or communication that is reasonably necessary in response to an inquiry by or a public statement or announcement made by any third Person with respect to the transactions contemplated by this Agreement; provided Parent shall provide the Company with reasonable advance notice thereof.

6.6 Consents. The Company shall use reasonable best efforts obtain all necessary consents, waivers and approvals of any parties to any Material Contract as are required thereunder in connection with the Merger or for any such Material Contracts to remain in full force and effect, all of which are listed in Section 2.6 of the Disclosure Schedule, so as to preserve all rights of, and benefits to, the Company under such Material Contract from and after the Effective Time. Such consents, waivers and approvals shall be in a form reasonably acceptable to Parent. In the event that the other parties to any such Material Contract, including lessor or licensor of any Leased Real Property, conditions its grant of a consent, waiver or approval (including by threatening to exercise a “recapture” or other termination right) upon the payment of a consent fee, “profit sharing” payment or other consideration, including increased rent payments or other payments under the Material Contract, the Company shall be responsible for making all payments required to obtain such consent, waiver or approval and shall indemnify, defend, protect and hold harmless Parent from all losses, costs, claims, liabilities and damages arising from the same and shall reflect such payment or consideration on the Statement of Working Capital.

6.7 FIRPTA Compliance. On the Closing Date, the Company shall deliver to Parent a properly executed statement (a “FIRPTA Compliance Certificate”) in a form reasonably acceptable to Parent establishing that no withholding is required pursuant to Section 1445 of the Code.

6.8 Tax Matters.

(a) Tax Returns.

(i) S Corporation Tax Return.

(1) The Company shall, if available, obtain extensions of time to file the federal and state income Tax Returns of the Company with respect to any taxable period that ends on or prior to the Closing Date (the “S Corporation Tax Returns”).

(2) The Shareholder Representative will prepare, or cause to be prepared, for the Company the S Corporation Tax Returns required to be filed by or with respect to the Company. The S Corporation Tax Returns shall be prepared in a manner consistent with past practice of the Company in preparing its Tax Returns unless required by applicable law. The S Corporation Tax Returns shall be delivered to the Company by the Shareholder Representative no later than sixty (60) days prior to the due date thereof (taking into account the extension of time for filing). The cost of preparing the S Corporation Tax Returns shall be borne by the Company Shareholders.

(3) Parent and the Company shall be entitled to review and comment on such S Corporation Tax Returns, but shall be entitled to revise the S Corporation Tax

Returns prepared by the Shareholder Representative only with respect to any position taken by the Shareholder Representative that is not more likely than not to be ultimately sustained on the merits by a court of law. The Company shall timely file the S Corporation Tax Returns.

(ii) Other Tax Returns. The Company will prepare and file, or cause to be prepared and filed, all Tax Returns for the Company that are required to be filed following the Closing Date, other than the S Corporation Tax Returns. To the extent such Tax Returns relate to a taxable period or portion thereof ending on or before the Closing Date, the Company shall provide such Tax Return to the Shareholder Representative for her review and comment at least five (5) days prior to the filing of such Tax Return. The Company shall pay or cause to be paid all Taxes required to be shown on such Tax Returns, subject to the right to recover such Taxes attributable to Pre-Closing Tax Periods in accordance with paragraph (iv) below.

(iii) Amended Tax Returns. Parent covenants that without the prior written consent of the Shareholder Representative, which shall not be unreasonably withheld or delayed, it will not make or change any Tax election, amend any Tax Return or take any position on any Tax Return, in each case, for any Pre-Closing Tax Period (as defined below), that would result in any increased Tax liability for the Company Shareholders, whether under applicable law or under this Agreement, unless such action is required by applicable law.

(iv) Notwithstanding anything to the contrary in this Agreement, the Company Shareholders shall be solely responsible (without duplication) for and shall timely pay (A) any and all Taxes imposed on the Company for any taxable period or portion thereof ending on or prior to the Closing Date (the “Pre-Closing Tax Period”), and (B) any Taxes of the Company Shareholders for any taxable period or portion thereof, and such Taxes of the Company shall be reflected as a “current liability” on the Statement of Working Capital. To the extent such Taxes are not reflected as a “current liability” on the Statement of Working Capital, the Company Shareholders shall pay all such Taxes to Parent. For the avoidance of doubt, any employment or payroll taxes with respect to any bonuses, cash out of options or other compensatory payments in connection with the transactions contemplated by this Agreement shall be treated as arising in the Pre-Closing Tax Period and reflected as a Liability on the Statement of Working Capital. To the extent that the party responsible pursuant to this Agreement for filing a Tax Return (the “Filing Party”) is required to remit any Taxes that the other party is responsible pursuant to this Agreement to pay (the “Paying Party”), the Paying Party shall pay to the Filing Party any such Taxes within ten (10) days after receipt of reasonably satisfactory evidence of the amount of such Taxes. In the case of any taxable period that includes but does not end on the Closing Date (each, a “Straddle Period”), the real, personal and intangible property Taxes (“Property Taxes”) imposed upon the Company allocable to the Pre-Closing Tax Period shall be equal to the amount of such Property Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days during the Straddle Period that are in the Pre-Closing Tax Period and the denominator of which is the number of days in the Straddle Period; and the Taxes (other than Property Taxes) imposed upon the Company allocable to the Pre-Closing Tax Period shall be computed as if such taxable period ended on the Closing Date, provided, that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions), other than with respect to property placed in service after the Closing, shall be allocated between the Pre-Closing Tax Period and the period after the Closing Date in proportion to the number of days in each period.

(v) The obligations set forth in this Section 6.8 and any claim for breach of Section 2.10 hereof shall terminate at the close of business on the thirtieth (30th) day following the expiration of the applicable statute of limitations with respect to the Tax liabilities in question (giving effect to any waiver, mitigation or extension thereof), and shall not be subject to any of the limitations on indemnification set forth in Section 8.3 hereof. To the extent of any conflict between this Section 6.8 and any other provision of this Agreement, this Section 6.8 shall govern.

(b) Refunds. The Company shall pay to the Shareholder Representative for distribution among the Company Shareholders all refunds of Taxes paid by the Company prior to the Closing Date received by the Company, except to the extent that such refunds are identified as an asset on the Statement of Working Capital pursuant to Section 1.8, in which case such refunds shall be paid to and retained by Company. Any payment pursuant to this Section 6.8(b) shall be made to the Shareholder Representative within ten (10) days of receipt of the refund by the Company or its affiliates from a taxing authority.

(c) Transfer Taxes. Notwithstanding any other provisions of this Agreement to the contrary, all transfer, documentary, sales, use, stamp duty, registration, and other such Taxes and fees (including any penalties and interest) incurred as a direct result of the transactions described in this Agreement (“Transfer Taxes”) shall be borne by the Company Shareholders.

(d) Tax Contests.

(i) In the event (A) Company or its affiliates or (B) the Shareholder Representative receives notice of any pending or threatened Tax audits or assessments or other disputes concerning Taxes with respect to which the other party may incur liability (including with respect to the S Corporation Tax Returns), the party in receipt of such notice shall promptly notify the other party of such matter in writing.

(ii) The Shareholder Representative, at her own expense except as provided in Section 6.8(g), shall have the right to represent the interests of the Company and the Company Shareholders in any Tax Contest with respect to an S Corporation Tax Return; provided that the Shareholder Representative shall not settle any such Tax Contest without the prior written consent of the Company, which shall not be unreasonably withheld or delayed. The Company shall control any other Tax Contest, provided that it shall not settle any such Tax Contest without the prior written approval of the Shareholder Representative, which shall not be unreasonably withheld. The Company and the Shareholder Representative shall cooperate in connection with any Tax Contest. A “Tax Contest” is any audit, claim for refund or administrative or judicial proceeding relating to a Pre-Closing Tax Period.

(e) Preservation of Records and Cooperation. From and after the Closing, the Company shall preserve and keep all records held by the Company at the Closing Date, or any Tax-related records related to the period prior to the Closing that are created or held by them during the two (2) years after the Closing Date, until at least the seventh (7th) anniversary of the filing of the last Tax Return to which such records relate, and shall retain such records for such longer period of time as is required with respect to any books or records that may reasonably be required in connection with any claim, audit, proceeding or investigation related to the transactions described in this Agreement. The Company and the Shareholder Representative agree to furnish or cause to be furnished to each other, upon written request, as promptly as practicable, such information (including access to books and records) and assistance relating to the Company as is reasonably necessary for the filing of any Tax Return, for the preparation for any audit, and for the prosecution or defense of any claim, suit or proceeding relating to any proposed adjustment pertaining to the Company. The Company and the Shareholder Representative shall cooperate with each other in the conduct of any audit or other proceedings involving the Company for any Tax purposes.

(f) S Corporation Status. None of the Company or any Company Shareholder has taken (or will take) or has omitted (or will omit) to take any action, or knows of any fact or circumstances, which action, omission, fact or circumstance could result in the loss by the Company of its status as an S corporation within the meaning of Section 1361(a) of the Code (or any comparable state law). Each of the Company Shareholders jointly and severally indemnifies and holds Parent and the Company harmless against any damages, including the loss of any tax benefit that would have been generated, utilized or recognized in any taxable period ending after the Closing Date as a result of the Section 338(h)(10) Elections resulting from the failure of the Company to qualify as an S corporation within the meaning of the Code (or any comparable state law).

(g) Section 338(h)(10) Election.

(i) At the election of Parent, the Company Shareholders and Parent shall make a timely, irrevocable and effective election under Section 338(h)(10) of the Code and any similar election under any applicable state, local or foreign income Tax law (collectively, the “Section 338(h)(10) Elections”) with respect to Parent’s purchase of the Company Capital Stock pursuant to the Merger. In connection with the Section 338(h)(10) Elections, Parent shall pay to each Company Shareholder an amount equal to such Company Shareholder’s ratable share of $500,000 (the “Gross-Up Amount”).

(ii) To facilitate the Section 338(h)(10) Elections, Parent shall deliver to the Company Shareholders, at least ten (10) days prior to Closing, copies of Internal Revenue Service Form 8023 and any similar forms under applicable state, local and foreign income Tax law (collectively, the “Forms”) properly completed to the extent pertaining to Parent and the transactions contemplated by this Agreement. The Forms shall be properly completed by the Company Shareholders to the extent pertaining to the Company Shareholders and duly executed by each Company Shareholder and an authorized person for Parent at the Closing. In the event that Parent elects to make the Section 338(h)(10) Elections, Parent shall duly and timely file the Forms as prescribed by Treasury Regulations Section 1.338(h)(10)-1 or the corresponding provisions of applicable state, local or foreign income Tax law.

(iii) In connection with the Section 338(h)(10) Elections, Parent shall provide the Shareholder Representative with a draft of Internal Revenue Service Form 8883

(including the proposed allocation of the Aggregate Deemed Sales Price in a manner consistent with the requirements of Section 338 and the Treasury Regulations promulgated thereunder). If the Section 338(h)(10) Elections are made, each of Parent, the Company and the Company Shareholders shall prepare and file all Tax Returns consistent with, and shall not take any Tax position inconsistent with, the Form 8883.

(iv) If the Forms are not received from all Company Shareholders at the Closing, no later than one (1) Business Day following the day on which the Effective Time occurs, Parent will deposit the Gross-Up Amount with the Escrow Agent. The Gross-Up Amount will not become part of the Escrow Fund, but will be held in by the Escrow Agent in accordance with the terms of Sections 8.5(d) – 8.5(h). Within three (3) Business Days of receipt of the Forms from all Company Shareholders, Parent shall instruct the Escrow Agent to release the Gross-Up Amount to the Company Shareholders in proportion to the Company Shareholders’ respective Shareholder Pro Rata Portion. Upon the release of the Gross-Up Amount to the Shareholder Representative pursuant to this Section 6.8(g)(iv), Parent’s obligations under Section 6.8(g)(i) shall be deemed to be satisfied. If (x) the Forms of all Company Shareholders are not received by Parent by the eight (8) month anniversary of the date of this Agreement or (y) Parent provides written notice to the Shareholder Representative (with a copy to the Escrow Agent) prior to the eight (8) month anniversary of the date of this Agreement that they have not made, and will not make, the Section 338(h)(10) Elections, the Escrow Agent shall release the Gross-Up Amount and any interest thereon to Parent.

6.9 Reasonable Efforts. Subject to the terms and conditions provided in this Agreement, each of the parties hereto shall use reasonable efforts to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, all things necessary, proper or advisable under applicable Laws and regulations to consummate and make effective the transactions contemplated hereby, to obtain all necessary waivers, consents and approvals and to effect all necessary registrations and filings and to remove any injunctions or other impediments or delays, legal or otherwise, in order to consummate and make effective the transactions contemplated by this Agreement for the purpose of securing to the parties hereto the benefits contemplated by this Agreement; provided, however, that Parent shall not be required to agree to any divestiture by Parent or the Company or any of Parent’s Subsidiaries or Affiliates, of shares of capital stock or of any business, assets or property of Parent or its Subsidiaries or Affiliates, or of the Company, its Affiliates, or the imposition of any material limitation on the ability of any of them to conduct their businesses or to own or exercise control of such assets, properties and stock.

6.10 Notification of Certain Matters. The Company and the Principal Shareholders on the one hand and Parent on the other hand, shall give prompt notice to Parent or the Company, respectively, of: (i) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which is likely to cause any representation or warranty of the Company, any Principal Shareholder or Parent, respectively and as the case may be, contained in this Agreement to be untrue or inaccurate at the Effective Time, and (ii) any failure of the Company, any Principal Shareholder or Parent, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 6.10 shall not (a) limit or otherwise affect any remedies available to the party receiving such notice or (b) constitute an acknowledgment or admission of a breach of this Agreement; provided, further, that a party’s unintentional failure to give notice under this Section 6.10 shall not be deemed a covenant breach, but if such breach remains uncured as of the Closing, shall constitute only a breach of the underlying representation or warranty, or covenant, condition or agreement, as the case may be. No disclosure by the Company or the Principal Shareholders pursuant to this Section 6.10, however, shall be deemed to amend or supplement the Disclosure Schedule or prevent or cure any misrepresentations, breach of warranty or breach of covenant.

6.11 Additional Documents and Further Assurances. Each party hereto, at the request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of the Merger and the transactions contemplated hereby (including, without limitation, the Principal Shareholders’ participation in the Company’s future financial audits as reasonably necessary).

6.12 New Employment Arrangements. Except for Terminating Employees and subject to Section 6.13, all Employees employed by the Company immediately prior to the Effective Time will remain “at will” Employees of the Surviving Corporation immediately following the Effective Time or be offered at-will employment with Parent immediately following the Effective Time, in each case, subject to proof of each Employee’s legal right to work in the United States (each a “Continuing Employee” and together, the “Continuing Employees”). Such “at will” employment immediately following the Effective Time with either the Parent or the Surviving Corporation will: (i) be set forth in welcome letters on Parent’s standard form (each, a “Welcome Letter”), (ii) be subject to and in compliance with Parent’s applicable policies and procedures, including, the execution of an employee proprietary information agreement, governing employment conduct and performance, (iii) have terms, including the position and salary, which will be determined by Parent, and (iv) supersede any prior express or implied employment agreements, arrangement or offer letter in effect prior to the Effective Time. Continuing Employees shall be eligible to receive benefits consistent with Parent’s applicable human resources policies and which are substantially the same benefits in the aggregate as those provided to similarly situated employees of Parent. Parent will or will cause the Surviving Corporation or appropriate Subsidiary of Parent to give Continuing Employees full credit under such policies for prior service at the Company for purposes of eligibility, benefit accrual, and determination of the level of benefits under Parent’s benefit plans, programs or policies; provided that such credit does not result in duplication of benefits and such credit shall not apply to equity awards, if any, granted to such Employees.

6.13 Employee Severance. In the event that Parent, the Surviving Corporation or any of their respective Affiliates terminate the employment of any Employee listed in Section 6.13 of the Disclosure Schedule (each, a “Severed Employee”) without cause following the Effective Time, Parent shall pay, or shall cause the Surviving Corporation or any other of its Affiliates to pay, to such Severed Employee a severance payment and a Stay Bonus not less than the amount set forth in Section 6.13 of the Disclosure Schedule. Notwithstanding any change made by Parent or otherwise with respect to any Severed Employee’s title, duties or responsibilities following the

Effective Time, each Severed Employee terminated by Parent, the Surviving Corporation or any of their respective Affiliates following the Effective Time shall be entitled to a severance payment consistent with such Severed Employee’s current employment title and responsibilities with the Company as set forth in Section 6.13 of the Disclosure Schedule. The Company Indemnifying Parties shall have no responsibility for any severance payments that are due and owing to any Severed Employee relating to a termination of employment following the Effective Time. Notwithstanding anything to the contrary contained herein, in the event that any Severed Employee voluntarily terminates his or her employment with Parent or the Surviving Corporation or any of their respective Affiliates, or his or her employment is terminated by Parent or the Surviving Corporation for cause, prior to the Termination Date set forth in Section 6.13 of the Disclosure Schedule, such Severed Employee will not be entitled to the Stay Bonus set forth in Section 6.13 of the Disclosure Schedule and the portion of the severance payment that is based on such Severed Employee’s tenure will be calculated based on such Severed Employee’s tenure at the date such Severed Employee actually terminated his or her employment.

6.14 Terminating Employees. Prior to the Effective Time, the Company will provide notice of termination of employment to each of the Terminating Employees. The Company shall use its reasonable efforts to obtain valid general release of claims and separation agreements from each Terminating Employee.

6.15 Resignation of Officers and Directors. The Company shall cause the resignations of all officers and directors of the Company from their positions as such effective as of the Effective Time, provided, that such resignations shall not, in and of themselves, constitute a resignation from employment.

6.16 Proprietary Information and Inventions Assignment Agreement. Prior to the Closing, each current employee and contractor of the Company shall have entered into and executed, and each employee and contractor hired by the Company prior to the Closing shall be required to enter into and execute, a proprietary information and inventions assignment agreement with the Company effective as of such employee’s or contractor’s first date of employment or service in a form acceptable to Parent, a true and correct copy of which has been delivered to Parent and is set forth in Schedule 2.13(m) of the Disclosure Schedule.

6.17 Release of Liens. The Company shall file, or shall cause to be filed, all agreements, instruments, certificates and other documents, in form and substance reasonably satisfactory to Parent, that are necessary or appropriate to effect the release of all Liens set forth in Schedule 7.2(g) to this Agreement).

6.18 Payoff Letters. The Company shall use its reasonable best efforts to obtain a payoff letter in a form acceptable to Parent in its reasonable discretion from each holder of Indebtedness of the Company other than the Permitted Indebtedness.

6.19 Spreadsheet. The Company shall deliver to Parent three (3) Business Days prior to the Closing Date a spreadsheet (the “Spreadsheet”) in a form reasonably acceptable to Parent, which shall include, among other things, as of the Closing:

(a) with respect to each Company Shareholder, (i) such Person’s address and, if available to the Company, social security number (or tax identification number, as applicable), (ii) the number of shares of Company Capital Stock held by such Person, (iii) the respective certificate number(s) representing such shares, (iv) the respective date(s) of acquisition of such shares, (v) the Pro Rata Portion applicable to such Person, (vi) the Shareholder Pro Rata Portion applicable to such Person (vii) the aggregate amount of cash to be paid to such Person at the Closing in respect of such shares, (viii) the amount of cash to be deposited into the Escrow Fund on behalf of such Person in respect of the Indemnification Escrow Amount, (viii) the amount of cash to be deposited into the Escrow Fund on behalf of such Person in respect of the Working Capital Escrow Amount, (ix) the amount of cash to be paid to the Shareholder Representative on behalf of such Person in respect of the Holdback Amount, (x) whether any amounts required to be withheld and if so, the amount of such withholdings, and (xi) the identification of any shares that were eligible for an election under Section 83(b) of the Code, including the date of issuance of such shares, and whether such election under Section 83(b) of the Code was timely made; and

(b) with respect to each holder of a Company Option, (i) such Person’s address and, if available to the Company, social security number (or tax identification number, as applicable), (ii) the number of shares of Company Capital Stock underlying each Company Option held by such Person, (iii) the respective grant date(s) of such Company Options, (iv) the respective exercise price(s) per share of such Company Options, (v) whether such Company Options are incentive stock options or non-qualified stock options, (vi) the Pro Rata Portion applicable to such Person, (vii) the amount of cash to be deposited into the Escrow Fund in respect of the Indemnification Escrow Amount, (viii) the amount of cash to be deposited into the Escrow Fund on behalf of such Person in respect of the Working Capital Escrow Amount, (ix) the amount of cash to be paid to the Shareholder Representative on behalf of such Person in respect of the Holdback Amount, (x) the aggregate amount of cash to be paid to such Person at the Closing in respect of such Company Option, and (xi) whether any amounts are required to be withheld and if so, the amount of such withholdings.

6.20 Non-Competition Agreements. Prior to or concurrent with execution of this Agreement, each of the Persons on Exhibit B-1 hereto shall have executed and delivered to Parent a Non-Competition Agreement in the form attached hereto as Exhibit B-2.

6.21 Termination of Agreements. The Company shall have terminated each of the agreements listed on Schedule 7.2(f) hereof (the “Terminated Agreements”), concurrent with or prior to Closing, such that each such agreement shall be of no further force or effect. Prior to Closing, the Company shall have paid all amounts owed under the Terminated Agreements (as a result of the termination of the Terminated Agreements or otherwise), and the Surviving Corporation will not incur any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) under any Terminated Agreement following the Closing Date.

6.22 Release of Guarantees. After the Effective Time, Parent shall use reasonable best efforts to obtain and deliver to the applicable Company Indemnifying Parties duly executed releases of all guarantees executed by any such Company Indemnifying Party in respect of any Indebtedness or other obligations of the Company.

6.23 D&O Insurance. Prior to the Effective Time, the Company shall purchase an extended reporting period endorsement under the Company’s existing directors’ and officers’ liability insurance coverage, including EPLI and fiduciary insurance (the “D&O Tail”) for the Company’s directors and officers in a form mutually acceptable to the Company and Parent which shall provide such directors and officers with coverage for three (3) years following the Effective Time of not less than the existing coverage under, and have other terms not materially less favorable to, the insured persons than the directors’ and officers’ liability insurance coverage presently maintained by the Company.

6.24 Nancy Spoor Insurance Policy. In the event that the Surviving Corporation receives any proceeds under the Genworth Financial life insurance policy in the name of Nancy Spoor (policy number: 5402707), such proceeds shall be promptly distributed to the Indemnifying Parties in accordance with their Pro Rata Portion.

ARTICLE VII

CONDITIONS TO THE MERGER

7.1 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of the Company, Parent and Sub to effect the Merger shall be subject to the satisfaction, at or prior to the Effective Time, of the following conditions:

(a) No Order. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, Rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.

(b) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect, nor shall any proceeding brought by a Governmental Entity, seeking any of the foregoing be threatened or pending.

(c) Regulatory Approvals/HSR Act. If applicable, all waiting periods under the HSR Act relating to the transactions contemplated hereby will have expired or terminated early, and all material foreign antitrust approvals required to be obtained prior to the Merger in connection with the transactions contemplated hereby have been obtained.

7.2 Conditions to the Obligations of Parent and Sub. The obligations of Parent and Sub to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by Parent and Sub:

(a) Representations, Warranties and Covenants. (i) The respective representations and warranties of the Company and the Principal Shareholders in this Agreement (other than the representations and warranties of the Company and the Principal Shareholders as of a specified date, which shall be true and correct as of such date) shall have been true and correct on the date they were made and shall be true and correct in all material respects (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) on and as of the Closing Date as though such representations and warranties were made on and as of such time, and (ii) the Company and the Principal Shareholders shall have performed and complied in all material respects with all covenants and obligations under this Agreement required to be performed and complied with by such parties as of the Closing.

(b) Governmental Approval. Approvals from any court, administrative agency, commission, or other federal, state, county, local or other foreign governmental authority, instrumentality, agency, or commission (if any) deemed appropriate or necessary by Parent shall have been timely obtained.

(c) Unanimous Board Approval. This Agreement shall have been unanimously approved by the Board of Directors of the Company, which unanimous approval shall not have been altered, modified, changed or revoked.

(d) Litigation. There shall be no action, suit, claim, order, injunction or proceeding of any nature pending, or overtly threatened, against Parent or the Company, their respective properties or any of their respective officers or directors arising out of, or in any way connected with, the Merger or the other transactions contemplated by the terms of this Agreement.

(e) Third Party Consents. Company shall have delivered to Parent all necessary consents, waivers and approvals of parties to any Material Contract (including Lease Agreements) set forth on Section 2.6 of the Disclosure Schedule as are required thereunder in connection with the Merger, or for any such Material Contract to remain in full force and effect without limitation, modification or alteration after the Effective Time.

(f) Termination of Agreements. The Company shall have terminated each of those agreements listed on Schedule 7.2(f) hereto and each such agreement shall be of no further force or effect.

(g) Release of Liens. Parent shall have received from the Company a duly and validly executed copy of all agreements, instruments, certificates and other documents, in form and substance reasonably satisfactory to Parent, that are necessary or appropriate to evidence the release of all Liens set forth in Schedule 7.2(g) to this Agreement.

(h) No Material Adverse Effect. There shall not have occurred any event or condition that has had or is reasonably likely to have a Company Material Adverse Effect since the date of this Agreement.

(i) Resignation of Officers and Directors. Parent shall have received a written resignation from each of the officers and directors of the Company in accordance with Section 6.13 effective as of the Effective Time.

(j) Legal Opinion. Parent shall have received a legal opinion from legal counsel to the Company, substantially in the form attached hereto as Exhibit E.

(k) Shareholder Approval. Company Shareholders holding 90% of the Total Outstanding Shares shall have approved this Agreement, the Merger, and the transactions contemplated hereby and thereby, including the appointment of the Shareholder Representative, and the deposit of the Indemnification Escrow Amount and the Working Capital Escrow Amount into the Escrow Fund.

(l) Certificate of the Company. Parent shall have received a certificate, validly executed by the Chief Executive Officer or Chief Financial Officer of the Company for and on the Company’s behalf, to the effect that, as of the Closing the conditions set forth in Section 7.2(a) (to the extent relating to the representations, warranties and covenants of the Company) and Section 7.2(h) have been satisfied.

(m) Certificate of the Principal Shareholders. Parent shall have received a certificate from each Principal Shareholder, validly executed by such Principal Shareholder, to the effect that, as of the Closing the conditions set forth in Section 7.2(a) (to the extent relating to the representations, warranties and covenants of the Principal Shareholders) have been satisfied.

(n) Certificate of Secretary of Company. Parent shall have received a certificate, validly executed by the Secretary of the Company, certifying as to (i) the terms and effectiveness of the Charter Documents, and (ii) the valid adoption of resolutions of the Board of Directors of the Company (whereby the Merger and the transactions contemplated hereunder were unanimously approved by the Board of Directors) and (iii) that the Company Shareholders constituting the Requisite Shareholder Vote have adopted and approved the Merger, this Agreement and the consummation of the transactions contemplated hereby.

(o) Certificates of Good Standing. Parent shall have received a certificate of good standing from the Secretary of State of the State of Colorado which is dated within five (5) Business Days prior to the Closing with respect to the Company. Parent shall have received a Certificate of Status of Foreign Corporation of the Company issued by the Secretary of State of the States of California and New Jersey dated within ten (10) Business Days prior to the Closing.

(p) FIRPTA Certificate. Parent shall have received a copy of the FIRPTA Compliance Certificate, validly executed by a duly authorized officer of the Company.

(q) Proprietary Information and Inventions Assignment Agreement. The Company shall have provided evidence satisfactory to Parent that each current and former Employee and contractor of the Company has entered into and executed a Proprietary Information Agreement.

(r) Non-Competition Agreements. Each of the Persons listed on Exhibit B-1 hereto shall have entered into a Non-Competition Agreement with Parent in the form attached hereto as Exhibit B-2 and such Non-Competition Agreement shall remain in full force and effect.

(s) Employment Agreements. Each of the Key Employees shall have entered into the Key Employee Employment Agreements and such Key Employee Employment Agreements shall remain in full force and effect.

(t) Payoff Letters. Parent shall have received an executed payoff letter in a form acceptable to Parent in its reasonable discretion from each holder of Indebtedness of the Company set forth in Section 7.2(t) of the Disclosure Schedule.

(u) Statement of Expenses. Parent shall have received from the Company not less than three (3) Business Days prior to the Closing Date the Statement of Expenses pursuant to Section 6.4.

(v) Spreadsheet. The Company shall have delivered the Spreadsheet at least three (3) Business Days prior to the Closing Date to Parent and the Exchange Agent.

(w) Statement of Working Capital. Parent shall have received the Statement of Working Capital from the Company not less than three (3) Business Days prior to the Closing Date pursuant to Section 1.8.

7.3 Conditions to Obligations of the Company and the Principal Shareholders. The obligations of the Company and each of the Principal Shareholders to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

(a) Representations, Warranties and Covenants. (i) The representations and warranties of Parent and Sub in this Agreement (other than the representations and warranties of Parent and Sub as of a specified date, which shall be true and correct as of such date) shall have been true and correct when made and shall be true and correct in all material respects (without giving effect to any limitation as to “materiality” or “material adverse effect” set forth therein) on and as of the Closing Date as though such representations and warranties were made on and as of such time, and (ii) each of Parent and Sub shall have performed and complied in all material respects with all covenants and obligations under this Agreement required to be performed and complied with by such parties as of the Closing Date.

(b) Certificate of Parent. Company shall have received a certificate executed on behalf of Parent by a Vice President or higher level officer for and on its behalf to the effect that, as of the Closing, the conditions set forth in Section 7.3(a) have been satisfied.

(c) Shareholder Approval. Company Shareholders constituting the Requisite Shareholder Vote shall have approved this Agreement, the Merger, and the transactions contemplated hereby and thereby, including the appointment of the Shareholder Representative, and the deposit of the Indemnification Escrow Amount and the Working Capital Escrow Amount into the Escrow Fund.

(d) James Spoor Insurance Proceeds. The Company Shareholders shall have received their Pro Rata Portion of the proceeds from the Reassure America life insurance policies in the name of James Spoor (policy numbers: 0221694, 0207868).

ARTICLE VIII

SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ESCROW

8.1 Survival of Representations, Warranties and Covenants. The representations and warranties of the Company, the Principal Shareholders, Parent, Sub and any other Person contained in this Agreement, Related Agreements or in any certificate or other instruments delivered pursuant to this Agreement, shall survive until January 31, 2012 (the “Survival Date”); provided, however, that the representations and warranties of the Company, the Principal Shareholders, Parent and Sub contained in (i) Section 2.2 (Company Capital Structure), Section 2.4 (Authority), Section 3.1 (Ownership of Company Capital Stock), Section 3.3 (Authority) and Section 4.2 (Authority) hereof shall survive indefinitely, (ii) Section 2.10 (Tax Matters) and Section 2.22 (Employee Benefits Matters) hereof shall survive until the expiration of the applicable statute of limitations and (iii) Section 2.13 (Intellectual Property) shall survive until the fourth anniversary of the Closing Date. The representations and warranties referenced in (i) – (iii) of the foregoing sentence, are referred to herein as the “Surviving Representations.” The covenants and other agreements of the parties contained in this Agreement shall survive the Closing Date until they are otherwise terminated in accordance with their respective terms. Notwithstanding any other provision of this Agreement, it is the intention of the parties hereto that the foregoing survival periods and termination dates supersede any applicable statute of limitations applicable to such representations and warranties.

8.2 Indemnification.

(a) By virtue of the Merger, the Company Shareholders (including the Principal Shareholders) and the Company Optionholders (collectively, the “Company Indemnifying Parties”) agree to severally and not jointly, based on their respective Pro Rata Portions, indemnify and hold harmless Parent and its officers, directors, affiliates, employees, agents and representatives, including the Surviving Corporation (the “Indemnified Parties”), against all claims, losses, Liabilities, damages, Taxes, costs, interest, awards, judgments, penalties and expenses, including reasonable attorneys’ and consultants’ fees and expenses and including any such reasonable out-of-pocket expenses incurred in connection with investigating, defending against or settling any of the foregoing (hereinafter individually a “Loss” and collectively “Losses”) incurred or sustained by the Indemnified Parties, or any of them (including the Surviving Corporation) as a result of any of the following (collectively, “Indemnifiable Matters”):

(i) any breach or inaccuracy of a representation or warranty of the Company, the Principal Shareholders contained in this Agreement (except for those representations and warranties made by the Principal Shareholders in Article III of this Agreement), Related Agreement or in any certificate or other instruments delivered pursuant to this Agreement,

(ii) any failure by the Company, the Principal Shareholders or any other Company Indemnifying Party to perform or comply with any covenant applicable to any of them contained in this Agreement, Related Agreement or in any certificate or other instruments delivered pursuant to this Agreement,

(iii) any Dissenting Share Payments;

(iv) any Excess Liabilities, including expenses of the Accountant, if any, attributable to the Company Indemnifying Parties;

(v) any inaccuracy or omission in the Spreadsheet, including any amounts set forth therein that are paid to a Person in excess of the amounts such Person is entitled to receive pursuant to the terms of this Agreement or any amounts a Person was entitled to receive pursuant to the terms of this Agreement that was omitted from the Spreadsheet (collectively, “Spreadsheet Losses”);

(vi) any Agreed Upon Losses; and

(vii) any of the matters disclosed on Schedule 8.2(a)(vii) hereto.

(b) By virtue of the Merger, each Principal Shareholder agrees to severally indemnify and hold harmless the Indemnified Parties against all Losses incurred or sustained by the Indemnified Parties, or any of them, as a result of the following:

(i) any breach or inaccuracy of a representation or warranty of such Principal Shareholder contained in Article III of this Agreement.

(c) Notwithstanding Section 8.2(a), any Company Indemnifying Party, including any Principal Shareholder, committing, or being aware of, any fraud, intentional or willful breach of this Agreement, in the Certificates or in the Spreadsheet shall indemnify, and hold the Indemnified Parties harmless for, any Losses incurred or sustained by the Indemnified Parties, or any of them (including the Company), as a result of such fraud, intentional or willful breach.

(d) For the purposes of this Article VIII only, solely when determining the amount of Losses suffered by an Indemnified Party as a result of any breach, inaccuracy or failure, any representation, warranty, covenant or agreement given or made by the Company or any Principal Shareholder that is qualified or limited in scope as to materiality or Material Adverse Effect (including the definition of Material Contracts), such representation, warranty, covenant or agreement shall be deemed to be made or given without such qualification or limitation.

(e) The Company Indemnifying Parties shall not have any right of contribution, indemnification or right of advancement from the Company, the Surviving Corporation or Parent with respect to any Loss claimed by an Indemnified Party.

(f) Nothing in this Agreement shall limit the right of Parent or any other Indemnified Party to pursue remedies under any Related Agreement (other than the Certificates) against the parties thereto. Absent specific additional remedies provided for in any Related Agreement and except in the case of fraud or intentional or willful breach of this Agreement, the indemnification provisions of this Article VIII shall be the sole and exclusive remedy with respect to any claim relating to the subject matter of this Agreement and any Related Agreement.

8.3 Maximum Payments; Remedy.

(a) Notwithstanding the foregoing, except as set forth in the second sentence of this Section 8.3(a), an Indemnified Party may not recover any Losses under Section 8.2(a)(i) or Section 8.2(b)(i) hereof unless and until one or more Officer’s Certificates identifying such Losses under Section 8.2(a)(i) or 8.2(b)(i) hereof in excess of one hundred thousand Dollars ($100,000) in the aggregate (the “Deductible”) has or have been delivered to the Shareholder Representative as provided in Section 8.4(a) hereof, and such amount is payable in accordance with this Article VIII, at which time such Indemnified Party shall be entitled to recover all Losses so identified in excess of (but not including) the Deductible except as otherwise set forth herein. The provisions of this Section 8.3(a) shall not apply to any and all claims or payments made with respect to all Losses (i) incurred pursuant to Section 8.2(a)(i) for any breach or inaccuracy of any Surviving Representation, (ii) incurred pursuant to clauses (ii) through (vii) of Section 8.2(a) hereof, or (iii) incurred pursuant to Section 8.2(c) hereof.

(b) Except as otherwise set forth in this Section 8.3(b) and Section 8.3(c) below, the maximum amount that the Indemnified Parties may recover from the Company Indemnifying Parties for Losses incurred pursuant to Section 8.2(a)(i) and Section 8.2(b)(i) shall be Two Million Four Hundred Thousand Dollars ($2,400,000) (the “Cap”) and the liability of the Company Indemnifying Parties shall be determined based on the Company Indemnifying Parties’ respective Pro Rata Portions. Except as otherwise set forth in this Section 8.3(b) and Section 8.3(c) below, the sole recourse of the Indemnified Parties for Losses pursuant to Section 8.2(a)(i) and Section 8.2(b)(i) shall be claims against the Escrow Fund pursuant to this Agreement and the aggregate liability of the Company Indemnifying Parties to the Indemnified Parties for Losses pursuant to Section 8.2(a)(i) and Section 8.2(b)(i) shall at all times be limited to the amount remaining of the Escrow Fund. Notwithstanding the foregoing, the Indemnified Parties shall not be limited to the Escrow Fund and the Cap shall not apply in respect of Losses incurred pursuant to Section 8.2(a)(i) or Section 8.2(b)(i) for any breach or inaccuracy of any Surviving Representations, provided, that, the maximum amount that the Indemnified Parties may recover from the Company Indemnifying Parties in respect of such Losses shall be limited to an amount equal to the Total Consideration and the liability of the Company Indemnifying Parties shall be determined based on the Company Indemnifying Parties’ respective Pro Rata Portions.

(c) Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall limit the liability of any Company Indemnifying Party, and neither the Escrow Fund nor the Total Consideration shall be the exclusive remedy, in respect of Losses arising out any of the Indemnifiable Matters described in clauses (ii) through (vii) of Section 8.2(a) hereof, or incurred pursuant to Section 8.2(c) hereof, provided, however, that the liability of the Company Indemnifying Parties for the Indemnifiable Matters described in clauses (ii) through (vii) of Section 8.2(a), or incurred pursuant to Section 8.2(c) hereof shall be determined on a several, and not joint, basis based on such Company Indemnifying Party’s Pro Rata Portion.

(d) Nothing in this Article VIII shall limit the liability of any party hereto for any breach of any representation or warranty contained in this Agreement, any Related Agreement or any Certificate or other instrument delivered pursuant to this Agreement if the Merger does not close.

(e) Each Indemnified Party shall take commercially reasonable steps to mitigate all Losses after becoming aware of any event or condition which could reasonably be expected to give rise to any Losses that are indemnifiable hereunder.

(f) The amount of the Losses that the Company Indemnifying Parties are or may be required to pay to any Indemnified Party in respect of an indemnity claim pursuant to this Article VIII shall be reduced (retroactively, if necessary) by the amount of any payment actually received by an Indemnified Party in respect of the Losses that gave rise to the indemnity claim from any insurance policy net of any deductibles or other amounts payable with respect thereto, including premium increases attributable to the claim or other costs incurred (including attorneys’ fees and the Indemnified Party’s general overhead expenses related to any such insurance claim) (the “Net Insurance Proceeds”). If an Indemnified Party shall have received the payment required by this Agreement from the Escrow Fund (or in the case of recovery directly from a Company Indemnifying Party or Parties, from the Company Indemnifying Party or Parties) in respect of a Loss and shall subsequently receive insurance proceeds, in respect of such Loss, then such Indemnified Party shall promptly return to the Escrow Fund or, following the Escrow Period, pay to the Shareholder Representative (on behalf of the Company Indemnifying Parties), or in the case that indemnification was sought hereunder directly from a Company Indemnifying Party or Parties, to such Company Indemnifying Party or Parties, a sum equal to the Net Insurance Proceeds received in respect of the Loss. No Indemnified Party shall be obligated to make a claim for insurance recovery if there is a reasonable risk that such Indemnified Party will become uninsurable for any risks as a result of such claim. The Shareholder Representative and the Company Indemnifying Parties waive any rights to claim subrogation to any rights of any and all Indemnified Parties. Notwithstanding the foregoing or anything to the contrary contained herein, but subject to Section 8.3(e), in no event shall an Indemnified Party be required to pursue any insurer or other third party with indemnification obligations or any other person responsible therefor as a condition to an Indemnified Party’s right to receive its indemnification benefit under this Article VIII.

(g) The Company Indemnifying Parties shall not be liable under this Article VIII for any Losses for which the Indemnified Party has otherwise been fully compensated pursuant to the adjustments to the amount of the Total Consideration, including without limitation the Working Capital Adjustment Amount and the Final Adjustment Amount.

8.4 Claims for Indemnification; Resolution of Conflicts.

(a) Making a Claim for Indemnification; Officer’s Certificate.

(i) An Indemnified Party may seek recovery of Losses pursuant to this Article VIII by delivering to the Shareholder Representative (and, in the case of recovery sought directly from one or more Company Indemnifying Parties directly, delivering to such Company Indemnifying Party or Parties), with a copy simultaneously provided to the Escrow Agent, an Officer’s Certificate in respect of such claim. The date of such delivery of an Officer’s Certificate is referred to herein as the “Claim Date” of such Officer’s Certificate (and the claims for indemnification contained therein). For purposes hereof, “Officer’s Certificate” shall mean a certificate signed by any officer of Parent: (A) stating that an Indemnified Party has paid, sustained, incurred or accrued, or reasonably anticipates that it will have to pay, sustain, incur or accrue Losses and (B) specifying in reasonable detail the individual items of Losses included in the amount so stated, the date each such item was paid, sustained, incurred, or accrued, or the basis for such anticipated Losses, and the nature of the Indemnifiable Matter to which such item is related.

(ii) In the event that an Indemnified Party pursues a claim directly against any Company Indemnifying Party and the Company Indemnifying Party has not delivered an Objection Notice by the Objection Deadline in accordance with Section 8.4(b), subject to the provisions of Section 8.3, Section 8.4(b), Section 8.4(c) and Section 10.9 hereof, each Company Indemnifying Party shall promptly, and in no event later than 30 days after delivery of an Officer’s Certificate to such Company Indemnifying Party, wire transfer to the Indemnified Party an amount of cash equal to the amount of the Loss.

(iii) Upon receipt by the Escrow Agent at any time on or before termination of the Escrow Period (as defined in Section 8.5(b) below) of an Officer’s Certificate in accordance with this Section 8.4(a), the Escrow Agent shall, subject to the provisions of this Section 8.4, including, without limitation, the ability of the Shareholder Representative or the Company Indemnifying Party, as applicable, to deliver an Objection Notice in accordance with Section 8.4(b), deliver to Parent as promptly as practicable cash from the Escrow Fund equal to such Loss as stated in the Officer’s Certificate, provided, that, for a period of thirty (30) days after delivery of the Officer’s Certificate to the Escrow Agent by Parent, the Escrow Agent shall make no delivery to Parent of any cash from the Escrow Fund pursuant to this Section 8.4(a)(iii) unless the Escrow Agent shall have received written authorization from the Shareholder Representative to make such delivery.

(b) Objecting to a Claim for Indemnification.

(i) The Shareholder Representative (or, in the case of a claim directly against one or more Company Indemnifying Parties, such Company Indemnifying Parties) may object to a claim for indemnification set forth in an Officer’s Certificate by delivering to the

Indemnified Party seeking indemnification (and, in the case of a claim against the Escrow Fund, to the Escrow Agent) a written statement of objection to the claim made in the Officer’s Certificate (an “Objection Notice”), provided that, to be effective, such Objection Notice must (i) be delivered to the Indemnified Party (and, in the case of a claim for recourse against the Escrow Fund, to the Escrow Agent) prior to midnight (California time) on the 30th day following the receipt of the Officer’s Certificate (such deadline, the “Objection Deadline” for such Officer’s Certificate and the claims for indemnification contained therein) and (ii) set forth in reasonable detail the nature of the objections to the claims in respect of which the objection is made. Notwithstanding the foregoing, the Shareholder Representative and each Company Indemnifying Party hereby waive the right to object to any claims against the Escrow Fund or otherwise in respect of any Agreed Upon Loss.

(ii) If the Shareholder Representative (or the Company Indemnifying Party, in the event that indemnification is being sought hereunder directly from a Company Indemnifying Party) does not object in writing (as provided in Section 8.4(b)(i)) to the claims contained in an Officer’s Certificate prior to the Objection Deadline for such Officer’s Certificate, such failure to so object shall be an irrevocable acknowledgment by the Shareholder Representative and the Company Indemnifying Party, as applicable, that the Indemnified Party is entitled to the full amount of the claims for Losses set forth in such Officer’s Certificate (and such entitlement shall be conclusively and irrefutably established) (any such claim, an “Unobjected Claim”), and the Escrow Agent shall make distributions from the Escrow Fund in accordance with the terms thereof. The Shareholder Representative hereby authorizes the Escrow Agent to deliver an amount of cash from the Escrow Fund equal to the amount of Losses claimed in any Officer’s Certificate in respect of any Agreed-Upon Loss upon receipt of such Officer’s Certificate without regard to the 30-day period set forth in Section 8.4(a)(iii).

(c) Resolution of Conflicts; Arbitration.

(i) In case the Shareholder Representative (or the Company Indemnifying Parties in the case of a claim for indemnification sought directly from a Company Indemnifying Party) timely delivers an Objection Notice in accordance with Section 8.4(b)(i) hereof (other than in connection with Agreed Upon Losses as defined in Section 8.4(c)(v) hereof), the Shareholder Representative (or such objecting Company Indemnifying Party) and Parent shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims. Either party may, but shall not be obligated to, initiate non binding mediation of the dispute with the assistance of a neutral arbitrator belonging to and under the rules of the American Arbitration Association. The party requesting the mediation shall arrange for mediation services, subject to the approval of the other party, which shall not be unreasonably withheld. Such mediation shall take place in Denver, Colorado and shall occur during reasonable business hours and upon reasonable advance notice. Mediation may be scheduled to begin at any time, but with at least ten (10) Business Days’ written notice to all parties. If one party initiates mediation, the parties (i) shall participate in the mediation in good faith and shall devote reasonable time and energy to the mediation so as to promptly resolve the dispute or conclude that they cannot resolve the dispute and (ii) shall not pursue other remedies while such mediation is proceeding. If the Shareholder Representative (or the objecting Company Indemnifying Parties) and Parent reach an agreement, a memorandum setting forth such agreement shall be prepared and signed by both parties and, in the case of a claim against the Escrow Fund, shall be furnished to the Escrow Agent and, in the case of a claim directly against the Company Indemnifying Parties, to the Company Indemnifying Parties. The Escrow Agent shall be entitled to rely on any such memorandum and make distributions from the Escrow Fund in accordance with the terms thereof.

(ii) If no such agreement can be reached after good faith negotiation (and, if applicable, mediation) prior to forty-five (45) days after delivery of an Objection Notice, either Parent or the Shareholder Representative (or the objecting Company Indemnifying Party) may demand arbitration of the matter unless the amount of the Loss that is at issue is the subject of a pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration, and in either such event the matter shall be settled by arbitration conducted pursuant to Section 10.9.

(iii) Except as set forth in Section 8.4(c)(v) hereof, arbitration under Section 10.9 shall apply to any dispute among the Company Indemnifying Parties and the Indemnified Parties under this Article VIII, whether relating to claims upon the Escrow Fund or to the other indemnification obligations set forth in this Article VIII.

(iv) The decision of the arbitrator or a majority of the three arbitrators, as the case may be, as to the validity and amount of any claim in such Officer’s Certificate shall be final, binding, and conclusive upon the parties to this Agreement and the Company Indemnifying Parties. Such decision shall be written and shall be supported by written findings of fact and conclusions which shall set forth the award, judgment, decree or order awarded by the arbitrator(s), and the Escrow Agent shall be entitled to rely on, and make distributions from the Escrow Fund in accordance with, the terms of such award, judgment, decree or order as applicable. Within 30 days of a decision of the arbitrator(s) requiring payment by one party to another, such party shall make the payment to such other party, including any distributions out of the Escrow Fund, as applicable.

(v) Arbitration under Section 10.9 shall not apply to claims made in respect of an Agreed Upon Loss. Claims against the Escrow Fund made in respect of any Agreed Upon Loss shall be resolved in the manner described in Section 8.4(b)(ii) hereof and shall be considered an Unobjected Claim thereunder.

8.5 Escrow Arrangements.

(a) Escrow Fund. By virtue of this Agreement and as partial security for the indemnity obligations provided for in Section 8.2 hereof, at the Effective Time Parent will deposit with the Escrow Agent the Indemnification Escrow Amount and the Working Capital Escrow Amount (together, the “Total Escrow Amount”) without any act of the Company Indemnifying Parties in accordance with Section 1.6(b), such deposit of the Total Escrow Amount to constitute an escrow fund to be governed by the terms set forth herein. The Total Escrow Amount (plus any interest paid on such Total Escrow Amount in accordance with Section 8.5(d)(ii) hereof) (collectively, the “Escrow Fund”) shall be available to compensate the Indemnified Parties for any claims by such parties for any Losses suffered or incurred by them and for which they are entitled to recovery under this Article VIII, provided, that, the Working Capital Escrow Amount shall only be available to compensate the Indemnified Parties for any claims by such parties for any Losses suffered or incurred by them and for which they are entitled to recovery under Section 1.8 and Section 8.2(a)(iv) hereof. The Escrow Agent may execute this Agreement following the date hereof and prior to the Closing, and such later execution, if so executed after the date hereof, shall not affect the binding nature of this Agreement as of the date hereof between the other signatories hereto.

(b) Escrow Period; Distribution upon Termination of Escrow Periods. Subject to the following requirements, the Escrow Fund shall be in existence immediately following the Closing and shall terminate at 5:00 p.m., local time at Parent’s corporate headquarters in California, on the Survival Date (the “Escrow Period”) and the Escrow Agent shall distribute the funds in the Escrow Account to the Company Indemnifying Parties following such termination; provided, however, that the Escrow Fund shall not terminate with respect to any amount in respect of any unsatisfied claims specified in any Officer’s Certificate (“Unresolved Claims”) delivered to the Escrow Agent and the Shareholder Representative prior to the Survival Date, and any such amount shall not be distributed to the Company Indemnifying Parties at such time. As soon as all such claims have been resolved, the Escrow Agent shall deliver to the Company Indemnifying Parties the remaining portion of the Escrow Fund, if any, not required to satisfy such Unresolved Claims; provided, however, that any funds to be distributed that were contributed to the Escrow Fund by a Company Optionholder, which are subject to applicable tax withholding shall be returned to Parent before distribution to such Company Optionholder, and Parent will then deduct the appropriate tax withholding amounts and distribute net funds to such Company Optionholder. Deliveries of the Indemnification Escrow Amount and the Working Capital Escrow Amount, as applicable, out of the Escrow Fund to the Company Indemnifying Parties pursuant to this Section 8.5(b) shall be made in proportion to their respective Pro Rata Portions of the remaining amounts in the Escrow Fund (or in the case of the Working Capital Escrow Amount, in proportion to their respective Pro Rata Portions of any portion of the Working Capital Escrow Amount not due to Parent pursuant to Section 1.8 hereof), with the amount delivered to each Company Indemnifying Party rounded to the nearest one hundredth (0.01) (with amounts 0.005 and above rounded up). If the sum of the Pro Rata Portions, each rounded to the nearest one hundredth (0.01) (with amounts 0.005 and above rounded up), does not equal the remaining amounts in the Escrow Fund, then the appropriate amount will be added to or subtracted from the Company Indemnifying Party with the greatest Pro Rata Portion such that the sum of the rounded Pro Rata Portions does equal the remaining amount in the Escrow Fund.

(c) Tax Reporting Documentation Parent and each of the Company Indemnifying Parties agrees to provide the Escrow Agent with its certified tax identification number by furnishing the Escrow Agent with Internal Revenue Service Form W-9 (or Form W-8, in the case of a non-U.S. person) and any other forms and documents that the Escrow Agent may reasonably request (collectively, “Tax Reporting Documentation”) prior to the Closing. The parties hereto understand that, if such Tax Reporting Documentation is not so furnished to the Escrow Agent, the Escrow Agent shall be required by the Code to withhold a portion of any interest or other income earned on the investment of monies or other property held by the Escrow Agent pursuant to this Agreement, and to immediately remit such withholding to the IRS.

(d) Protection of Escrow Fund.

(i) The Total Escrow Amount shall be invested in the Escrow Agent’s Money Market Deposit Account, and any interest paid on such Total Escrow Amount shall be added to the Escrow Fund and become a part thereof. The Escrow Agent shall hold and safeguard the Escrow Fund during the Escrow Period, shall treat such fund as a trust fund in accordance with the terms of this Agreement and shall hold and dispose of the Escrow Fund only in accordance with the terms of this Article VIII. Except pursuant to a will or other estate planning instrument or pursuant to the applicable laws of descent and distribution, the interests of the Company Indemnifying Parties in the Escrow Fund shall not be transferable without the prior written consent of Parent, which shall not be unreasonably withheld or delayed.

(ii) The parties hereto agree that Parent is the owner of any cash in the Escrow Fund, and that all interest on or other taxable income, if any, earned from the investment of such cash pursuant to this Agreement shall be treated for tax purposes as earned by Parent. The Escrow Agent is hereby directed to pay to Parent out of the Escrow Fund, as soon as reasonably practicable following the reporting of any such income to Parent, but not more often than quarterly, a distribution equal to 20% of the amount of such net income reported to Parent. The parties intend the Total Escrow Amount contributed in respect of Company Capital Stock to qualify for installment sale reporting under Section 453 of the Code.

(e) Escrow Agent’s Duties.

(i) The Escrow Agent shall be obligated only for the performance of such duties as are specifically set forth herein, and may rely and shall be protected in relying or refraining from acting on any instrument reasonably believed to be genuine and to have been signed or presented by the proper party or parties. The Escrow Agent shall not be liable for any act done or omitted hereunder as Escrow Agent while acting in good faith and in the exercise of reasonable judgment, and any act done or omitted pursuant to the advice of legal counsel shall be conclusive evidence of such good faith.

(ii) The Escrow Agent is hereby expressly authorized to disregard any and all warnings given by any of the parties hereto or by any other Person, excepting only orders or process of courts of Law, and is hereby expressly authorized to comply with and obey orders, judgments or decrees of any court. In case the Escrow Agent obeys or complies with any such order, judgment or decree of any court, the Escrow Agent shall not be liable to any of the parties hereto or to any other Person by reason of such compliance, notwithstanding any such order, judgment or decree being subsequently reversed, modified, annulled, set aside, vacated or found to have been entered without jurisdiction.

(iii) The Escrow Agent shall not be liable in any respect on account of the identity, authority or rights of the parties executing or delivering or purporting to execute or deliver this Agreement or any documents or papers deposited or called for hereunder.

(iv) The Escrow Agent shall not be liable for the expiration of any rights under any statute of limitations with respect to this Agreement or any documents deposited with the Escrow Agent.

(v) In performing any duties under this Agreement, the Escrow Agent shall not be liable to any party for damages, losses or expenses, except for gross negligence or willful misconduct on the part of the Escrow Agent. Subject to the foregoing sentence, the Escrow Agent shall not incur any such liability for (A) any act or failure to act made or omitted in good faith, or (B) any action taken or omitted in reliance upon any instrument, including any written statement of affidavit provided for in this Agreement that the Escrow Agent shall in good faith believe to be genuine, nor will the Escrow Agent be liable or responsible for forgeries, fraud, impersonations, or determining the scope of any representative authority. In addition, the Escrow Agent may consult with legal counsel in connection with performing the Escrow Agent’s duties under this Agreement and shall be fully protected in any act taken, suffered, or permitted by him/her in good faith in accordance with the advice of counsel. The Escrow Agent is not responsible for determining and verifying the authority of any Person acting or purporting to act on behalf of any party to this Agreement.

(vi) If any controversy arises between the parties to this Agreement, or with any other party, concerning the subject matter of this Agreement, its terms or conditions, the Escrow Agent will not be required to determine the controversy or to take any action regarding it. The Escrow Agent may hold all documents and the Total Escrow Amount remaining in the Escrow Fund and may wait for settlement of any such controversy by final appropriate legal proceedings or other means as, in the Escrow Agent’s discretion, may be required, despite what may be set forth elsewhere in this Agreement. In such event, the Escrow Agent will not be liable for damages. Furthermore, the Escrow Agent may at its option, file an action of interpleader requiring the parties to answer and litigate any claims and rights among themselves. The Escrow Agent is authorized to deposit with the clerk of the court all documents and the Total Escrow Amount held in the Escrow Fund, except all costs, expenses, charges and reasonable attorney fees incurred by the Escrow Agent due to the interpleader action (the “Agent Interpleader Expenses”) and which the parties agree to pay as follows: 50% to be paid by Parent and 50% to be paid by the Company Indemnifying Parties on the basis of the Company Indemnifying Parties’ respective Pro Rata Portions; provided, however, that in the event any Company Indemnifying Party fails to timely pay his, her or its Pro Rata Portion of the Agent Interpleader Expenses, the parties agree that Parent may at its option pay such Company Indemnifying Party’s Pro Rata Portion of the Agent Interpleader Expenses and recover an equal amount (which shall be deemed an Agreed Upon Loss) from such Company Indemnifying Party’s Pro Rata Portion of the Escrow Fund. Upon initiating such action, the Escrow Agent shall be fully released and discharged of and from all obligations and Liability imposed by the terms of this Agreement.

(vii) The parties and their respective successors and assigns agree jointly and severally to indemnify and hold Escrow Agent harmless against any and all losses, claims, damages, Liabilities and expenses, including reasonable costs of investigation, counsel fees, including allocated costs of in house counsel and disbursements that may be imposed on Escrow

Agent or incurred by Escrow Agent in connection with the performance of its duties under this Agreement, including but not limited to any litigation arising from this Agreement or involving its subject matter, other than those arising out of the negligence or willful misconduct of the Escrow Agent (the “Agent Indemnification Expenses”). The Parent and the Company Indemnifying Parties agree that any payments made to the Escrow Agent under this Section 8.5(e)(vii), whether made by Parent, the Company Indemnifying Parties or any of them, are to be borne 50% by Parent and 50% by the Company Indemnifying Parties on the basis of the Company Indemnifying Parties Pro Rata Portions; provided that, this sentence shall not effect the joint and several obligations of Parent and the Company Indemnifying Parties under this Section 8.5(e)(vii); provided, further, however, that in the event any Company Indemnifying Party fails to timely pay his, her or its Pro Rata Portion of the Agent Indemnification Expenses, the parties agree that Parent may recover an amount equal to such Company’ Indemnifying Party’s Pro Rata Portion of the Agent Indemnification Expenses (which shall be deemed an Agreed Upon Loss) from such Company Indemnifying Party’s Pro Rata Portion of the Escrow Fund.

(viii) The Escrow Agent may resign at any time upon giving at least thirty (30) days written notice to Parent and the Shareholder Representative; provided, however, that no such resignation shall become effective until the appointment of a successor escrow agent which shall be accomplished as follows: Parent and the Shareholder Representative shall use their commercially reasonable efforts to mutually agree on a successor escrow agent within thirty (30) days after receiving such notice. If the parties fail to agree upon a successor escrow agent within such time, the Escrow Agent shall have the right to appoint a successor escrow agent authorized to do business in the State of California. The successor escrow agent shall execute and deliver an instrument accepting such appointment and it shall, without further acts, be vested with all the estates, properties, rights, powers, and duties of the predecessor escrow agent as if originally named as escrow agent. Upon appointment of a successor escrow agent, the Escrow Agent shall be discharged from any further duties and Liability under this Agreement.

(f) Fees. All fees of the Escrow Agent for performance of its duties hereunder shall be paid by Parent in accordance with the fee schedule of the Escrow Agent attached hereto as Exhibit G. It is understood that the fees and usual charges agreed upon for services of the Escrow Agent shall be considered compensation for ordinary services as contemplated by this Agreement. In the event that the conditions of this Agreement are not promptly fulfilled, or if the Escrow Agent renders any service not provided for in this Agreement, or if the parties request a substantial modification of its terms, or if any controversy arises, or if the Escrow Agent is made a party to, or intervenes in, any litigation pertaining to the Escrow Fund or its subject matter, the Escrow Agent shall be reasonably compensated for such extraordinary services and reimbursed for all costs, attorney’s fees, including allocated costs of in house counsel, and expenses occasioned by such default, delay, controversy or litigation.

(g) Successor Escrow Agents. Any corporation into which the Escrow Agent in its individual capacity may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Escrow Agent in its individual capacity shall be a party, or any corporation to which substantially all the corporate trust business of the Escrow Agent in its individual capacity may be transferred, shall be the Escrow Agent under this Escrow Agreement without further act.

(h) U.S.A. Patriot Act Information. To help the government fight the funding of terrorism money laundering activities, federal law requires all financial institutions to obtain, verify and record information that identifies each person who opens an account. For a non-individual person such as a business entity, a charity, a trust or other legal entity, the Escrow Agent will ask for documentation to verify its formation and existence as a legal entity. The Escrow Agent may also ask to see financial statements, licenses, identification and authorization documents from individuals claiming authority to represent the entity or other relevant documentation. The parties each agree to provide all such information and documentation as to themselves as requested by Escrow Agent to ensure compliance with federal law.

8.6 Third Party Claims.

(a) In the event Parent becomes aware of a third party claim (other than a claim that is the subject of an Agreed Upon Loss) (a “Third Party Claim”) which Parent reasonably believes may result in a demand against the Escrow Fund or for other indemnification pursuant to this Article VIII, Parent shall notify the Shareholder Representative (or, in the event indemnification is being sought hereunder directly from a Company Indemnifying Party, such Company Indemnifying Party) of such claim; provided, however, that the failure to give prompt notice shall not affect the indemnification provided hereunder except to the extent the Shareholder Representative, on behalf of the Company Indemnifying Parties, has been actually prejudiced as a result of such failure. The notice of Third Party Claim shall include, based on the information then available to Parent, a summary in reasonable detail of the basis for the Third Party Claim and a reasonable estimate of the Losses.

(b) The Shareholder Representative may, at her election, undertake and conduct the defense of such Third Party Claim, provided that the Shareholder Representative, on behalf of the Company Indemnifying Parties, fully acknowledges in writing its indemnification obligations to the Indemnified Party. In such case, the Indemnified Party may continue to participate in the defense of such Third Party Claim at its own expense (provided, that if (A) the employment of separate counsel will have been authorized in writing by the Shareholder Representative in connection with the defense of such Third Party Claim; (B) the Shareholder Representative has not employed counsel reasonably satisfactory to the Indemnified Party to have charge of such Third Party Claim; (C) the Indemnified Party will have reasonably concluded that there may be defenses available to such Indemnified Party that are different from or additional to those available to the Company Indemnifying Parties; or (D) the Indemnified Party has been advised by counsel that the Company Indemnifying Parties and the Indemnified Party have conflicting interests that would constitute a conflict of interest under applicable standards of professional conduct, in which case the reasonable fees and expenses of counsel to the Indemnified Party (including local counsel) will be paid out of the Escrow Fund).

(c) Notwithstanding anything to the contrary contained herein, the Shareholder Representative shall not be entitled to undertake and conduct the defense of any Third Party Claim if

(i) the Shareholder Representative has failed to assume the defense of such Third Party Claim within thirty (30) days of the delivery of notice of such Third Party Claim to the Shareholder Representative, (ii) the amounts reasonably expected to be incurred in connection with such Third Party Claim and all other outstanding claims on the Escrow Fund exceed the amount remaining in the Escrow Fund, (iii) the Third Party Claim includes a claim for injunctive relief, (iv) a conflict between the Indemnified Party and the Company Indemnifying Party arises; or (v) the litigation or outcome of such Third Party Claim could reasonably be expected to adversely impact Parent’s or the Surviving Company’s business in addition to the monetary damages paid in the claims (including, without limitation, any claim involving the Company Intellectual Property Rights).

(d) The Indemnified Party and the Shareholder Representative will render to each other such assistance as may reasonably be required of each other in order to insure proper and adequate defense of any Third Party Claim subject to this Section 8.6. To the extent that the Indemnified Party or the Shareholder Representative does not participate in the defense of a particular Third Party Claim, the party so proceeding with such Third Party Claim shall keep the other party informed of all material developments and events relating to such Third Party Claim.

(e) No Third Party Claim subject to this Section 8.6 shall be settled, adjusted or compromised without the written consent of both the Indemnified Party and the Shareholder Representative, which consent shall not be unreasonably withheld, conditioned or delayed, provided, that, in the event that Parent controls the defense of such Third Party Claim, Parent may settle such Third Party Claim in its sole discretion, provided, further, however, that except with the consent of the Shareholder Representative (or, in the event indemnification is being sought hereunder directly from a Company Indemnifying Party, such Company Indemnifying Party), no settlement of any such Third Party Claim with third party claimants shall be determinative of the amount of Losses relating to such matter. In the event that the Shareholder Representative has consented to any such settlement, the Company Indemnifying Parties shall have no power or authority to object under any provision of this Article VIII to the amount of any Third Party Claim by Parent against the Escrow Fund, or against the Company Indemnifying Parties directly, as the case may be, with respect to such settlement.

(f) The Escrow Agent shall not disburse any portion of the Escrow Fund to any third party except in accordance with joint written instructions received from Parent and the Shareholder Representative.

(g) Notwithstanding anything in this Agreement to the contrary, this Section 8.6 shall not apply to any third party claim that is the subject of an Agreed Upon Loss. Claims against the Escrow Fund made in respect of any Agreed Upon Loss shall be resolved in the manner described in Section 8.4(b)(ii) above.

8.7 Shareholder Representative.

(a) Sybll K. Romley is hereby appointed as the agent and attorney in fact of the Company Indemnifying Parties as the Shareholder Representative for and on behalf of the Company Indemnifying Parties to give and receive notices and communications, to authorize payment to

Parent from the Escrow Fund in satisfaction of claims by Parent, to object to such payments, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, and to take all other actions that are either (i) necessary or appropriate in the judgment of the Shareholder Representative for the accomplishment of the foregoing or (ii) specifically mandated by the terms of this Agreement. Such agency may be changed by the Company Indemnifying Parties from time to time upon not less than ten (10) days prior written notice to Parent; provided, however, that the Shareholder Representative may not be removed unless holders of a majority-in-interest of the Escrow Fund agree to such removal and to the identity of the substituted agent. A vacancy in the position of Shareholder Representative may be filled by the holders of a majority-in-interest of the Escrow Fund. No bond shall be required of the Shareholder Representative. Notices or communications to or from the Shareholder Representative shall constitute notice to or from the Company Indemnifying Parties.

(b) The Shareholder Representative shall not be paid any fee for services to be rendered hereunder. All reasonable fees and expenses incurred by the Shareholder Representative in performing her duties hereunder or under the Escrow Agreement shall be borne severally by the Company Indemnifying Parties, based on their Pro Rata Portion; provided, however, that, to the extent practical, the Shareholder Representative shall deduct such fees and expenses from the amounts otherwise distributable to the Company Indemnifying Parties under this Agreement. In particular and without limitation, the Shareholder Representative shall hold back the sum of seventy-five thousand Dollars ($75,000) from amounts otherwise distributable to the Company Indemnifying Parties under this Agreement (the “Holdback Amount”), which may be used to pay transaction and other administrative expenses, in addition to other fees and expenses incurred in her performance of her duties and responsibilities hereunder. At such time that the Shareholder Representative believes, in her sole discretion, that all or any portion of the Holdback Amount is no longer required for the above uses, the Shareholder Representative shall distribute such portion of the Holdback Amount to the Company Indemnifying Parties based on their Pro Rata Portion.

(c) The Shareholder Representative shall not have any duties or responsibilities except those expressly set forth in this Agreement, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or shall otherwise exist against the Shareholder Representative. Each of the Company Indemnifying Parties agrees that the Shareholder Representative shall have the full power, authority and right to perform, do and take any and all actions it deems necessary or advisable to carry out the purposes of this Agreement. In particular, but not by way of limitation, the Shareholder Representative has the power to (i) make and carry out decisions under this Agreement on behalf of each Shareholder and to sign documents and make filings on behalf of each Company Indemnifying Parties as if such Company Indemnifying Parties had itself signed or filed such document, (ii) retain attorneys, accountants and other professional service providers to assist and advise it with respect to its duties hereunder, (iii) give and receive any notices and settle any disputes under this Agreement, (iv) agree to, negotiate and enter into settlements and compromises, demand dispute resolution, and comply with orders of courts and awards of arbitrators with respect to this Agreement, and (v) give consents and instructions or contest any claims with respect to this Agreement.

(d) The Shareholder Representative shall be entitled to rely, and shall be fully protected in relying, upon any statements furnished to it by any Company Shareholder, Company Optionholder, Parent, Sub, or any other evidence deemed by the Shareholder Representative to be reliable. The Shareholder Representative shall be fully justified in failing or refusing to take any action under this Agreement unless it shall have received such advice or concurrence of the Company Indemnifying Parties as it deems appropriate or unless it shall have been expressly indemnified to its satisfaction by the Shareholders severally based on their Pro Rata Portion against any and all liability and expense that it may incur by reason of taking or continuing to take any such action.

(e) The Shareholder Representative shall not be liable for any error of judgment, or any action taken or omitted to be taken hereunder, except in the case of its bad faith, gross negligence or willful misconduct, as determined by a court of competent jurisdiction. The Shareholder Representative shall be entitled to consult with counsel of its choosing and shall be fully protected in any act taken, suffered or permitted by it in good faith in accordance with the advice of counsel. The Company Indemnifying Parties on whose behalf the Escrow Amount was contributed to the Escrow Fund, severally based on their Pro Rata Portion, shall indemnify the Shareholder Representative and hold the Shareholder Representative harmless against any loss, Liability or expense incurred without gross negligence, bad faith or willful misconduct on the part of the Shareholder Representative and arising out of or in connection with the acceptance or administration of the Shareholder Representative’s duties hereunder, including the reasonable fees and expenses of any legal counsel retained by the Shareholder Representative (“Shareholder Representative Expense”). Following the termination of the Escrow Period and the resolution of all pending claims made by the Indemnified Parties for Losses, the Shareholder Representative shall have the right to recover the Shareholder Representative Expenses from any remaining portion of the Escrow Fund prior to any distribution to the Company Indemnifying Parties and prior to any such distribution, shall deliver to the Escrow Agent a certificate setting forth the Shareholder Representative Expenses actually incurred. Upon receipt of such certificate, the Escrow Agent shall pay such Shareholder Representative Expenses to the Shareholder Representative. Parent agrees to consent in writing to the distribution, to the extent permitted herein, if so requested by the Escrow Agent. Notwithstanding the foregoing, the Shareholder Representative’s right to recover Shareholder Representative Expenses shall not prejudice Parent’s right to recover the full amount of indemnifiable Losses that Parent is entitled to recover from the Escrow Fund.

(f) A decision, act, consent or instruction of the Shareholder Representative, including but not limited to an amendment, extension or waiver of this Agreement pursuant to Section 9.3 and Section 9.4 hereof, shall constitute a decision of the Company Indemnifying Parties and shall be final, binding and conclusive upon the Company Indemnifying Parties; and the Escrow Agent and Parent may rely upon any such decision, act, consent or instruction of the Shareholder Representative as being the decision, act, consent or instruction of the Company Indemnifying Parties. The Escrow Agent and Parent are hereby relieved from any Liability to any Person for any acts done by them in accordance with such decision, act, consent or instruction of the Shareholder Representative.

8.8 Tax Treatment. Any payment under Article VIII of this Agreement shall be treated by the parties for U.S. federal, state, local and non-U.S. income Tax purposes as a purchase price adjustment unless otherwise required by applicable Law.

ARTICLE IX

TERMINATION, AMENDMENT AND WAIVER

9.1 Termination. Except as provided in Section 9.2 hereof, this Agreement may be terminated and the Merger abandoned at any time prior to the Closing:

(a) by mutual agreement of the Company and Parent;

(b) by Parent or the Company if the Closing Date shall not have occurred by January 31, 2011; provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes breach of this Agreement;

(c) by Parent or the Company if: (i) there shall be a final non-appealable order of a federal or state court in effect preventing consummation of the Merger, or (ii) there shall be any statute, Rule, regulation or order enacted, promulgated or issued or deemed applicable to the Closing by any Governmental Entity that would make consummation of the Closing illegal;

(d) by Parent if it is not in material breach of its obligations under this Agreement and there has been a breach of any representation, warranty, covenant or agreement of the Company or the Principal Shareholders contained in this Agreement such that the conditions set forth in Section 7.2(a) hereof would not be satisfied and such breach has not been cured within fifteen(15) calendar days after written notice thereof to the Company and the applicable Principal Shareholder; provided, however, that no cure period shall be required for a breach which by its nature cannot be cured; or

(e) by the Company if none of the Company, or the Principal Shareholders is in material breach of their respective obligations under this Agreement and there has been a breach of any representation, warranty, covenant or agreement of Parent contained in this Agreement such that the conditions set forth in Section 7.3(a) hereof would not be satisfied and such breach has not been cured within fifteen(15) calendar days after written notice thereof to Parent; provided, however, that no cure period shall be required for a breach which by its nature cannot be cured.

9.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 9.1 hereof, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, the Company or the Principal Shareholders, or their respective officers, directors or shareholders, if applicable; provided, however, that each party hereto and each Person shall remain liable for any breaches of this Agreement, Related Agreements or in any certificate or other instruments delivered pursuant to this Agreement prior to its termination; and

provided further, however, that, the provisions of Sections 6.3 (Confidentiality), 6.4 (Expenses), 6.5 (Public Disclosure) and 8.3 (Maximum Payments; Remedy) hereof, Article X hereof and this Section 9.2 shall remain in full force and effect and survive any termination of this Agreement pursuant to the terms of this Article IX.

9.3 Amendment. This Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of the party against whom enforcement is sought. For purposes of this Section 9.3, the Company Shareholders (including the Principal Shareholders) agree that any amendment of this Agreement signed by the Shareholder Representative shall be binding upon and effective against the Company Shareholders whether or not they have signed such amendment.

9.4 Extension; Waiver. At any time prior to the Closing, Parent, on the one hand, and the Company and the Shareholder Representative, on the other hand, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations of the other party hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the covenants, agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. For purposes of this Section 9.4, the Company Shareholders (including the Principal Shareholders) agree that any extension or waiver signed by the Shareholder Representative shall be binding upon and effective against all Company Shareholders whether or not they have signed such extension or waiver.

ARTICLE X

GENERAL PROVISIONS

10.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial messenger or courier service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with acknowledgment of complete transmission) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice or by email as provided in Section 5.4); provided, however, that notices sent by mail will not be deemed given until received:

(a)	if to Parent or Sub, to:

Epicor Software Corporation

18200 Von Karman Avenue, Suite 1000

Irvine, California 92612

Attention: John D. Ireland

Facsimile No.: (949) 341-4225

with a copy to:

Wilson Sonsini Goodrich & Rosati

Professional Corporation

650 Page Mill Road

Palo Alto, California 94304

Attention: Katharine A. Martin

Facsimile No.: (650) 493-6811

(b)	if to the Company or the Shareholder Representative, to:

SPECTRUM Human Resource Systems Corporation

707 Seventeenth Street, Suite 3800

Denver, Colorado 80202

Attention: Sybll K. Romley

Facsimile No.: (303) 592-3233

with a copy to:

Davis Graham & Stubbs LLP

1550 Seventeenth Street

Suite 500

Denver, Colorado 80202

Attention: Ronald R. Levine, II

Facsimile No.: (303)892-7400

(c)	If to the Principal Shareholders, to the addresses set forth in Section 10.1 of the Disclosure Schedule with a copy to:

Davis Graham & Stubbs LLP

1550 Seventeenth Street

Suite 500

Denver, Colorado 80202

Attention: Ronald R. Levine, II

Facsimile No.: (303) 892-7400

(d)	If to the Escrow Agent, to:

U.S. Bank National Association

Corporate Trust Services

633 West Fifth Street, 24th Floor

Los Angeles, California 90071

Attention: Paula Oswald

Facsimile No.: (213) 615-6197

10.2 Interpretation. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

10.3 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

10.4 Entire Agreement; Assignment. This Agreement, the Exhibits hereto, the Disclosure Schedule, the Confidentiality Agreement, and the documents and instruments and other agreements among the parties hereto referenced herein: (i) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings both written and oral, among the parties with respect to the subject matter hereof, (ii) are not intended to confer upon any other person any rights or remedies hereunder, and (iii) shall not be assigned by operation of Law or otherwise, except that Parent may assign its rights and delegate its obligations hereunder to its affiliates as long as Parent remains ultimately liable for all of Parent’s obligations hereunder.

10.5 Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

10.6 Other Remedies. Except as otherwise set forth herein, including as set forth in Article VIII, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. Without prejudice to remedies at law, the parties shall be entitled to seek specific performance in the event of a breach or threatened breach of this Agreement.

10.7 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of Laws thereof. Subject to Section 1.8, Section 8.4(c) and Section 10.9, each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of any court within County of Denver, State of Colorado, in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of Delaware for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and such process.

10.8 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefor, waive the application of any Law, regulation, holding or Rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

10.9 Resolution of Conflicts; Arbitration. Subject to Section 1.8, Section 8.4(c) and Section 10.9(d), any claim or dispute arising out of or related to this Agreement, or the interpretation, making, performance, breach or termination thereof, shall (except as specifically set forth in this Agreement) be finally settled by binding arbitration in the County of Denver, State of Colorado in accordance with the then current Commercial Arbitration Rules of the American Arbitration Association and judgment upon the award rendered may be entered in any court having jurisdiction thereof. The arbitrator(s) shall have the authority to grant any equitable and legal remedies that would be available in any judicial proceeding instituted to resolve a dispute.

(a) Selection of Arbitrators. Such arbitration shall be conducted by a single arbitrator chosen by mutual agreement of Parent and the Shareholder Representative (or the Company, if such arbitration occurs prior to the Closing). Alternatively, at the request of either party before the commencement of arbitration, the arbitration shall be conducted by three independent arbitrators, none of whom shall have any competitive interests with Parent or Shareholder Representative (or the Company, if such arbitration occurs prior to the Closing). Parent and Shareholder Representative (or the Company, if such arbitration occurs prior to the Closing) shall each select one arbitrator. The two arbitrators so selected shall select a third arbitrator.

(b) Discovery. The arbitrator or arbitrators, as the case may be, shall set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing the parties an opportunity, adequate in the sole judgment of the arbitrator or majority of the three arbitrators, as the case may be, to discover relevant information from the opposing parties about the subject matter of the dispute. The arbitrator, or a majority of the three arbitrators, as the case may be, shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions for discovery abuses, including attorneys’ fees and costs, to the same extent as a competent court of law or equity, should the arbitrators or a majority of the three arbitrators, as the case may be, determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification.

(c) Decision. The decision of the arbitrator or a majority of the three arbitrators, as the case may be, as to the validity and amount of any claim in an Officer’s Certificate shall be final, binding, and conclusive upon the parties to this Agreement. Such decision shall be written and shall be supported by written findings of fact and conclusions which shall set forth the award, judgment, decree or order awarded by the arbitrator(s). Within thirty (30) days of a decision of the arbitrator(s) requiring payment by one party to another, such party shall make the payment to such other party, including any distributions out of the Escrow Fund, as applicable.

(d) Other Relief. The parties to the arbitration may apply to a court of competent jurisdiction for a temporary restraining order, preliminary injunction or other interim or conservatory relief, as necessary, without breach of this arbitration provision and without abridgement of the powers of the arbitrator(s).

(e) Costs and Expenses. The parties agree that each party shall pay its own costs and expenses (including counsel fees) of any such arbitration, and each party waives its right to seek an order compelling the other party to pay its portion of its costs and expenses (including counsel fees) for any arbitration.

(f) Confidentiality. The parties agree that any claim or dispute arising out of or related to this Agreement, or the interpretation, making, performance, breach or termination thereof, shall be treated as “Confidential Information” in accordance with, and as defined by, the terms set forth in the Confidential Disclosure Agreement.

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IN WITNESS WHEREOF, Parent, Sub, the Company, the Principal Shareholders, the Escrow Agent and the Shareholder Representative have caused this Agreement to be signed, all as of the date first written above.

EPICOR SOFTWARE CORPORATION

By:	/s/ Vincent Lowder
Name:	Vincent Lowder
Title:	VP, Assistant General Counsel

STELLAR ACQUISITION CORPORATION

By:	/s/ John Ireland
Name:	John Ireland
Title:	President

SPECTRUM HUMAN RESOURCE SYSTEMS CORPORATION

By:	/s/ Sybll K. Romley
Name:	Sybll K. Romley
Title:	President & CEO

SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER

PRINCIPAL SHAREHOLDERS

/s/ Nancy E. Spoor
Nancy E. Spoor as Personal Representative of the Estate of James E. Spoor

/s/ Nancy E. Spoor
Nancy E. Spoor

/s/ Sybll K. Romley
Sybll K. Romley

ESCROW AGENT U.S. BANK NATIONAL ASSOCIATION

By:	/s/ Paula Oswald
Name:	Paula Oswald
Title:	Vice President

SHAREHOLDER REPRESENTATIVE

/s/ Sbyll K. Romley
Sybll K. Romley

SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER